Execution Version

CREDIT AGREEMENT
Dated as of November 27, 2018,

Among
EVERTEC, INC.,
as Parent,
EVERTEC Group, LLC,
as Borrower,
The Several Lenders
from Time to Time Parties Hereto,
and
BANK OF AMERICA, N.A.,
as Administrative Agent, Collateral Agent, Swingline Lender and L/C Issuer
__________________
BANK OF AMERICA, N.A.,
MERRILL LYNCH PIERCE, FENNER & SMITH INCORPORATED,
SUNTRUST ROBINSON HUMPHREY, INC.,
CITIBANK, N.A.,
GOLDMAN SACHS BANK USA, and
JPMORGAN CHASE BANK, N.A.,
as Joint Lead Arrangers and Joint Bookrunners,

DEUTSCHE BANK SECURITIES INC.,
as Joint Bookrunner

and

FIRSTBANK PUERTO RICO, and
SCOTIABANK DE PUERTO RICO,
as Co-Syndication Agents

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS

SECTION 1.01.	Defined Terms 1

SECTION 1.02.	Terms Generally 46

SECTION 1.03.	Accounting Terms 47

SECTION 1.04.	Exchange Rates; Currency Equivalents 48

SECTION 1.05.	Additional Alternative Currencies 48

SECTION 1.06.	Change of Currency 49

SECTION 1.07.	Times of Day; Rates 49

SECTION 1.08.	Letter of Credit Amounts 49

SECTION 1.09.	Limited Condition Transactions 50
ARTICLE II

THE CREDITS

SECTION 2.01.	Commitments. 51

SECTION 2.02.	Loans and Borrowings 51

SECTION 2.03.	Requests for Borrowings 52

SECTION 2.04.	Swingline Loans 52

SECTION 2.05.	Letters of Credit 54

SECTION 2.06.	[Reserved] 61

SECTION 2.07.	Funding of Borrowings 61

SECTION 2.08.	Interest Elections 62

SECTION 2.09.	Termination and Reduction of Commitments 63

SECTION 2.10.	Repayment of Loans; Evidence of Debt 64

SECTION 2.11.	Repayment of Term Loans and Revolving Facility Loans 64

SECTION 2.12.	Prepayment of Loans 66

SECTION 2.13.	Fees 69

SECTION 2.14.	Interest 70

SECTION 2.15.	Inability to Determine Rates 71

SECTION 2.16.	Increased Costs 71

SECTION 2.17.	Break Funding Payments 72

SECTION 2.18.	Taxes 73

SECTION 2.19.	Payments Generally; Pro Rata Treatment; Sharing of Set-offs 74

SECTION 2.20.	Mitigation Obligations; Replacement of Lenders 76

SECTION 2.21.	Illegality 77

SECTION 2.22.	Incremental Commitments 77

SECTION 2.23.	Extended Term Loans and Extended Revolving Commitments 79

SECTION 2.24.	Refinancing Term Loans 81

SECTION 2.25.	Replacement Revolving Commitments 82

SECTION 2.26.	Cash Collateral 84

SECTION 2.27.	Defaulting Lenders 85

SECTION 2.28.	Alternate Rate of Interest 86

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.01.	Organization; Powers 87

SECTION 3.02.	Authorization 88

SECTION 3.03.	Enforceability 88

SECTION 3.04.	Governmental Approvals 88

SECTION 3.05.	Financial Statements 88

SECTION 3.06.	No Material Adverse Effect 89

SECTION 3.07.	Title to Properties; Possession Under Leases 89

SECTION 3.08.	Subsidiaries 89

SECTION 3.09.	Litigation; Compliance with Laws 89

SECTION 3.10.	Federal Reserve Regulations 90

SECTION 3.11.	Investment Company Act 90

SECTION 3.12.	Use of Proceeds 90

SECTION 3.13.	Taxes 90

SECTION 3.14.	No Material Misstatements 90

SECTION 3.15.	Employee Benefit Plans 91

SECTION 3.16.	Environmental Matters 91

SECTION 3.17.	Security Documents 92

SECTION 3.18.	EEA Financial Institution 93

SECTION 3.19.	Solvency 93

SECTION 3.20.	Labor Matters 93

SECTION 3.21.	No Default 93

SECTION 3.22.	Intellectual Property; Licenses, Etc. 93

SECTION 3.23.	Senior Debt 94

SECTION 3.24.	Insurance 94

SECTION 3.25.	Anti-Money Laundering 94

SECTION 3.26.	Anti-Corruption and Sanctions 94
ARTICLE IV

CONDITIONS OF LENDING

SECTION 4.01.	All Credit Events 94

SECTION 4.02.	First Credit Event 95
ARTICLE V

AFFIRMATIVE COVENANTS

SECTION 5.01.	Existence; Businesses and Properties 97

SECTION 5.02.	Insurance 97

SECTION 5.03.	Taxes 98

SECTION 5.04.	Financial Statements, Reports, etc. 98

SECTION 5.05.	Litigation and Other Notices 100

SECTION 5.06.	Compliance with Laws 100

SECTION 5.07.	Maintaining Records; Access to Properties and Inspections 101

SECTION 5.08.	Use of Proceeds 101

SECTION 5.09.	Compliance with Environmental Laws 101

SECTION 5.10.	Further Assurances; Additional Security 101

SECTION 5.11.	Rating 103

SECTION 5.12.	Designation of Unrestricted Subsidiaries 103
ARTICLE VI

NEGATIVE COVENANTS

SECTION 6.01.	Indebtedness 104

SECTION 6.02.	Liens 107

SECTION 6.03.	[Reserved] 110

SECTION 6.04.	Investments, Loans and Advances 110

SECTION 6.05.	Mergers, Consolidations, Sales of Assets and Acquisitions 113

SECTION 6.06.	Restricted Payments 115

SECTION 6.07.	Transactions with Affiliates 116

SECTION 6.08.	Line of Business 118

SECTION 6.09.	Limitation on Payments and Modifications of Certain Indebtedness; Modifications of Organization Documents. 118

SECTION 6.10.	Financial Performance Covenant 119

SECTION 6.11.	Limitation on Dividend Blockers and Other Negative Pledges. 119

SECTION 6.12.	No Other “Designated Senior Debt” 120

SECTION 6.13.	Changes in Fiscal Year 120
ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01.	Events of Default 121

SECTION 7.02.	Application of Funds. 123
ARTICLE VIII

THE AGENTS

SECTION 8.01.	Appointment 124

SECTION 8.02.	Delegation of Duties 125

SECTION 8.03.	Exculpatory Provisions 125

SECTION 8.04.	Reliance by Agents 126

SECTION 8.05.	Notice of Default 126

SECTION 8.06.	Non-Reliance on Administrative Agent, Collateral Agent and Other Lenders 126

SECTION 8.07.	Indemnification 127

SECTION 8.08.	Agents in their Individual Capacity 127

SECTION 8.09.	Successor Agents 127

SECTION 8.10.	Payments Set Aside 128

SECTION 8.11.	Administrative Agent May File Proofs of Claim 128

SECTION 8.12.	Collateral and Guaranty Matters 129

SECTION 8.13.	Additional Agents 130

SECTION 8.14.	Intercreditor Agreements and Collateral Matters 130

SECTION 8.15.	Withholding Taxes 130

SECTION 8.16.	Certain ERISA Matters 131

SECTION 8.17.	Puerto Rico Filings 131

ARTICLE IX

MISCELLANEOUS

SECTION 9.01.	Notices; Communications 132

SECTION 9.02.	Survival of Agreement 133

SECTION 9.03.	Effectiveness 133

SECTION 9.04.	Successors and Assigns 133

SECTION 9.05.	Expenses; Indemnity 138

SECTION 9.06.	Right of Set-off 139

SECTION 9.07.	Applicable Law 140

SECTION 9.08.	Waivers; Amendment 140

SECTION 9.09.	Interest Rate Limitation 142

SECTION 9.10.	Entire Agreement 142

SECTION 9.11.	WAIVER OF JURY TRIAL 143

SECTION 9.12.	Severability 143

SECTION 9.13.	Counterparts 143

SECTION 9.14.	Headings 143

SECTION 9.15.	Jurisdiction; Consent to Service of Process 143

SECTION 9.16.	Confidentiality 144

SECTION 9.17.	Platform; Borrower Materials 145

SECTION 9.18.	Release of Liens, Guarantees and Pledges 146

SECTION 9.19.	Judgment Currency 146

SECTION 9.20.	USA PATRIOT Act Notice 147

SECTION 9.21.	No Advisory or Fiduciary Responsibility 147

SECTION 9.22.	Affiliated Lenders 148

SECTION 9.23.	Acknowledgement and Consent to Bail-In of EEA Financial Institutions 148

SECTION 9.24.	Flood Matters 149

Exhibits and Schedules
Exhibit A    Agreed Security Principles
Exhibit B     Form of Assignment and Acceptance
Exhibit C    Auction Procedures
Exhibit D    Form of Borrowing Request/Interest Rate Request
Exhibit E    Form of Swingline Borrowing Request
Exhibit F    Form of Affiliated Lender Assignment and Acceptance
Exhibit G    Form of Guarantee Agreement
Exhibit H    Form of Collateral Agreement
Exhibit I        Form of Perfection Certificate
Exhibit J        Form of First Lien Intercreditor Agreement
Exhibit K     Form of Global Intercompany Note
Exhibit L    Form of Compliance Certificate

Schedule 1.01A        Closing Date Security Documents
Schedule 1.01B        Existing Letters of Credit
Schedule 2.01        Closing Date Commitments
Schedule 3.04        Governmental Approvals
Schedule 3.09(b)        Compliance with Law
Schedule 4.02(b)        Local Counsel
Schedule 5.10(h)        Post-Closing Collateral Matters
Schedule 6.01        Existing Indebtedness
Schedule 6.02        Existing Liens
Schedule 6.04        Existing Investments
Schedule 6.07        Existing Transactions with Affiliates
Schedule 9.01        Notice Information

CREDIT AGREEMENT dated as of November 27, 2018 (this “Agreement”), among EVERTEC, Inc., a Puerto Rico corporation (“Parent”), EVERTEC Group, LLC, a Puerto Rico limited liability company (the “Borrower”), the Lenders party hereto from time to time and BANK OF AMERICA, N.A., as Administrative Agent, Collateral Agent, Swingline Lender and L/C Issuer.
WHEREAS, the Borrower has requested the Lenders to provide (a) tranche A term loans on the Closing Date in an aggregate principal amount not in excess of $220,000,000, (b) tranche B term loans on the Closing Date in an aggregate principal amount not in excess of $325,000,000 and (c) revolving credit loans, swingline loans and letters of credit in an aggregate principal amount at any time outstanding not in excess of $125,000,000;
NOW, THEREFORE, the Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
SECTION 1.01.     Defined Terms
.
As used in this Agreement, the following terms shall have the meanings specified below:
“ABR” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus ½ of 1% and (c) the Eurocurrency Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, the Eurocurrency Rate for any day shall be based on the Eurocurrency Rate at approximately 11:00 a.m. London time on such day; provided, further that if the ABR shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Any change in ABR due to a change in the Prime Rate, the Federal Funds Rate or the Eurocurrency Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or the Eurocurrency Rate, respectively.
“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.
“ABR Loan” shall mean any ABR Term Loan, ABR Revolving Loan or Swingline Loan.
“ABR Revolving Facility Borrowing” shall mean a Borrowing comprised of ABR Revolving Loans.
“ABR Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.
“ABR Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.
“Acquired Indebtedness” shall mean Indebtedness of any Person existing at the time that such Person becomes a Subsidiary, or is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder, or Indebtedness of any Person that is assumed by any Subsidiary in connection with an acquisition of assets from such Person permitted by Section 6.05; provided that such Indebtedness was not incurred in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation) or such acquisition.
“Additional Agents” shall mean the persons identified as the Joint Lead Arrangers, Joint Bookrunners and Co-Syndication Agents on the cover page of this Agreement.
“Additional Credit Extension Amendment” shall mean an amendment to this Agreement (which may be in the form of an amendment and restatement of this Agreement) providing for any Incremental Commitments pursuant to Section 2.22, Extended Term Loans and/or Extended Revolving Commitments pursuant to Section 2.23, Refinancing Term Loans pursuant to Section 2.24 and/or Replacement Revolving Commitments pursuant to Section 2.25, which shall be consistent with the applicable provisions of this Agreement (including the definition of “Class”) and otherwise reasonably satisfactory to the parties thereto. Each Additional Credit Extension Amendment shall be executed by the Administrative Agent, the Swingline Lender (to the extent Section 9.08 would require the consent of the Swingline Lender for any amendment effected in such Additional Credit Extension Amendment), the L/C Issuer (to the extent Section 9.08 would require the consent of the L/C Issuer for any amendment effected in such Additional Credit Extension Amendment), the Loan Parties and the other parties specified in the applicable Section of this Agreement (but not any other Lender not specified in the applicable Section of this Agreement), but shall not effect any amendments that would require the consent of each affected Lender or all Lenders pursuant to the proviso in Section 9.08(b) unless such consents have been obtained. Any Additional Credit Extension Amendment may include conditions for delivery of opinions of counsel and other documentation consistent with the conditions in Section 4.02 and certificates confirming satisfaction of conditions consistent with Section 4.01, all to the extent reasonably requested by the Administrative Agent or the other parties to such Additional Credit Extension Amendment.
“Additional Revolving Commitments” shall have the meaning assigned to such term in Section 2.22(a).
“Additional Term Loan Commitments” shall have the meaning assigned to such term in Section 2.22(a).
“Additional Term Loans” shall mean term loans made pursuant to Additional Term Loan Commitments.
“Adjustment Date” shall have the meaning assigned to such term in the definition of “Pricing Grid.”
“Administrative Agent” shall mean Bank of America in its capacity as administrative agent under any of the Loan Documents or any successor administrative agent.
“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.13(d).
“Administrative Agent’s Office” shall mean, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.01 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to Parent and the Lenders.
“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.
“Affiliated Lender” shall mean, at any time, any Lender that is the Sponsor or an Affiliate of the Sponsor (other than Parent or any of its subsidiaries or controlled Affiliates) at such time.
“Agent Parties” shall have the meaning assigned to such term in Section 9.17.
“Agents” shall mean the Administrative Agent and the Collateral Agent.
“Agreed Security Principles” shall mean the principles set forth on Exhibit A.
“Agreement” shall have the meaning assigned to such term in the preamble to this Agreement.
“Alternative Currency” shall mean any currency (other than Dollars) that is approved in accordance with Section 1.05.
“Alternative Currency Equivalent” shall mean, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.
“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to Parent or any of its subsidiaries from time to time concerning or relating to bribery or corruption.
“Anti-Money Laundering Laws” shall mean any and all laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes, case law or treaties applicable to Parent or any of its subsidiaries or Affiliates, related to terrorism financing or money laundering including any applicable provision of the USA PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).
“Applicable Commitment Fee” shall mean for any day 0.25% per annum; provided, that on and after the first Adjustment Date after the Closing Date, the Applicable Commitment Fee will be determined pursuant to the Pricing Grid.

“Applicable ECF Percentage” shall mean, with respect to any Excess Cash Flow Period, (a) if the Total Secured Net Leverage Ratio at the end of the Excess Cash Flow Period is greater than or equal to 2.25:1.00, 50%, (b) if the Total Secured Net Leverage Ratio at the end of the Excess Cash Flow Period is less than 2.25:1.00 but greater than or equal to 1.75:1.00, 25% and (c) if the Total Secured Net Leverage Ratio as the end of the Excess Cash Flow Period is less than 1.75:1.00, 0%.
“Applicable Margin” shall mean for any day (i) with respect to any Term A Loan, 2.25% per annum in the case of any Eurocurrency Loan and 1.25% per annum in the case of any ABR Loan, (ii) with respect to any Term B Loan, 3.50% per annum in the case of any Eurocurrency Loan and 2.50% per annum in the case of any ABR Loan and (iii) with respect to any Revolving Facility Loan, (A) 2.25% per annum in the case of any Eurocurrency Loan and (B) 1.25% per annum in the case of any ABR Loan and (iv) with respect to Swingline Loans, 1.25% per annum; provided, that on and after the first Adjustment Date after the Closing Date, the Applicable Margin with respect to any Term A Loan, Revolving Facility Loans and Swingline Loans will be determined pursuant to the Pricing Grid.
“Applicable Time” shall mean, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
“Approved Fund” shall have the meaning assigned to such term in Section 9.04(b).
“Asset Sale” shall mean any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any sale and leaseback of assets) to any person of any asset or assets of Parent or any Subsidiary.
“Assignee” shall have the meaning assigned to such term in Section 9.04(b).
“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Assignee, and accepted by the Administrative Agent and the Borrower (if required by Section 9.04), in the form of Exhibit B or such other form as shall be approved by the Administrative Agent and reasonably satisfactory to the Borrower.
“Auction” shall have the meaning assigned to such term in Section 2.12(g).
“Auction Manager” shall mean a Joint Lead Arranger, Joint Bookrunner or another investment bank of recognized standing selected by the Borrower and reasonably satisfactory to the Administrative Agent that will manage the Auction Prepayment Offer.
“Auction Notice” shall mean an auction notice given by the Borrower in accordance with the Auction Procedures with respect to an Auction Prepayment Offer.
“Auction Prepayment” shall have the meaning assigned to such term in Section 2.12(g).
“Auction Prepayment Offer” shall have the meaning assigned to such term in Section 2.12(g).
“Auction Procedures” shall mean the auction procedures with respect to Auction Prepayment Offers set forth in Exhibit C.
“Auto-Extension Letter of Credit” shall have the meaning assigned to such term in Section 2.05(b).
“Auto-Reinstatement Letter of Credit” shall have the meaning assigned to such term in Section 2.05(b).
“Availability Period” shall mean, with respect to each Class of Revolving Facility Loans, the period from and including the Closing Date to but excluding the earlier of the applicable Revolving Facility Maturity Date and, in the case of each of the Revolving Facility Loans, Revolving Facility Borrowings, Swingline Loans, Swingline Borrowings and Letters of Credit, the date of termination of the applicable Revolving Facility Commitments.
“Available Unused Commitment” shall mean, with respect to a Revolving Facility Lender at any time, an amount equal to the Dollar Equivalent of the amount by which (a) the Revolving Facility Commitment of such Revolving Facility Lender at such time exceeds (b) the Revolving Facility Credit Exposure of such Revolving Facility Lender at such time.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bank of America” shall mean Bank of America, N.A.
“Bankruptcy Code” shall mean Title 11 of the United State Code, as amended, or any similar federal or state law for the relief of debtors.
“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.
“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”
“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.
“Board of Directors” shall mean, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing or, in each case, any duly authorized committee of such body.
“Borrower” shall have the meaning assigned to such term in the preamble hereto, together with its permitted successors.
“Borrowing” shall mean a group of Loans of a single Type in a single currency under a single Class and made on a single date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.
“Borrowing Minimum” shall mean $1,000,000.
“Borrowing Multiple” shall mean $1,000,000.
“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit D.
“Budget” shall have the meaning assigned to such term in Section 5.04(e).
“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in the state where the Administrative Agent’s Office with respect to Loans denominated in Dollars is located and:
(a)    if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;
(b)    if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan, means a TARGET Day;

(c)    if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and
(d)    if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.
“Capital Expenditures” shall mean, for any person in respect of any period, the aggregate of all expenditures incurred by such person during such period that, in accordance with GAAP, are or should be included in “additions to property, plant or equipment” or similar items reflected in the statement of cash flows of such person.
“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other similar arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or financing leases on a balance sheet of such person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a person during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in accordance with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of such person and its subsidiaries.
“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuer, Swingline Lender or the Lenders (as applicable), as collateral for L/C Obligations, Obligations in respect of Swingline Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the Administrative Agent, the L/C Issuer or Swingline Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the L/C Issuer or the Swingline Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Interest Expense” shall mean, with respect to Parent and the Subsidiaries on a consolidated basis for any period, Interest Expense for such period to the extent such amounts are paid in cash for such period, excluding, without duplication, in any event (a) pay in kind Interest Expense or other non-cash Interest Expense (including as a result of the effects of purchase accounting), (b) to the extent included in Interest Expense, the amortization and write-off of any debt issuance costs, commissions, financing fees paid by, or on behalf of, Parent or any Subsidiary, including such fees paid in connection with the Transactions, and the expensing of any bridge, commitment or other financing fees, including those paid in connection with the Transactions, or any amendment of this Agreement, (c) the amortization of debt discounts, if any, or fees in respect of Swap Agreements and (d) any other expenses included in Interest Expense not paid in cash.
“Cash Management Agreement” shall mean any agreement relating to cash management services (including treasury, depository, overdraft, credit or debit card, electronic funds transfer, ACH services and other cash management arrangements).
“Change of Control” shall mean:
(a)    any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), other than any combination of the Permitted Holders, shall have beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of Voting Stock of Parent representing 50% or more of the voting power of the Voting Stock of Parent;
(b)    Parent shall cease to directly or indirectly own 100% of the Equity Interests of Borrower;
(c)    during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Parent (together with any new directors who were (i) nominated or appointed by the Board of Directors of Parent or (ii) approved by the Board of Directors of Parent as director candidates prior to their election to the Board of Directors of Parent) cease for any reason to constitute at least a majority of the Board of Directors of Parent; or

(d)    any “change of control” (or similar event) shall occur under any Material Indebtedness.
“Change in Law” shall mean (a) the adoption of any law, rule, regulation or treaty after the Closing Date, (b) any change in any law, rule, regulation or treaty or in the interpretation, implementation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or L/C Issuer (or, for purposes of Section 2.05(c)(i)(A) or 2.16(b), by any Lending Office of such Lender or by such Lender’s or L/C Issuer’s holding company, if any) with any written request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.
“Charges” shall have the meaning assigned to such term in Section 9.09.
“Class” shall mean (i) with respect to any Commitment, its character as a Revolving Facility Commitment, Extended Revolving Commitment, Replacement Revolving Commitment, Term A Loan Commitment, Term B Loan Commitment, Other Term A Loan Commitments, Other Term B Loan Commitments, commitment in respect of Extended Term Loans or commitment in respect of Refinancing Term Loans (whether established by way of new Commitments or by way of conversion or extension of existing Commitments or Loans) designated as a “Class” in an Additional Credit Extension Amendment and (ii) with respect to any Loan or Borrowing, whether such Loans or the Loans comprising such Borrowing, are made pursuant to the Revolving Facility Commitments, Extended Revolving Commitments or Replacement Revolving Commitments, Term A Loan, Term B Loan, Other Term A Loan, Other Term B Loan, Extended Term Loan or a Refinancing Term Loan (whether made pursuant to new Commitments or by way of conversion or extension of existing Loans) designated as a “Class” in an Additional Credit Extension Amendment; provided that notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the borrowing and repayment of Revolving Facility Loans shall be made on a pro rata basis across all Classes of Revolving Facility Commitments (except to the extent that any applicable Additional Credit Extension Amendment pursuant to Section 2.23 or 2.25 provides that the Class of Revolving Facility Loans established thereunder shall be entitled to less than pro rata repayments), and any termination of Revolving Facility Commitments shall be made on a pro rata basis across all Classes of Revolving Facility Commitments (except to the extent that any applicable Additional Credit Extension Amendment pursuant to Section 2.23 or 2.25 provides that the Class of Revolving Facility Commitments established thereunder shall be entitled to less than pro rata treatment). Commitments or Loans that have different maturity dates, pricing (other than upfront fees and other similar fees) or other terms shall be designated separate Classes. There shall be a maximum of three Classes of Revolving Facility Commitments.
“Closing Date” shall mean November 27, 2018, the date of the initial borrowings hereunder.
“Code” shall mean the Internal Revenue Code of 1986.
“Collateral” shall mean all the “Collateral” (or equivalent term) as defined in any Security Document and shall also include the Mortgaged Properties and all other property that is now or hereafter subject to any Lien in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to any Security Documents and which has not been released from such Lien in accordance with the Loan Documents at the time of determination.
“Collateral Agent” shall mean Bank of America in its capacity as collateral agent for the Secured Parties under this Agreement and the Security Documents, or any successor collateral agent pursuant hereto and thereto.
“Collateral Agreement” shall mean the Collateral Agreement, dated as of the Closing Date, among the Loan Parties and the Collateral Agent, substantially in the form of Exhibit H.
“Collateral Requirement” shall mean the requirement that (in each case subject to Section 5.10(g) and the Agreed Security Principles):
(a)    on the Closing Date, the Collateral Agent shall have received (x) the Security Documents set forth on Schedule 1.01A from the parties set forth thereon and (y) from each Loan Party, a counterpart of the Guarantee Agreement duly executed and delivered on behalf of such person;

(b)    on the Closing Date, (i) the Collateral Agent shall have received a pledge of all the issued and outstanding Equity Interests of (x) the Borrower and (y) each Subsidiary owned on the Closing Date directly by any Loan Party and (ii) the Collateral Agent shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank (to the extent appropriate in the applicable jurisdiction);
(c)    (i) on the Closing Date and at all times thereafter, all Indebtedness of Parent and each Subsidiary having, in the case of each instance of Indebtedness, an aggregate principal amount in excess of $5,000,000 (other than (A) intercompany current liabilities in connection with the cash management operations of Parent and its Subsidiaries or (B) to the extent that a pledge of such promissory note or instrument would violate applicable law) that is owing to any Loan Party shall be evidenced by a promissory note or an instrument and shall have been pledged pursuant to the Collateral Agreement (or other applicable Security Document as reasonably required by the Collateral Agent), and (ii) the Collateral Agent shall have received all such promissory notes or instruments, together with note powers or other instruments of transfer with respect thereto endorsed in blank (to the extent appropriate in the applicable jurisdiction);
(d)    in the case of any person that becomes a Subsidiary after the Closing Date, subject to Section 5.10(g) and the Agreed Security Principles, the Collateral Agent shall have received (i) a supplement to the applicable Guarantee Agreement and (ii) a supplement to the Collateral Agreement (or other applicable Security Document as reasonably required by the Collateral Agent), as applicable, in the form specified therein or otherwise reasonably acceptable to the Administrative Agent, duly executed and delivered on behalf of such Subsidiary;
(e)    after the Closing Date, (i) all the outstanding Equity Interests of (A) any person that becomes a Subsidiary Loan Party after the Closing Date and (B) subject to Section 5.10(g) and the Agreed Security Principles, all the Equity Interests that are acquired by a Loan Party after the Closing Date, shall have been pledged pursuant to the Collateral Agreement (or other applicable Security Document as reasonably required by the Collateral Agent) and (ii) the Collateral Agent shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank (to the extent appropriate in the applicable jurisdiction);
(f)    on the Closing Date and at all times thereafter, except as otherwise contemplated by any Security Document, all documents and instruments, including Uniform Commercial Code financing statements or equivalent filings in foreign jurisdictions, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or the recording concurrently with, or promptly following, the execution and delivery of each such Security Document;
(g)    after the Closing Date (solely to the extent required by Section 5.10(c) or 5.10(d)), the Collateral Agent shall have received (i) counterparts of each Mortgage to be entered into with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property and suitable for recording or filing and (ii) such other documents including, but not limited to, any consents, agreements and confirmations of third parties, as the Collateral Agent may reasonably request with respect to any such Mortgage or Mortgaged Property and evidence that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably acceptable to the Collateral Agent;
(h)    after the Closing Date, the Collateral Agent shall have received (i) in the case of any Mortgaged Property located in the United States or any territory thereof, or any foreign jurisdiction with respect to which title insurance is available and customarily obtained in connection with transactions similar to the Transactions, a policy or policies or marked up unconditional binder of title insurance or the foreign equivalent thereof, as applicable, paid for by a Loan Party, issued by one or more title insurance companies reasonably acceptable to the Collateral Agent insuring the Liens of each Mortgage as a valid first lien on the Mortgaged Property described therein, free of other Liens except Permitted Liens, together, with such customary endorsements (to the extent available in the subject jurisdiction and including zoning endorsements where reasonably appropriate and available) as the Collateral Agent may reasonably request or (ii) in any foreign jurisdiction to the extent title insurance is not so available and customarily obtained, but a title opinion is customarily obtained (and can be so obtained at a commercially reasonable cost), a title opinion covering the matters customarily covered in title opinions in the applicable jurisdiction, in form and substance reasonably acceptable to the Collateral Agent;

(i)    after the Closing Date (solely to the extent a Mortgage on such property is required by Section 5.10(c) or 5.10(d)), the Collateral Agent shall have received a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property located in the United States (together with a notice about special flood hazard area status and flood disaster assistance) duly executed by the applicable Loan Party relating thereto;
(j)    after the Closing Date (solely to the extent required by Section 5.10(c) or 5.10(d)), the Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.02 and any applicable provisions of the Security Documents, including, without limitation, flood insurance policies, each of which shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement or other similar endorsement in each applicable jurisdiction (to the extent applicable) and shall name the Collateral Agent as loss payee, mortgagee, and/or additional insured, as applicable, in form and substance reasonably satisfactory to the Administrative Agent;
(k)    on the Closing Date, the Collateral Agent shall have received evidence of the insurance required by the terms of this Agreement and the Mortgages;
(l)    except as otherwise contemplated by this Agreement or any Security Document, each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with (i) the execution and delivery of all Security Documents (or supplements thereto) to which it is a party and the granting by it of the Liens thereunder and (ii) the performance of its obligations thereunder; and
(m)    after the Closing Date, the Collateral Agent shall have received (i) such other Security Documents as may be required to be delivered pursuant to Section 5.10, and (ii) upon reasonable request by the Collateral Agent, evidence of compliance with any other requirements of Section 5.10.
“Commitment Fee” shall have the meaning assigned to such term in Section 2.13(a).
“Commitments” shall mean, with respect to any Lender, such Lender’s Revolving Facility Commitment, Term A Loan Commitment, Term B Loan Commitment, Incremental Term Loan Commitment, commitment in respect of Extended Term Loans or commitment in respect of Refinancing Term Loans.
“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor thereto.
“Compliance Certificate” shall mean a certificate of a Financial Officer of Parent substantially in the form of Exhibit L hereto, with such changes thereto as may be agreed by the Administrative Agent.
“Conduit Lender” shall mean any special purpose entity organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender; provided, further, that a Conduit Lender shall be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 9.05 (subject to the limitations and requirements of those Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.04(b) but no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.16, 2.17, 2.18 or 9.05 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender unless the designation of such Conduit Lender was made with the prior written consent of the Borrower (not to be unreasonably withheld or delayed) or (b) be deemed to have any Commitment.
“Consolidated Debt” at any date shall mean the sum of (without duplication) all Indebtedness (other than letters of credit or bank guarantees, to the extent undrawn) consisting of Capital Lease Obligations, Indebtedness for borrowed money and Disqualified Stock of Parent and the Subsidiaries determined on a consolidated basis on such date.
“Consolidated Net Income” shall mean, with respect to any person for any period, the aggregate of the Net Income of such person and its subsidiaries for such period, on a consolidated basis; provided that, without duplication,

(i)any net after tax extraordinary, nonrecurring or unusual gains or losses or income or expense or charge (less all fees and expenses relating thereto), including, without limitation, any severance, relocation or other restructuring expenses, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, fees, expenses or charges relating to facilities closing costs, curtailments or modifications to pension and post-retirement employee benefit plans, excess pension charges, acquisition integration costs, facilities opening costs, project start-up costs, business optimization costs, in each case, shall be excluded,
(ii)any net after-tax income or loss from disposed, abandoned, transferred, closed or discontinued operations and any net after-tax gain or loss on disposal of disposed, abandoned, transferred, closed or discontinued operations, shall be excluded,
(iii)    any net after-tax gain or loss (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by Parent) shall be excluded,
(iv)    any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness, Swap Agreements or other derivative instruments shall be excluded,
(v)        (A) the Net Income for such period of any person that is not a Subsidiary of such person, or is an Unrestricted Subsidiary or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent person or a Subsidiary thereof (other than an Unrestricted Subsidiary of such referent person) in respect of such period and (B) the Net Income for such period shall include any ordinary course dividend, distribution or other payment in cash received from any person in excess of the amounts included in clause (A) which is distributed within six months of the end of the fiscal year in which it is earned,
(vi)    Consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,
(vii)    effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such person and its Subsidiaries) in component amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,
(viii)    any impairment charges or asset write-offs (other than write-offs of inventory and accounts receivable), in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP, shall be excluded,
(ix)    any (a) non-cash compensation charges or expenses or (b) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights shall be excluded,
(x)    non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations shall be excluded,
(xi)    any currency translation gains and losses related to currency remeasurements, including but not limited to, Indebtedness, and any net loss or gain resulting from Swap Agreements for currency exchange risk, shall be excluded,
(xii)    the non-cash portion of “straight-line” rent expense shall be excluded, and the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included,
(xiii)    to the extent covered by insurance and actually reimbursed, or, so long as such person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded,
(xiv)    non-cash charges for deferred tax asset valuation allowances shall be excluded, and

(xv)    the Net Income for such period of any subsidiary of such person shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such subsidiary or its equityholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived.
“Consolidated Total Assets” shall mean, as of any date, the total assets of Parent and the Subsidiaries, determined on a consolidated basis in accordance with GAAP.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controls” and “Controlled” shall have meanings correlative thereto.
“Credit Event” shall have the meaning assigned to such term in Article IV.
“Cumulative Credit” shall mean, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication (and without duplication of amounts that otherwise increased the amount available for Investments pursuant to Section 6.04):
(a)    $154,000,000, plus
(b)    the Cumulative Excess Cash Flow Amount on such date of determination, plus
(c)    the cumulative amount of net cash proceeds received after the Closing Date and on or prior to such time from the sale of Equity Interests (other than Disqualified Stock) of Parent; provided, that this clause (c) shall exclude any proceeds of sales of Equity Interests financed as contemplated by Section 6.04(e)(iii), proceeds of Equity Interests used to make Investments pursuant to Section 6.04(s), proceeds of Equity Interests used to make a Restricted Payment in reliance on clause (x) of the first proviso to Section 6.06(c) and any amounts used to finance the payments or distributions in respect of any Junior Financing pursuant to Section 6.09(b)(iii), plus
(d)    100% of the aggregate principal amount of any Indebtedness (including the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock) of Parent or any Subsidiary issued after the Closing Date (other than Indebtedness issued to a Subsidiary), which has been converted into or exchanged for Equity Interests (other than Disqualified Stock) in Parent; provided that this clause (d) shall exclude the conversion or exchange of any Junior Financing to Equity Interest pursuant to Section 6.09(b)(iii), plus
(e)    100% of the aggregate amount received by Parent or any Subsidiary in cash (and the fair market value (as determined in good faith by Parent) of property other than cash received by Parent or any Subsidiary) after the Closing Date from:
(i)    the sale (other than to Parent or any Subsidiary) of the Equity Interests of an Unrestricted Subsidiary, or
(ii)    any dividend or other distribution by an Unrestricted Subsidiary, plus
(f)    in the event any Unrestricted Subsidiary has been redesignated as a Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, Parent or any Subsidiary, the fair market value (as determined in good faith by the Parent) of the Investments of Parent or any Subsidiary in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), plus
(g)    an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by Parent or any Subsidiary in respect of any Investments made pursuant to Section 6.04(j), minus
(h)    any amounts thereof used to make Investments pursuant to Section 6.04(j)(ii) after the Closing Date and prior to such time, minus

(i)    any amounts thereof used to make Restricted Payments pursuant to Section 6.06(e) after the Closing Date and prior to such time, minus
(j)    any amounts thereof used to make payments or distributions in respect of Junior Financings pursuant to Section 6.09(b)(iv)(y).
“Cumulative Excess Cash Flow Amount” shall mean, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to the sum, for each Excess Cash Flow Period, (x) Excess Cash Flow for such Excess Cash Flow Period minus (y) the Applicable ECF Percentage of Excess Cash Flow for such Excess Cash Flow Period.
“Current Assets” shall mean, with respect to Parent and the Subsidiaries on a consolidated basis at any date of determination, all assets (other than cash and Permitted Investments or other cash equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of Parent and the Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits.
“Current Liabilities” shall mean, with respect to Parent and the Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of Parent and the Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any Indebtedness, (b) accruals of Interest Expense (excluding Interest Expense that is due and unpaid), (c) accruals for current or deferred Taxes based on income or profits, (d) accruals, if any, of transaction costs resulting from the Transactions, (e) accruals of any costs or expenses related to bonuses, pension and other post-retirement benefit obligations, and (f) accruals for add-backs to EBITDA included in clauses (a)(iv) through (a)(vi) of the definition of such term.
“Damages” shall have the meaning assigned to such term in Section 9.05(b).
“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Declined Amounts” shall have the meaning assigned to such term in Section 2.12(e).
“Default” shall mean any event or condition which, but for the giving of notice, lapse of time or both would constitute an Event of Default.
“Defaulting Lender” shall mean, subject to Section 2.27(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any L/C Issuer, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the L/C Issuer or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become, or has a direct or indirect parent company that has become, the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.27(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the L/C Issuers, the Swingline Lender and each other Lender promptly following such determination.
“Delaware LLC” shall mean any limited liability company organized or formed under the laws of the State of Delaware.
“Delaware Divided LLC” shall mean any Delaware LLC which has been formed upon consummation of a Delaware LLC Division.
“Delaware LLC Division” shall mean the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.
“Designated Non-Cash Consideration” shall mean the fair market value (as determined in good faith by Parent) of non-cash consideration received by Parent or one of its Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation, less the amount of cash or cash equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.
“Disinterested Director” shall mean, with respect to any person and transaction, a member of the Board of Directors of such person who does not have any material direct or indirect financial interest in or with respect to such transaction.
“Disqualified Stock” shall mean, with respect to any person, any Equity Interests of such person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior Payment in Full), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash or (d) at the option of the holders thereof, is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in each case, prior to the date that is ninety-one (91) days after the earlier of (x) the then Latest Maturity Date and (y) the date of Payment in Full; provided, however, that (i) only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; (ii) if such Equity Interests are issued to any employee or to any plan for the benefit of employees of Parent or any Subsidiary or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by Parent in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; and (iii) any class of Equity Interests of such person that by its terms authorizes such person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.
“Dollar Equivalent” shall mean, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.
“Dollars” or “$” shall mean lawful money of the United States of America.
“EBITDA” shall mean, with respect to Parent and the Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of Parent and the Subsidiaries for such period plus (a) the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) through (viii) of this clause (a) otherwise reduced such Consolidated Net Income for the respective period for which EBITDA is being determined):
(i)    provision for Taxes based on income, profits or capital of Parent and the Subsidiaries for such period, including, without limitation, state franchise and similar Taxes and foreign withholding Taxes,
(ii)    Interest Expense (and to the extent not included in Interest Expense, (x) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock or Disqualified Stock and (y) costs of surety bonds in connection with financing activities) of Parent and the Subsidiaries for such period (net of interest income of Parent and its Subsidiaries for such period),
(iii)    depreciation and amortization expenses of Parent and the Subsidiaries for such period including, without limitation, the amortization of intangible assets, deferred financing fees and Capitalized Software Expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits,
(iv)    any expenses or charges (other than depreciation or amortization expense as described in the preceding clause (iii)) related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the incurrence, modification or repayment of Indebtedness permitted to be incurred by the Existing Credit Agreement and this Agreement (including a refinancing thereof) (whether or not successful), including (x) such fees, expenses or charges related to the incurrence of the obligations under the Existing Credit Agreement and the Obligations and (y) any amendment or other modification of the Obligations or other Indebtedness,
(v)    business optimization expenses and other restructuring charges or reserves (which, for the avoidance of doubt, shall include those related to facility closure, facility consolidations, retention, severance, systems establishment costs, contract termination costs, future lease commitments and excess pension charges),
(vi)    any other non-cash charges (excluding the write off of any receivables or inventory); provided, that, for purposes of this subclause (vi) of this clause (a), any non-cash charges or losses shall be treated as cash charges or losses in any subsequent period during which cash disbursements attributable thereto are made (but excluding, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period),
(vii)    any costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of Parent or net cash proceeds of an issuance of Equity Interests of Parent (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation of the Cumulative Credit, and
(viii)    any deductions (less any additions) attributable to minority interests except, in each case, to the extent of cash paid (or received), minus (b) the sum of (without duplication and to the extent the amounts described in this clause (b) increased such Consolidated Net Income for the respective period for which EBITDA is being determined) non-cash items increasing Consolidated Net Income of Parent and the Subsidiaries for such period (but excluding the recognition of deferred revenue or any such items (x) in respect of which cash was received in a prior period or will be received in a future period or (y) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period).
For purposes of determining EBITDA under this Agreement, before giving effect, on a Pro Forma Basis, to any relevant transaction (within the meaning of the definition of “Pro Forma Basis”) occurring after the Closing Date, EBITDA for the fiscal quarter ended December 31, 2017 shall be deemed to be $37,028,706, EBITDA for the fiscal quarter ended March 31, 2018 shall be deemed to be $53,968,502, EBITDA for the fiscal quarter ended June 30, 2018 shall be deemed to be $53,767,377 and EBITDA for the fiscal quarter ended September 30, 2018 shall be deemed to be $52,103,224.
“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway and any other state that is a member of the European Economic Area.
“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Person” shall mean any person other than (i) Parent or any of its Affiliates, (ii) a natural person or any holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person, (iii) any Defaulting Lender or (iv) an Ineligible Institution.
“EMU” shall mean the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.
“EMU Legislation” shall mean the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.
“Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water), the land surface or subsurface strata, natural resources such as flora and fauna, and wetlands, the workplace or as otherwise defined in any Environmental Law.
“Environmental Laws” shall mean all applicable laws (including common law), rules, regulations, codes, ordinances, orders, decrees or judgments, promulgated or entered into by any Governmental Authority, relating in any way to the Environment, the generation, management, Release or threatened Release of, or exposure to, any Hazardous Material or to human health and safety (to the extent relating to the Environment or Hazardous Materials).
“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing; provided that Equity Interests shall not include any debt securities that are convertible into or exchangeable for any Equity Interests.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time and any final regulations promulgated and the rulings issued thereunder.
“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with Parent or a Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” shall mean (a) any Reportable Event or the requirements of Section 4043(b) of ERISA apply with respect to a Plan; (b) the failure to meet the minimum funding standard under Section 412 of the Code or Section 302 of ERISA with respect to a Plan, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the incurrence by Parent, any of its Subsidiaries or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the receipt by Parent, any of its Subsidiaries or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (f) the incurrence by Parent, any of its Subsidiaries or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan (including a cessation of operations that is treated as a withdrawal under Section 4062(e) of ERISA) or Multiemployer Plan; (g) the receipt by Parent, any of its Subsidiaries or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Parent, any of its Subsidiaries or any ERISA Affiliate of any notice, concerning the impending imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; or (i) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA (as in effect prior to the effective date of the Pension Act).
“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Euro” shall mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.
“Eurocurrency Borrowing” shall mean a Borrowing comprised of Eurocurrency Loans.
“Eurocurrency Loan” shall mean any Eurocurrency Term Loan or Eurocurrency Revolving Loan.

“Eurocurrency Rate” shall mean, with respect to any Eurocurrency Loan for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes of the administration of such rate for Dollars or any Alternative Currency for a period equal in length to such Interest Period), which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in Dollars or the applicable Alternative Currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Eurocurrency Revolving Facility Borrowing” shall mean a Borrowing comprised of Eurocurrency Revolving Loans.
“Eurocurrency Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the Eurocurrency Rate in accordance with the provisions of Article II.
“Eurocurrency Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Eurocurrency Rate in accordance with the provisions of Article II.
“Event of Default” shall have the meaning assigned to such term in Section 7.01.
“Excess Cash Flow” shall mean, with respect to Parent and the Subsidiaries on a consolidated basis for any Excess Cash Flow Period, EBITDA of Parent and the Subsidiaries on a consolidated basis for such Excess Cash Flow Period, minus, without duplication,
(a)    Cash Interest Expense of Parent and the Subsidiaries for such Excess Cash Flow Period,
(b)    permanent repayments or prepayments of any Indebtedness (other than repayments of revolving loans unless accompanied by a corresponding permanent reduction in revolving commitments) made in cash by Parent or any Subsidiary during such Excess Cash Flow Period (other than any mandatory or voluntary prepayment or Auction Prepayments of the Loans), but only to the extent that the Indebtedness so prepaid cannot be reborrowed or redrawn and such prepayments do not occur in connection with a refinancing of all or any portion of such Indebtedness,
(c)    (i) Capital Expenditures by Parent and the Subsidiaries on a consolidated basis during such Excess Cash Flow Period that are paid in cash, (ii) Capitalized Software Expenditures, and (iii) the aggregate consideration paid in cash during the Excess Cash Flow Period in respect of Permitted Business Acquisitions and other Investments permitted hereunder less any amounts received in respect thereof as a return of capital,
(d)    Taxes paid in cash by Parent and the Subsidiaries on a consolidated basis during such Excess Cash Flow Period,
(e)    an amount equal to any increase in Working Capital of Parent and the Subsidiaries for such Excess Cash Flow Period,
(f)    amounts paid in cash during such Excess Cash Flow Period on account of (A) items that were accounted for as non-cash reductions of Net Income in determining Consolidated Net Income or as non-cash reductions of Consolidated Net Income in determining EBITDA of Parent and the Subsidiaries in a prior Excess Cash Flow Period and (B) reserves or accruals established in purchase accounting,
(g)    to the extent not deducted in the computation of Net Proceeds in respect of any asset disposition or condemnation giving rise thereto, the amount of any mandatory prepayment of Indebtedness (other than Indebtedness created hereunder or under any other Loan Document), together with any interest, premium or penalties required to be paid (and actually paid) in connection therewith,
(h)    Restricted Payments made in cash pursuant to Sections 6.06(c), (f), (g), (h) and (i) during such Excess Cash Flow Period; and
(i)    the amount related to items that were added to or not deducted from Net Income in calculating Consolidated Net Income or were added to or not deducted from Consolidated Net Income in calculating EBITDA to the extent such items represented a cash payment (which had not reduced Excess Cash Flow upon the accrual thereof in a prior Excess Cash Flow Period), or an accrual for a cash payment, by Parent and the Subsidiaries or did not represent cash received by Parent and the Subsidiaries, in each case on a consolidated basis during such Excess Cash Flow Period, plus, without duplication,
(j)    an amount equal to any decrease in Working Capital for such Excess Cash Flow Period,
(k)    all amounts referred to in clauses (b) and (c) above to the extent funded with the proceeds of the issuance or the incurrence of Indebtedness (including Capital Lease Obligations and purchase money Indebtedness, but excluding, solely as relating to Capital Expenditures, proceeds of Revolving Facility Loans), the sale or issuance of any Equity Interests (including any capital contributions) and any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any sale and leaseback of assets and any mortgage or lease of Real Property) to any person of any asset or assets, in each case to the extent there is a corresponding deduction from Excess Cash Flow above,
(l)    any extraordinary or nonrecurring gain realized in cash during such Excess Cash Flow Period (except to the extent such gain consists of Net Proceeds subject to Section 2.12(b)),
(m)    to the extent deducted in the computation of EBITDA, cash interest income, and
(n)    the amount related to items that were deducted from or not added to Net Income in connection with calculating Consolidated Net Income or were deducted from or not added to Consolidated Net Income in calculating EBITDA to the extent either (i) such items represented cash received by Parent or any Subsidiary or (ii) such items do not represent cash paid by Parent or any Subsidiary, in each case on a consolidated basis during such Excess Cash Flow Period.
For the avoidance of doubt, Excess Cash Flow shall not be calculated on a Pro Forma Basis.
“Excess Cash Flow Period” shall mean each fiscal year of Parent, commencing with the fiscal year ending December 31, 2019.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time and any successor thereto.
“Excluded Indebtedness” shall mean all Indebtedness not incurred in violation of Section 6.01 (other than Refinancing Term Loans and Indebtedness incurred pursuant to Section 6.01(r)(i)).
“Excluded Property” shall have the meaning assigned to such term in the Collateral Agreement.
“Excluded Subsidiary” shall mean (a) any Unrestricted Subsidiary, (b) any subsidiary that is not a Wholly-Owned Subsidiary and (c) any Immaterial Subsidiary designated as an Excluded Subsidiary (i) on the Perfection Certificate delivered on the Closing Date or (ii) pursuant to an Officer’s Certificate delivered to the Administrative Agent after the Closing Date.
“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 3 of the Guarantee Agreement, any other keepwell, support, or other agreement for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Specified Loan Parties) at the time the Guarantee of such Guarantor becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, any Swingline Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, the following Taxes:

(a)    Taxes imposed on (or measured by) its net income or franchise Taxes imposed on (or measured by) its overall gross income by a jurisdiction as a result of such recipient being organized or having its principal office located in or, in the case of any Lender, having its applicable Lending Office located in, such jurisdiction (or any political subdivision thereof) or as a result of any other present or former connection with such jurisdiction (including as a result of such Lender engaging in a trade or business in (or being resident in) such jurisdiction for tax purposes) but excluding any connection with such jurisdiction arising solely from such recipient having executed, delivered, enforced, become a party to, performed its obligations, received payments, received or perfected a security interest under, and/or engaged in any other transaction pursuant to, any Loan Document),
(b)    any Taxes in the nature of the branch profits tax imposed by Section 884(a) of the Code that is imposed by any jurisdiction described in clause (a) above,
(c)    any withholding Tax that is attributable to a Lender’s, Swingline Lender’s or L/C Issuer’s failure to comply with Section 2.18(e) and (f), and
(d)    any Taxes imposed pursuant to FATCA.
“Existing Class” shall mean a Class of Existing Term Loans or a Class of Existing Revolving Commitments.
“Existing Credit Agreement” shall mean the Credit Agreement, dated as of April 17, 2013, as amended prior to the Closing Date, among the Borrower, EVERTEC Intermediate Holdings, LLC, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent for such lenders.
“Existing Letter of Credit” shall mean the Letters of Credit originally issued under the Existing Credit Agreement and set forth on Schedule 1.01B.
“Existing Revolving Commitments” shall have the meaning assigned to such term in Section 2.23(b).
“Existing Term Loans” shall have the meaning assigned to such term in Section 2.23(a).
“Extended Class” shall mean a Class of Extended Term Loans or a Class of Extended Revolving Commitments.
“Extended Revolving Commitments” shall have the meaning assigned to such term in Section 2.23(b).
“Extended Term Loans” shall have the meaning assigned to such term in Section 2.23(a).
“Extending Lender” shall have the meaning assigned to such term in Section 2.23(c).
“Extension Effective Date” shall have the meaning assigned to such term in Section 2.23(c).
“Extension Election” shall have the meaning assigned to such term in Section 2.23(c).
“Extension Request” means a Revolving Extension Request or a Term Extension Request.
“Facility” shall mean the respective facility and commitments utilized in making Loans and credit extensions hereunder, it being understood that as of the Closing Date there are three Facilities, i.e., the Term A Facility, the Term B Facility and the Revolving Facility (and no Incremental Term Facility), and thereafter, may include any Incremental Term Facility, any Class of Refinancing Term Loans and any Class of Replacement Revolving Commitments.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations promulgated thereunder or official interpretations thereof and any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any intergovernmental agreement or treaty (and any related law, regulation or official administrative guidance) among Governmental Authorities implementing such Sections of the Code.
“Federal Funds Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal

Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
“Fee Letter” shall mean that certain Fee Letter dated November 3, 2018 by and among the Borrower, Merrill Lynch Pierce, Fenner & Smith Incorporated and the Administrative Agent.
“Fees” shall mean the Commitment Fees, the L/C Participation Fees, the L/C Issuer Fees and the Administrative Agent Fees.
“Financial Officer” of any person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such person.
“Financial Performance Covenant” shall mean the covenant set forth in Section 6.10.
“FIRREA” shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.
“First Lien Intercreditor Agreement” shall mean an intercreditor agreement among the holders of First Lien Obligations or their representatives, substantially in the form of Exhibit J, with such changes thereto as may be agreed by the Administrative Agent.
“First Lien Obligations” shall mean the Obligations and the Other First Lien Obligations.
“First Lien Secured Net Debt” at any date shall mean (a) the aggregate principal amount of Consolidated Debt of Parent and its Subsidiaries outstanding at such date (after giving effect to all incurrences and repayment of all Indebtedness on such date) that consists of, without duplication, (i) Capital Lease Obligations and (ii) other Indebtedness that in each case is then secured by Liens on property or assets of Parent or its Subsidiaries (other than (x) property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby and (y) Liens that are expressly subordinated to the Liens securing the Obligations), less (b) up to $60,000,000 of unrestricted cash and cash equivalents (determined in accordance with GAAP) of Parent and its Subsidiaries at such date (after giving effect to all transactions to occur on such date).
“First Lien Secured Net Leverage Ratio” shall mean, on any date, the ratio of (a) First Lien Secured Net Debt as of such date to (b) EBITDA for the Test Period most recently ended as of such date, all determined on a consolidated basis in accordance with GAAP.
“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto, and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.
“Fronting Exposure” shall mean at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Revolving Facility Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Facility Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, subject to the provisions of Section 1.03.
“Global Intercompany Note” shall mean a promissory note executed by Parent and the Subsidiaries, substantially in the form of Exhibit K.
“Governmental Authority” shall mean any federal, state, commonwealth, provincial, municipality, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body (for the avoidance of doubt, “Governmental Authority” shall include any court or governmental agency, authority, instrumentality or regulatory or legislative body of the Commonwealth of Puerto Rico and any subdivision thereof).

“Guarantee” of or by any person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of the guarantor securing any Indebtedness (or any existing right, contingent or otherwise, of the holder of Indebtedness to be secured by such a Lien) of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor; provided, however, the term “Guarantee” shall not include endorsements for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted by this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.
“Guarantee Agreement” shall mean (i) the Guarantee Agreement, dated as of the Closing Date, among the Loan Parties party thereto and the Administrative Agent, substantially in the form of Exhibit G, and (ii) any additional guarantee agreement governed by the laws of a non-U.S. jurisdiction in accordance with the Agreed Security Principles.
“Guarantors” shall mean, collectively, (a) Parent, (b) the Subsidiary Loan Parties and (c) with respect to the payment and performance of the Secured Obligations (other than of the Borrower), the Borrower.
“guarantor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”
“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including, without limitation, explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas, of any nature subject to regulation, or which can give rise to liability under, any Environmental Law.
“ISP” shall mean the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).
“Immaterial Subsidiary” shall mean any subsidiary that, together with its subsidiaries, did not (a) have assets with an aggregate value in excess of 4.0% of the Consolidated Total Assets as of the last day of the fiscal quarter of Parent most recently ended or EBITDA (for such subsidiary and its subsidiaries) representing in excess of 5.0% of EBITDA (for Parent and the Subsidiaries on a consolidated basis) for the Test Period most recently ended or (b) taken together with all other Immaterial Subsidiaries, have assets with an aggregate value in excess of 10.0% of Consolidated Total Assets as of the last day of the fiscal quarter of Parent most recently ended or EBITDA representing in excess of 10.0% of EBITDA (for Parent and the Subsidiaries on a consolidated basis) for the Test Period most recently ended.
“Incremental Amount” shall mean, on or after the Closing Date, the sum of (a) the greater of (X) $200,000,000 and (Y) at the time of incurrence under Section 2.22 or 6.01(v), 100% of EBITDA on a Pro Forma Basis for the Test Period most recently ended, plus (b) the amount of any voluntary prepayment of any Term Loans (including the amount of actual cash expended in connection with any Auction Prepayment pursuant to Section 2.12(g)) and/or any permanent reduction of the Revolving Facility Commitments; provided that the relevant prepayment or reduction is not funded with the proceeds of any long-term Indebtedness (other than any Revolving Facility Loan or Swingline Loan), plus (c) the maximum principal amount of Indebtedness that may be incurred at such time that would not cause the First Lien Secured Net Leverage Ratio on a Pro Forma Basis to exceed 3.25 to 1.00; provided that in calculating the First Lien Secured Net Leverage Ratio for purposes of this definition only, (i) all Revolving Facility Commitments shall be assumed to be fully drawn and (ii) the cash proceeds of any Incremental Commitments incurred on such date shall be excluded in the calculation of the First Lien Secured Net Leverage Ratio. The Borrower may select use of the Incremental Amount between clauses (a), (b) and (c) in such order as it determines (which shall be specified in the applicable Additional Credit Extension Amendment) and, in the case of a concurrent use of clauses (a) or (b) and clause (c), the amount utilized under clause (a) or (b) shall not be required to be given pro forma effect in calculating the First Lien Secured Net Leverage Ratio in clause (c). The Borrower may redesignate any Indebtedness originally designated as incurred under clause (a) or (b) as having been incurred under clause (c), so long as at the time of such redesignation, the Borrower would be permitted to incur under clause (c) the aggregate principal amount of indebtedness being so redesignated (for purposes of clarity, with any such redesignation having the effect of increasing the Borrower’s ability to incur indebtedness under clause (a) or (b) as of the date of such redesignation by the amount of indebtedness so redesignated).
“Incremental Commitments” shall mean the Additional Revolving Commitments, the Additional Term Loan Commitments, the Other Term A Loan Commitments and the Other Term B Loan Commitments.
“Incremental Commitments Effective Date” shall have the meaning assigned to such term in Section 2.22(b).
“Incremental Equivalent Debt” shall mean Indebtedness of a Loan Party in the form of notes issued in a public or private offering; provided that (i) such Indebtedness shall be secured by the Collateral on a pari passu basis with the Secured Obligations and shall be subject to the First Lien Intercreditor Agreement, (ii) the terms of such Indebtedness shall not provide for any scheduled repayment, mandatory redemption or sinking fund obligations prior to the then Latest Maturity Date (other than customary offers to repurchase upon a change of control, asset sale or event of loss (so long as, in the case of a change of control offer to purchase provision, a change of control would not be triggered thereunder unless a Change of Control is also triggered hereunder, and in the case of an asset sale or event of loss offer to purchase provision, the net proceeds of any asset sale are permitted to be applied to the prepayment of the Loans on a not less than ratable basis than such Indebtedness) and customary acceleration rights after an event of default) and (iii) the covenants, events of default, guarantees and other terms of such Indebtedness (other than pricing and redemption premiums), taken as a whole, shall not be more restrictive to Parent and the Subsidiaries than those set forth in this Agreement; provided that a certificate of the Chief Financial Officer of Parent delivered to the Administrative Agent in good faith at least three Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that Parent has determined in good faith that such terms and conditions satisfy the requirement in this clause (iii) shall be conclusive evidence that such terms and conditions satisfy the requirement in this clause (iii).
“Incremental Term Facility” shall mean the Incremental Term Loan Commitments and the Incremental Term Loans made hereunder.
“Incremental Term Facility Maturity Date” shall mean, with respect to any series or tranche of Incremental Term Loans established pursuant to an Additional Credit Extension Amendment, the maturity date for such series or tranche as set forth in such Additional Credit Extension Amendment.
“Incremental Term Lender” shall mean a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.
“Incremental Term Loan Commitment” shall mean an Additional Term Loan Commitment, Other Term A Loan Commitment or Other Term B Loan Commitment.
“Incremental Term Loan Installment Date” shall have, with respect to any series or tranche of Incremental Term Loans established pursuant to an Additional Credit Extension Amendment, the meaning assigned to such term in Section 2.11(a)(iii).
“Incremental Term Loans” shall mean Term Loans made by one or more Lenders to the Borrower pursuant to Section 2.22. Incremental Term Loans may be made in the form of additional Term A Loans, additional Term B Loans or, to the extent permitted by Section 2.22 and provided for in the relevant Additional Credit Extension Amendment, Other Term A Loans or Other Term B Loans.
“Indebtedness” of any person shall mean, if and to the extent (other than with respect to clause (h) below) the same would constitute indebtedness or a liability in accordance with GAAP, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person issued or assumed as the deferred purchase price of property or services (other than such obligations accrued in the ordinary course), to the extent the same would be required to be shown as a long-term liability on a balance sheet prepared in accordance with GAAP, (d) all Capital Lease Obligations of such person, (e) all net payments that such person would have to make in the event of an early termination, on the date Indebtedness of such person is being determined, in respect of outstanding Swap Agreements, (f) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit, (g) the principal component of all obligations of such person in respect of bankers’ acceptances, (h) all Guarantees by such person of Indebtedness described in clauses (a) through (g) above and (i) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock); provided, that Indebtedness shall not include (A) trade payables, accrued expenses and intercompany liabilities arising in the ordinary course of business, (B) prepaid or deferred revenue arising in the ordinary course of business, (C) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase prices of an asset to satisfy unperformed obligations of the seller of such asset or (D) earn-out obligations until such obligations become a liability on the balance sheet of such person in accordance with GAAP. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such person in respect thereof.
“Indemnified Taxes” shall mean all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.
“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).
“Ineligible Institution” shall mean (x) the Persons identified in writing to the Joint Lead Arrangers by Parent as “Ineligible Institutions” prior to the Closing Date, and (y) any competitors of the Parent or its Subsidiaries identified in writing to the Administrative Agent by Parent as “Ineligible Institutions” from time to time after the Closing Date, with the consent of the Administrative Agent (not to be unreasonably withheld or delayed); provided that (i) a Person shall cease to be an Ineligible Institution when Parent delivers a notice to such effect to the Administrative Agent, (ii) the addition of any Person as an Ineligible Institution after the Closing Date shall not be effective until the third Business Day after the Administrative Agent consents to the addition of such Person as an Ineligible Institution, (iii) the identification of any Person as an Ineligible Institution after the Closing Date shall not apply to retroactively disqualify any Person that was a Lender or a participant prior to the effectiveness of the addition of such Person as an Ineligible Institution and (iv) any notice to the Administrative Agent adding or removing an Ineligible Institution shall be delivered to the Administrative Agent in accordance with Section 9.01 in order for such update to be effective.
“Information” shall have the meaning assigned to such term in Section 3.14(a).
“Information Memorandum” shall mean the Lender Presentation provided to the Lenders and the Private Supplement provided to the Lenders (other than Public Lenders), dated November 8, 2018.
“Intellectual Property Rights” shall have the meaning assigned to such term in Section 3.22.
“Interest Election Request” shall mean a request by the Borrower to convert or continue a Term Borrowing or Revolving Facility Borrowing in accordance with Section 2.08.
“Interest Expense” shall mean, with respect to any person for any period, the sum of (a) gross interest expense of such person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to interest rate Swap Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense and (b) capitalized interest of such person. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by Parent and the Subsidiaries with respect to interest rate Swap Agreements, and interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by Parent to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP; provided that, for purposes of calculating Interest Expense, no effect shall be given to the discount and/or premium resulting from the bifurcation of derivatives under FASB ASC 815 and related interpretations as a result of the terms of the Indebtedness to which such Interest Expense relates.
“Interest Payment Date” shall mean, (a) as to any Eurocurrency Loan, the last day of each Interest Period applicable to such Loan and the scheduled maturity date of such Loan; provided, however, that if any Interest Period for a Eurocurrency Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any ABR Loan (including a Swingline Loan), the last Business Day of each March, June, September and December and the scheduled maturity date of such Loan.
“Interest Period” shall mean, as to each Eurocurrency Loan, the period commencing on the date such Eurocurrency Loan is disbursed or converted to or continued as a Eurocurrency Loan and ending on the date one, two, three or six months (or twelve months if agreed to by each applicable Lender or such period of shorter than one month (i) if agreed to by each applicable Lender in the case of any Revolving Facility Loan or (ii) as may be consented to by the Administrative Agent in the case of any Term Loan) thereafter, as selected by Parent; provided that:

(a)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(b)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(c)    no Interest Period for any Loan shall extend beyond the maturity date of such Loan.
Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.
“Investment” shall have the meaning assigned to such term in Section 6.04.
“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).
“Issuer Documents” shall mean, with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) regarding the rights and obligations between the Borrower (or any Subsidiary) and the L/C Issuer in connection with the issuance of Letters of Credit.
“Joint Bookrunners” shall mean Bank of America, N.A. (solely with respect to the Term B Facility), Merrill Lynch Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement) (solely with respect to the Term A Facility and the Revolving Credit Facility), SunTrust Robinson Humphrey, Inc., Citibank, N.A., Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A. and Deutsche Bank Securities Inc., in their capacities as joint bookrunners of the facilities hereunder on the Closing Date.
“Joint Lead Arrangers” shall mean Bank of America, N.A. (solely with respect to the Term B Facility), Merrill Lynch Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement) (solely with respect to the Term A Facility and the Revolving Credit Facility), SunTrust Robinson Humphrey, Inc., Citibank, N.A., Goldman Sachs Bank USA and JPMorgan Chase Bank, N.A., in their capacities as joint lead arrangers of the facilities hereunder on the Closing Date.
“Junior Financing” shall have the meaning assigned to such term in Section 6.09(b).
“Junior Liens” shall mean Liens (other than Liens securing the Obligations) that are subordinated to the Liens granted under the Loan Documents on customary terms pursuant to an intercreditor agreement reasonably satisfactory to the Administrative Agent (it being understood that Junior Liens are not required to be pari passu with other Junior Liens, and that Indebtedness secured by Junior Liens may have Liens that are senior in priority to, or pari passu with, or junior in priority to, other Liens constituting Junior Liens).
“Latest Maturity Date” shall mean, at any time of determination, the latest of (i) the Latest Revolving Facility Maturity Date, (ii) the Term A Facility Maturity Date, (iii) the Term B Facility Maturity Date, (iv) any Incremental Term Facility Maturity Date and (v) the maturity date of any Refinancing Term Loans.
“Latest Revolving Facility Maturity Date” shall mean, at any time of determination, the later of (i) the Revolving Facility Maturity Date, (ii) the maturity date of any Extended Revolving Commitments and (iii) the maturity date of any Replacement Revolving Commitments.
“L/C Alternative Currency” shall mean (i) Mexican Pesos and (ii) any other currency (other than Dollars) that is approved as an “L/C Alternative Currency” in accordance with Section 1.05.
“L/C Credit Extension” shall mean, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Disbursement” shall mean any drawing or other payment made by the L/C Issuer under any Letter of Credit.
“L/C Disbursement Participation” shall mean, with respect to each Lender, such Lender’s funding of its participation in any Unreimbursed L/C Disbursement in accordance with its Revolving Facility Percentage. All L/C Disbursement Participations shall be denominated in Dollars.
“L/C Issuer” shall mean (i) with respect to the Existing Letters of Credit only, JPMorgan Chase Bank, N.A., (ii) Bank of America, N.A. and (iii) any successor L/C Issuer pursuant to Section 2.05(l), 8.09 or 9.04(i).
“L/C Issuer Fees” shall have the meaning assigned to such term in Section 2.13(b).
“L/C Obligations” shall mean, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed L/C Disbursements. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.13 or 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“L/C Participation Fee” shall have the meaning assigned to such term in Section 2.13(b).
“Lender” shall mean (i) each financial institution listed on Schedule 2.01 and (ii) each Person that became or becomes a “Lender” hereunder pursuant to Section 9.04, 2.22, 2.23 or 2.25, in each case, other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 9.04 or upon payment in full of the Obligations held by such Person.
“Lending Office” shall mean, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.
“Letter of Credit” shall mean any letter of credit issued hereunder, providing for the payment of cash upon the honoring of a presentation thereunder and including any Existing Letters of Credit. A Letter of Credit may be a commercial letter of credit or a standby letter of credit. Letters of Credit shall be issued in Dollars or in an Alternative Currency.
“Letter of Credit Application” shall mean an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.
“Letter of Credit Expiration Date” shall mean the day that is five Business Days prior to the Latest Revolving Facility Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).
“Letter of Credit Sublimit” shall mean an amount equal to the lesser of (a) $60,000,000 and (b) the aggregate amount of the Revolving Facility Commitments. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Facility.
“LIBO Screen Rate” shall have the meaning assigned to it in the definition of “Eurocurrency Rate.”
“LIBOR Successor Rate” shall have the meaning assigned to such term in Section 2.28.
“LIBOR Successor Rate Conforming Changes” shall mean, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definitions of ABR, Eurocurrency Rate and Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines in consultation with the Borrower).
“Lien” shall mean, with respect to any asset, (a) any mortgage, preferred mortgage, deed of trust, easement, right of way or other encumbrance on title to real property, lien, notice of claim of lien, hypothecation, pledge, charge, security interest or similar encumbrance in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.
“Limited Condition Transaction” shall mean (a) any acquisition or similar Investment by one or more of Parent and its Subsidiaries of any assets, business or person permitted to be acquired by this Agreement, in each case whose consummation is not conditioned on the availability of, or on obtaining, third-party financing and (b) any repayment, repurchase or refinancing of Indebtedness with respect to which an irrevocable (which may be conditional) notice of repayment (or similar notice) is required to be delivered.
“Loan Documents” shall mean this (i) Agreement, (ii) the Guarantee Agreement, (iii) the Letters of Credit, (iv) each Issuer Document, (v) the Security Documents, (vi) any Notes, (vii) any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.26, (viii) each Additional Credit Extension Amendment and (ix) amendments, supplements and joinders to the Loan Documents.
“Loan Parties” shall mean Parent, the Borrower and the Subsidiary Loan Parties.
“Loans” shall mean the Term A Loans, the Term B Loans, the Incremental Term Loans (if any), the Refinancing Term Loans (if any), the Revolving Facility Loans and the Swingline Loans.
“Local Time” shall mean, with respect to a Loan or Borrowing made to the Borrower, New York City time (daylight or standard, as applicable).
“Management Group” shall mean the group consisting of the directors, executive officers and other management personnel of Parent and its Subsidiaries, as the case may be, on the Closing Date together with (x) any new directors whose election by such Boards of Directors or whose nomination for election by the shareholders of Parent, was approved by a vote of a majority of the Board of Directors of Parent then still in office who were either directors on the Closing Date or whose election or nomination was previously so approved and (y) executive officers and other management personnel of the Parent and its Subsidiaries hired at a time when the directors on the Closing Date together with the directors so approved constituted a majority of the Board of Directors of Parent.
“Margin Stock” shall have the meaning assigned to such term in Regulation U.
“Material Acquisition” shall mean (a) a Permitted Business Acquisition for which the aggregate cash and non-cash consideration (including assumed Indebtedness, the good faith estimate by Parent of the maximum amount of any deferred purchase price obligations (including any earn out payments) and Equity Interests) exceeds $100,000,000, or (b) a series of related Permitted Business Acquisitions in any twelve (12) month period, for which the aggregate cash and non-cash consideration (including assumed Indebtedness, the good faith estimate by Parent of the maximum amount of any deferred purchase price obligations (including any earn out payments) and Equity Interests) for all such Permitted Business Acquisitions exceeds $100,000,000; provided, that, for any Permitted Business Acquisition or series of Permitted Business Acquisitions to qualify as a “Material Acquisition”, the Administrative Agent shall have received (not fewer than ten (10) Business Days (or such lesser period of time as may be agreed to by the Administrative Agent in its sole discretion) prior to the consummation of such Permitted Business Acquisition or the last in a series of related Permitted Business Acquisitions) a Material Acquisition Election Certificate with respect to such Permitted Business Acquisition or series of Permitted Business Acquisitions.
“Material Acquisition Election Certificate” shall mean a certificate of a Financial Officer of Parent, in form and substance reasonably satisfactory to the Administrative Agent, (a) certifying that the applicable Permitted Business Acquisition or series of related Permitted Business Acquisitions meet the criteria set forth in clause (a) or (b) (as applicable) of the definition of “Material Acquisition”, and (b) notifying the Administrative Agent that Parent has elected to treat such Permitted Business Acquisition or series of related Permitted Business Acquisitions as a “Material Acquisition.”
“Material Adverse Effect” shall mean (i) a material adverse effect on the business, property, operations or condition (financial or otherwise) of Parent and its Subsidiaries, taken as a whole, or (ii) an adverse effect on the validity and enforceability of any of the Loan Documents or the rights and remedies of the Agents and the Lenders thereunder.
“Material Indebtedness” shall mean Indebtedness (other than Loans and Letters of Credit) of any one or more of Parent or any Subsidiary in an aggregate principal amount exceeding $50,000,000.

“Material Subsidiary” shall mean any Subsidiary other than Immaterial Subsidiaries. For the avoidance of doubt, the Borrower is a Material Subsidiary.
“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.
“Merchant Agreement” shall mean any contract entered into with a merchant relating to the provision of Merchant Services.
“Merchant Services” shall mean services provided to merchants relating to the authorization, transaction capture, settlement, chargeback handling and Internet-based transaction processing of credit, debit, stored-value and loyalty card and other payment transactions (including provision of point of service devices and other equipment necessary to capture merchant transactions and other ancillary services).
“Minimum Collateral Amount” shall mean, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 105% of the Fronting Exposure of the L/C Issuer with respect to Letters of Credit issued and outstanding at such time, (ii) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.26(a)(i), an amount equal to 105% of the Outstanding Amount of all LC Obligations, and (iii) otherwise, an amount determined by the Administrative Agent and the L/C Issuer in their sole discretion.
“Moody’s” shall mean Moody’s Investors Service, Inc.
“Mortgaged Properties” shall mean the Owned Real Properties owned by any Loan Party that are encumbered by a Mortgage pursuant to Section 5.10(c) or 5.10(d).
“Mortgages” shall mean, collectively, the mortgages, trust deeds, deeds of trust, deeds to secure debt, assignments of leases and rents, charges and other security documents delivered with respect to Mortgaged Properties in a form and substance reasonably acceptable to the Administrative Agent, as amended, supplemented or otherwise modified from time to time.
“MSA” shall mean that certain Amended and Restated Master Service Agreement dated as of September 30, 2010, Popular, Banco Popular de Puerto Rico and Parent, as amended, restated, supplemented or otherwise modified from time to time.
“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which Parent or any Subsidiary or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.
“Net Income” shall mean, with respect to any person, the net income (loss) attributable to such person’s common stockholders, determined in accordance with GAAP.
“Net Proceeds” shall mean:
(a)    100% of the cash proceeds actually received by Parent or any Subsidiary (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but only as and when received) from any Asset Sale pursuant to Section 6.05(e), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations relating to the applicable asset to the extent such debt or obligations are secured by a Lien permitted hereunder (other than pursuant to the Loan Documents) on such asset which Lien ranks prior to the Liens securing the Obligations, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) Taxes paid or payable as a result thereof, and (iii) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) related to any of the applicable assets and (y) retained by Parent or any Subsidiary including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be cash proceeds of such Asset Sale occurring on the date of such reduction); provided, that, if Parent shall deliver a certificate of a Responsible Officer of

Parent to the Administrative Agent promptly following receipt of any such proceeds setting forth Parent’s intention to use any portion of such proceeds, to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of Parent and the Subsidiaries or to make investments in Permitted Business Acquisitions, in each case within 12 months of such receipt, such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 12 months of such receipt, so used or contractually committed to be so used (it being understood that if any portion of such proceeds are not so used within such 12-month period but within such 12-month period are contractually committed to be used, then such remaining portion if not so used within 18 months of such receipt shall constitute Net Proceeds as of such date without giving effect to this proviso); provided, further, that (x) no net cash proceeds calculated in accordance with the foregoing realized in any fiscal year shall constitute Net Proceeds in such fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year shall exceed $15,000,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds) and (y) no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such net cash proceeds shall exceed $5,000,000; and
(b)    100% of the cash proceeds from the incurrence, issuance or sale by Parent or any Subsidiary of any Indebtedness (other than Excluded Indebtedness), net of all taxes and fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.
“New York Courts” shall have the meaning assigned to such term in Section 9.15.
“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.20(c).
“Non-Defaulting Lender” shall mean each Lender that is not a Defaulting Lender.
“Non-Extension Notice Date” shall have the meaning assigned to such term in Section 2.05(b).
“Non-Reinstatement Deadline” shall have the meaning assigned to such term in Section 2.05(b).
“Note” shall have the meaning assigned to such term in Section 2.10(e).
“Obligations” shall mean (a) the due and punctual payment by the Borrower of (i) the unpaid principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to the Borrower, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower hereunder in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and obligations to provide cash collateral, and (iii) all other monetary obligations of the Borrower to any of the Secured Parties under this Agreement and each of the other Loan Documents, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of the Borrower under or pursuant to this Agreement and each of the other Loan Documents and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to this Agreement and each of the other Loan Documents, and the obligation of the Loan Parties to reimburse any amount in respect of any of the foregoing that the Administrative Agent or any Lender, in each case in its sole discretion, may elect to pay or advance on behalf of the Loan Parties.
“Officer’s Certificate” shall mean a certificate signed by a Financial Officer of Parent.
“OID” shall have the meaning assigned to such term in Section 2.22(a).
“Organization Document” shall mean, (a) with respect to any corporation, the charter or certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other First Lien Obligations” shall mean the “Other First Lien Obligations” as defined in the First Lien Intercreditor Agreement, including any interest accruing after commencement of any bankruptcy or insolvency proceeding with respect to any holder of Other First Lien Obligations whether or not allowed in such proceeding.
“Other First Lien Secured Parties” shall mean the “Other First Lien Secured Parties” as defined in the First Lien Intercreditor Agreement.
“Other First Liens” shall mean Liens on the Collateral securing loans or notes on a pari passu basis with the Liens securing the Obligations (such loans or notes, the “Other First Lien Debt”), which may be granted under the Loan Documents to the Collateral Agent (if acceptable to the Collateral Agent in its sole discretion) for the benefit of the holders of such Other First Lien Debt or under separate security documents to a collateral agent for the benefit of the holders of the Other First Lien Debt and, in each case, shall be subject to the First Lien Intercreditor Agreement.
“Other Taxes” shall mean all present or future stamp, court, recording, filing or documentary Taxes or any other excise or property Taxes arising from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.
“Other Term A Loan Commitments” shall have the meaning assigned to such term in Section 2.22(a).
“Other Term A Loans” shall mean term loans that (i) have annual scheduled amortization in excess of 1.00% of the original aggregate principal amount of such term loans, (ii) have a final maturity of five years or less, (iii) are primarily syndicated to commercial banks in the primary syndication thereof and (iv) have interest rates, amortization (subject to the foregoing clause (i)), maturity (subject to the foregoing clause (ii)) and/or other terms different from the Term A Loans.
“Other Term B Loan Commitments” shall have the meaning assigned to such term in Section 2.22(a).
“Other Term B Loans” shall mean term loans that (i) are not Other Term A Loans and (ii) have interest rates, amortization, maturity and/or other terms different from any other existing Class of Term Loans.
“Outstanding Amount” shall mean (i) with respect to any Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loans occurring on such date; (ii) with respect to Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Swingline Loans occurring on such date; and (iii) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed L/C Disbursements.
“Owned Real Property” shall mean each parcel of Real Property that is owned in fee by any Loan Party that has an individual fair market value (as determined by Parent in good faith) of at least $15,000,000 (provided that such $15,000,000 threshold shall not be applicable in the case of Real Property that is integrally related to the ownership or operation of a Mortgaged Property or otherwise necessary for such Mortgaged Property to be in compliance with all requirements of law applicable to such Mortgaged Property); provided that, with respect to any Real Property that is partially owned in fee and partially leased by any Loan Party, Owned Real Property will include only that portion of such Real Property that is owned in fee and only if (i) such portion that is owned in fee has an individual fair market value (as determined by Parent in good faith) of at least $15,000,000 (provided that such $15,000,000 threshold shall not be applicable in the case of Real Property that is integrally related to the ownership or operation of a Mortgaged Property or otherwise necessary for such Mortgaged Property to be in compliance with all requirements of law applicable to such Mortgaged Property) and (ii) a mortgage in favor of the Collateral Agent (for the benefit of the Secured Parties) is permitted on such portion of Real Property owned in fee by applicable law and by the terms of any lease, or other applicable document governing any leased portion of such Real Property.
“Paid in Full” and “Payment in Full” shall have the meanings assigned to such terms in the Collateral Agreement.
“Parent” shall have the meaning assigned to such term in the preamble to this Agreement, together with its permitted successors.
“Participant” shall have the meaning assigned to such term in Section 9.04(c)(i).
“Participant Register” shall have the meaning assigned to such term in Section 9.04(c)(iii)

“Participating Member State” shall mean each state so described in any EMU Legislation.
“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
“Pension Act” shall mean the Pension Protection Act of 2006, as amended from time to time and any successor thereto.
“Perfection Certificate” shall mean the Perfection Certificate substantially in the form of Exhibit I.
“Permitted Business Acquisition” shall mean any acquisition by Parent or any Subsidiary of all or any substantial part of the assets of any other person or division or line of business of another person, or Equity Interests of another Person that becomes a Subsidiary thereby, or any merger, consolidation or amalgamation with another person (or any subsequent investment made in a person, division or line of business previously acquired in a Permitted Business Acquisition), if immediately after giving effect thereto: (i) no Event of Default shall have occurred and be continuing or would result therefrom; (ii) all transactions related thereto shall be consummated in accordance with applicable laws; (iii) to the extent required by Section 5.10, any person acquired in such acquisition, if acquired by a Loan Party, shall be merged into a Loan Party or become, following the consummation of such acquisition in accordance with Section 5.10 and subject to the Agreed Security Principles, a Subsidiary Loan Party; and (iv) the aggregate amount of such acquisitions and investments in assets that are not owned by Loan Parties or in Equity Interests in persons that are not Loan Parties or do not become Subsidiary Loan Parties following the consummation of such acquisition shall not exceed the greater of (X) $150,000,000 and (Y) at the time of any such acquisition, 75% of the EBITDA on a Pro Forma Basis for the Test Period most recently ended.
“Permitted Holder” shall mean each of (i) the Sponsor, (ii) the Management Group, with respect to Voting Stock representing not more than 10% of the voting power of the Voting Stock of Parent, (iii) any Person (x) that has no material assets other than the capital stock of Parent, (y) that, directly or indirectly, holds or acquires beneficial ownership of 100% on a fully diluted basis of the Voting Stock of Parent, and (z) of which, no other Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) other than any of the other Permitted Holders specified in clauses (i) and (ii), beneficially owns Voting Stock of such Person representing more than the greater of (A) 50% and (B) the percentage beneficially owned by the Permitted Holders specified in clauses (i) and (ii)) of the voting power of the Voting Stock thereof, and (iv) any “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) the members of which include any of the other Permitted Holders specified in clauses (i) and (ii) and that, directly or indirectly, hold or acquire beneficial ownership of the Voting Stock of Parent (a “Permitted Holder Group”), so long as (1) each member of the Permitted Holder Group has voting rights proportional to the percentage of ownership interests held or acquired by such member, and (2) no other Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) other than any of the other Permitted Holders specified in clauses (i) and (ii), beneficially owns Voting Stock of Parent representing more than the greater of (A) 50% of the Voting Stock of Parent and (B) the percentage of the Voting Stock of Parent beneficially owned by the Permitted Holders specified in clauses (i) and (ii)) of the Voting Stock held by the Permitted Holder Group. “Beneficial ownership” has the meaning given in Rules 13d-3 and 13d-5 under the Exchange Act.
“Permitted Investments” shall mean:
(a)    direct obligations of the United States of America or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America or any member of the European Union or any agency thereof, in each case with maturities not exceeding two years;
(b)    time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits in excess of $250,000,000 and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher by at least one “nationally recognized statistical rating organization” registered under Section 15E of the Exchange Act);
(c)    repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;
(d)    commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s, or A-1 (or higher) according to S&P (or such similar equivalent rating or higher by at least one “nationally recognized statistical rating organization” registered under Section 15E of the Exchange Act);
(e)    securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A by Moody’s (or such similar equivalent rating or higher by at least one “nationally recognized statistical rating organization” registered under Section 15E of the Exchange Act);
(f)    shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;
(g)    money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and
(h)    time deposit accounts, certificates of deposit and money market deposits in an aggregate face amount not in excess of 0.5% of the Consolidated Total Assets of Parent and the Subsidiaries, on a consolidated basis, as of the end of Parent’s most recently completed fiscal year; and
(i)    instruments equivalent to those referred to in clauses (a) through (h) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.
“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.
“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”) the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness) (and, in the case of revolving Indebtedness being Refinanced, to effect a corresponding reduction in the commitments with respect to such revolving Indebtedness being Refinanced); provided, that with respect to any Indebtedness being Refinanced: (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses), (b) except with respect to Section 6.01(i), the weighted average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to the shorter of (i) the weighted average life to maturity of the Indebtedness being Refinanced and (ii) the weighted average life to maturity that would result if all payments of principal on the Indebtedness being Refinanced that were due on or after the date that is one year following the then Latest Maturity Date were instead due on the date that is one year following the then Latest Maturity Date, (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, (d) if the Indebtedness being Refinanced is Indebtedness of one or more Loan Parties, such Permitted Refinancing Indebtedness shall not be incurred by any Subsidiary that is not a Loan Parties and (e) no Permitted Refinancing Indebtedness shall have greater guarantees or security than the Indebtedness being Refinanced; provided that any Indebtedness secured by a Junior Lien may be Refinanced with Indebtedness that is secured by other Junior Liens that are senior in priority to the Junior Liens securing such Indebtedness being Refinanced, so long as the Liens securing such refinancing Indebtedness are subject to intercreditor terms that, vis-à-vis the Obligations, are no less favorable to the Lenders than those set forth in the intercreditor agreement governing such Indebtedness being Refinanced.
“person” or “Person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.
“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) that is, (i) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, (ii) sponsored or maintained (at the time of determination or at any time within the five years prior thereto) by Parent, any of its Subsidiaries or any ERISA Affiliate, and (iii) in respect of which Parent, any of its Subsidiaries or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 9.17(a).
“Pledged Collateral” shall have the meaning assigned to such term in the Collateral Agreement.
“Popular” shall mean Popular, Inc., a Puerto Rico corporation.
“PR Code” shall mean the Puerto Rico Internal Revenue Code of 2011 and the regulations promulgated and rulings issued thereunder.
“Pricing Grid” shall mean, with respect to the Term A Loans, the Revolving Facility Loans and the Applicable Commitment Fee, the table set forth below:
Term A Loans and Revolving Facility Loans:

Pricing Level	Total Secured Net Leverage Ratio	Applicable Margin for Eurocurrency Loans	Applicable Margin for ABR Loans
1	Greater than or equal to 3.00 to 1.00	2.50%	1.50%
2	Less than 3.00 to 1.00 and greater than or equal to 2.50 to 1.00	2.25%	1.25%
3	Less than 2.50 to 1.00 and greater than or equal to 2.00 to 1.00	2.00%	1.00%
4	Less than 2.00 to 1.00	1.75%	0.75%

Applicable Commitment Fee:

Pricing Level	Total Secured Net Leverage Ratio	Applicable Commitment Fee
1	Greater than or equal to 3.50 to 1.00	0.500%
2	Less than 3.50 to 1.00 and greater than or equal to 3.00 to 1.00	0.375%
3	Less than 3.00 to 1.00	0.250%

For the purposes of the Pricing Grid, changes in the Applicable Margin and Applicable Commitment Fee resulting from changes in the Total Secured Net Leverage Ratio shall become effective on the date (the “Adjustment Date”) of delivery of the relevant financial statements pursuant to Section 5.04, and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 5.04, then, at the option of the Administrative Agent or the Required Lenders, until the date that is three Business Days after the date on which such financial statements are delivered, pricing level 1 shall apply as of the first Business Day after the date on which such financial statements were to have been delivered but were not delivered.
Notwithstanding anything to the contrary contained above in this definition or elsewhere in this Agreement, if it is subsequently determined that the Total Secured Net Leverage Ratio set forth in any Compliance Certificate delivered to the Administrative Agent pursuant to Section 5.04(c) is inaccurate as a result of any fraud, intentional misrepresentation or willful misconduct of Parent or any of its subsidiaries or any officer thereof and the result is that the Lenders received interest or fees for any period based on an Applicable Margin and the Applicable Commitment Fee that is less than that which would have been applicable had the Total Secured Net Leverage Ratio been accurately determined, then, for all purposes of this Agreement, the “Applicable Margin” and the “Applicable Commitment Fee” for any day occurring within the period covered by such Compliance Certificate shall retroactively be deemed to be the relevant percentage as based upon the accurately determined Total Secured Net Leverage Ratio for such period, and any shortfall in the interest or fees theretofore paid by the Borrower for the relevant period pursuant to this Agreement as a result of the miscalculation of the Total Secured Net Leverage Ratio shall be deemed to be (and shall be) due and payable under the relevant provisions of this Agreement, as applicable, at the time the interest or fees for such period were required to be paid pursuant to said Section (and shall remain due and payable until paid in full, together with all amounts owing under Section 2.14, in accordance with the terms of this Agreement), but shall be paid for the ratable account of the Lenders at the time that such determination is made.
“Primary L/C Issuer” shall mean Bank of America, in its capacity as an L/C Issuer.

“primary obligor” shall have the meaning given to such term in the definition of the term “Guarantee.”
“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by Bank of America as its prime rate. The “Prime Rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
“Pro Forma Basis” shall mean, as to any person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event (the “Reference Period”): (i) in making any determination of EBITDA, effect shall be given to (a) any Asset Sale, any acquisition, Investment, disposition, merger, amalgamation, consolidation (or any similar transaction or transactions not otherwise permitted under Section 6.04 or 6.05 that require a waiver or consent of the Required Lenders and such waiver or consent has been obtained), any dividend, distribution or other similar payment, any designation of any Subsidiary as an Unrestricted Subsidiary and any Subsidiary Redesignation, and (b) any restructurings of the business of Parent or any of its Subsidiaries that Parent or any of its Subsidiaries has made and/or has determined to make during the Reference Period or subsequent to such Reference Period and on or prior to or simultaneously with the date of calculation of EBITDA and are expected to have a continuing impact and are factually supportable, which would include the amount of cost savings projected by Parent in good faith net of the amount of actual benefits realized or expected to be realized prior to or during such date from actions taken or to be taken in connection with any Asset Sale, acquisition, Investment, disposition, merger, amalgamation, consolidation or any strategic cost initiative, which adjustments Parent determines are reasonable as set forth in an Officer’s Certificate of Parent; provided that (x) any such projected cost savings are reasonably identifiable and expected by Parent to be realized within 18 months of such Asset Sale, acquisition, Investment, disposition, merger, amalgamation, consolidation or strategic cost initiative and (y) the aggregate amount added back pursuant to this clause (i)(b) for any period of four fiscal quarters shall not exceed 15% of EBITDA for such period (calculated prior to giving effect to this clause (i)(b) (the foregoing, together with any transactions related thereto or in connection therewith, the “relevant transactions”), in each case that occurred during the Reference Period (or, in the case of determinations made pursuant to the definition of the term “Pro Forma Compliance” or pursuant to Sections 2.12(g), 6.01, 6.02, 6.04, 6.05, 6.06 and 6.09, occurring during the Reference Period or thereafter and through and including the date upon which the respective Permitted Business Acquisition or relevant transaction is consummated), and (ii) (A) any Subsidiary Redesignation then being designated, effect shall be given to such Subsidiary Redesignation and all other Subsidiary Redesignations after the first day of the relevant Reference Period and on or prior to the date of the respective Subsidiary Redesignation then being designated, collectively, and (B) any designation of a Subsidiary as an Unrestricted Subsidiary, effect shall be given to such designation and all other designations of Subsidiaries as Unrestricted Subsidiaries after the first day of the relevant Reference Period and on or prior to the date of the then applicable designation of a Subsidiary as an Unrestricted Subsidiary, collectively.
Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of Parent and may include, all adjustments used in connection with the calculation of “Adjusted EBITDA” as set forth in the Information Memorandum to the extent such adjustments, without duplication, continue to be applicable. Parent shall deliver to the Administrative Agent an Officer’s Certificate setting forth such demonstrable or additional operating expense reductions and other operating improvements, synergies or cost savings and information and calculations supporting them in reasonable detail.
For purposes of this definition, any amount in a currency other than Dollars will be converted to Dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.
“Pro Forma Compliance” shall mean, at any date of determination, that Parent and its Subsidiaries shall be in compliance, after giving effect on a Pro Forma Basis to the relevant transactions (including the assumption, the issuance, incurrence and permanent repayment of Indebtedness), with the Financial Performance Covenant recomputed as at the last day of the most recently ended fiscal quarter of Parent and its Subsidiaries for which the financial statements and certificates required pursuant to Section 5.04 have been or were required to have been delivered (provided, that prior to first delivery of financial statements after the Closing Date, such covenant shall be deemed to have applied to Parent’s most recently completed fiscal quarter).
“Projections” shall mean the projections of Parent and the Subsidiaries included in the Information Memorandum and any other projections and any forward-looking statements (including statements with respect to booked business) of such entities furnished to the Lenders or the Administrative Agent by or on behalf of Parent or any of the Subsidiaries prior to the Closing Date.
“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” shall have the meaning assigned to such term in Section 9.17.
“Puerto Rico Filings” shall have the meaning assigned to such term in Section 8.17.
“Qualified Eligible Contract Participant Guarantor” shall mean, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Qualified Equity Interests” shall mean any Equity Interests of Parent other than Disqualified Stock.
“Real Property” shall mean, collectively, all right, title and interest (including, without limitation, any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any Loan Party, together with, in each case, all easements, hereditaments and appurtenances relating thereto, and all improvements situated, placed or constructed upon, or fixed to or incorporated into, or which becomes a component part of or which is permanently moored to, such real property, and appurtenant fixtures incidental to the ownership or lease thereof.
“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis.”
“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” “Refinancing” and “Refinanced” shall have a correlative meaning.
“Refinancing Term Effective Date” shall have the meaning assigned to such term in Section 2.24(b).
“Refinancing Term Lender” shall have the meaning assigned to such term in Section 2.24(b).
“Refinancing Term Loan Installment Date” shall have, with respect to any series or tranche of Refinancing Term Loans established pursuant to a Additional Credit Extension Amendment, the meaning assigned to such term in Section 2.11(a)(iv).
“Refinancing Term Loans” shall have the meaning assigned to such term in Section 2.24(a).
“Register” shall have the meaning assigned to such term in Section 9.04(b)(iv).
“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Related Fund” shall mean, with respect to any Lender that is a fund that invests in bank or commercial loans and similar extensions of credit, any other fund that invests in bank or commercial loans and similar extensions of credit and is advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity (or an Affiliate of such entity) that administers, advises or manages such Lender.
“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such person and such person’s Affiliates.
“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the Environment.
“Replaced Revolving Commitments” shall have the meaning assigned to such term in Section 2.25(a).

“Replacement Revolving Commitment” shall have the meaning assigned to such term in Section 2.25(a).
“Replacement Revolving Lender” shall have the meaning assigned to such term in Section 2.25(b).
“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).
“Repricing Transaction” shall mean each of (a) the repayment, prepayment, refinancing or replacement of all or a portion of the Term B Loans with the proceeds of any secured term loans incurred by Parent or any Subsidiary which have an effective interest cost or weighted average yield (as determined by the Administrative Agent consistent with generally accepted financial practice and, in any event, excluding any arrangement or commitment fees in connection therewith) that is less than the effective interest cost or weighted average yield (as determined by the Administrative Agent on the same basis) of the Term B Loans (or portion thereof) so repaid, prepaid, refinanced or replaced or repriced and (b) any amendment, waiver or other modification to, or consent under, this Agreement which has the effect of reducing the effective yield (to be determined by the Administrative Agent on the same basis as set forth in the preceding clause (a)) of the Term B Loans; provided that in no event shall any such repayment, repayment, refinancing, substitution, replacement, amendment, waiver, modification or consent in connection with a Change of Control or a Transformative Acquisition constitute a Repricing Transaction. Any determination by the Administrative Agent of any effective interest rate as contemplated by preceding clauses (a) and (b) shall be conclusive and binding on all Lenders, and the Administrative Agent shall have no liability to any Person with respect to such determination.
“Required Class Lenders” shall mean, at any time, (i) with respect to any Term Facility, Lenders having Loans and unused Commitments under such Term Facility representing more than 50% of the sum of all Loans and unused Commitments under such Term Facility at such time and (ii) with respect to any Revolving Facility, Lenders having Revolving Facility Commitments under such Revolving Facility representing more than 50% of all Revolving Facility Commitments under such Revolving Facility at such time (and, if the Revolving Facility Commitments under such Revolving Facility have been terminated, Lenders having Revolving Facility Credit Exposures under such Revolving Facility representing more than 50% of all Revolving Facility Credit Exposures under such Revolving Facility at such time); provided that the amount of any participation in any Swingline Loan and Unreimbursed L/C Disbursements that any Defaulting Lender has failed to fund that has not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swingline Lender or applicable L/C Issuer, as the case may be, in making the determination of the “Required Class Lenders” with respect to the Revolving Facility.
“Required Covenant Lenders” shall mean, at any time, the Lenders under the Classes with respect to which the Financial Performance Covenant is applicable at such time having Loans and unused Commitments under such Classes that are Term Facilities, Revolving Facility Commitments (and, if the Revolving Facility Commitments have been terminated, Lenders having Revolving Facility Credit Exposures) representing more than 50% of all Loans and unused Commitments under such Classes that are Term Facilities and Revolving Facility Commitments (and, if the Revolving Facility Commitments have been terminated, all Revolving Facility Credit Exposures); provided that the amount of any participation in any Swingline Loan and Unreimbursed L/C Disbursements that any Defaulting Lender has failed to fund that has not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swingline Lender or applicable L/C Issuer, as the case may be, in making the determination of the “Required Covenant Lenders” with respect to the Revolving Facility.
“Required Lenders” shall mean, at any time, Lenders having Term Loans and Commitments (and, if the Revolving Facility Commitments have been terminated, Revolving Facility Credit Exposures) that, taken together, represent more than 50% of the sum of all Term Loans and Commitments (and, if the Revolving Facility Commitments have been terminated, Revolving Facility Credit Exposures) at such time. The Loans, Commitments and Revolving Facility Credit Exposures of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided that the amount of any participation in any Swingline Loan and Unreimbursed L/C Disbursements that any Defaulting Lender has failed to fund that has not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swingline Lender or applicable L/C Issuer, as the case may be, in making the determination of the “Required Lenders.”
“Required Revolving Lenders” shall mean, at any time, Lenders having Revolving Facility Commitments (and, if the Revolving Facility Commitments have been terminated, Revolving Facility Credit Exposures) that, taken together, represent more than 50% of the sum of all Revolving Facility Commitments (and, if the Revolving Facility Commitments have been terminated, Revolving Facility Credit Exposures) at such time. The Revolving Facility Commitments and Revolving Facility Credit Exposures of any Defaulting Lender shall be disregarded in determining Required Revolving Lenders at any time; provided that the amount of any participation in any Swingline Loan and Unreimbursed L/C Disbursements that any Defaulting

Lender has failed to fund that has not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swingline Lender or applicable L/C Issuer, as the case may be, in making the determination of the “Required Revolving Lenders.”
“Required Prepayment Date” shall have the meaning assigned to such term in Section 2.12(e).
“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and, solely for purposes of any notices given pursuant to Article II, any other officer or similar official thereof designated by any of the foregoing officers in a notice to the Administrative Agent.
“Restricted Payments” shall have the meaning assigned to such term in Section 6.06.
“Revaluation Date” shall mean (a) with respect to any Loan denominated in an Alternative Currency, each of the following: (i) each date of a Borrowing of a Eurocurrency Revolving Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Revolving Loan denominated in an Alternative Currency pursuant to Section 2.08, and (iii) such additional dates as the Administrative Agent shall determine or the Required Class Lenders under the Revolving Facility shall require; and (b) with respect to any Letter of Credit denominated in an Alternative Currency, each of the following: (i) each date of issuance of any such Letter of Credit, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the L/C Issuer under any such Letter of Credit, and (iv) such additional dates as the Administrative Agent or the L/C Issuer shall determine or the Required Class Lenders under the Revolving Facility shall require.
“Revolving Extension Request” shall have the meaning assigned to such term in Section 2.23(b).
“Revolving Facility Borrowing” shall mean a Borrowing comprised of Revolving Facility Loans of a single Class.
“Revolving Facility Commitments” shall mean, with respect to any Revolving Facility Lender, the commitment of such Revolving Facility Lender to make Revolving Facility Loans pursuant to Section 2.01(c), as such commitment may be (a) reduced from time to time pursuant to Section 2.09, (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.04, and (c) increased as provided under Section 2.22. The initial amount of each Revolving Facility Lender’s Revolving Facility Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance or Additional Credit Extension Amendment pursuant to which such Lender shall have assumed its Revolving Facility Commitment, as applicable. The aggregate amount of the Revolving Facility Lenders’ Revolving Facility Commitment as of the Closing Date is $125,000,000. The Revolving Facility Commitments include the Additional Revolving Commitments, Extended Revolving Commitments and Replacement Revolving Commitments.
“Revolving Facility Credit Exposure” shall mean the sum of (a) the aggregate Outstanding Amount of the Revolving Facility Loans at such time, (b) the Outstanding Amount of Swingline Loans at such time and (c) the Outstanding Amount of the L/C Obligations at such time. The Revolving Facility Credit Exposure of any Lender at any time shall be the product of (x) such Revolving Facility Lender’s Revolving Facility Percentage and (y) the aggregate Revolving Facility Credit Exposure at such time.
“Revolving Facility Lender” shall mean a Lender with a Revolving Facility Commitment or with Revolving Facility Credit Exposure.
“Revolving Facility Loans” shall mean loans made by a Lender pursuant to Section 2.01(c). Each Revolving Facility Loan shall be a Eurocurrency Loan or an ABR Loan.
“Revolving Facility Maturity Date” shall mean November 27, 2023, the date that is five years after the Closing Date.
“Revolving Facility Percentage” shall mean, with respect to any Revolving Facility Lender, the percentage of the total Revolving Facility Commitments representing such Lender’s Revolving Facility Commitment. If the Revolving Facility Commitments have terminated or expired, the Revolving Facility Percentages shall be determined based upon the Revolving Facility Commitments most recently in effect, giving effect to any assignments pursuant to Section 9.04.
“S&P” shall mean Standard & Poor’s Ratings Group, Inc.
“Same Day Funds” shall mean (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.
“Sanctioned Country” shall mean, at any time, a country, region or territory which is itself the subject or target of any Sanctions (on the Closing Date, Cuba, Iran, North Korea, Syria and Crimea).
“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clause (a) or (b).
“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.
“Scheduled Unavailability Date” shall have the meaning assigned to such term in Section 2.28.
“SEC” shall mean the Securities and Exchange Commission or any successor thereto.
“Secured Cash Management Agreement” shall mean any Cash Management Agreement that is entered into by and between the Parent or any Subsidiary and any Person that (i) with respect to any Cash Management Agreement in effect on the Closing Date, is a Lender, an Agent, a Joint Lead Arranger, a Joint Bookrunner or an Affiliate of a Lender, an Agent, a Joint Lead Arranger or a Joint Bookrunner on the Closing Date or (ii) at the time it enters into a Cash Management Agreement, is a Lender, an Agent, a Joint Lead Arranger, a Joint Bookrunner or an Affiliate of a Lender, an Agent, a Joint Lead Arranger or a Joint Bookrunner.
“Secured Swap Agreement” shall mean any Swap Agreement that is entered into by and between the Parent or any Subsidiary and any Person that (i) with respect to any Swap Agreement in effect on the Closing Date, is a Lender, an Agent, a Joint Lead Arranger, a Joint Bookrunner or an Affiliate of a Lender, an Agent, a Joint Lead Arranger or a Joint Bookrunner on the Closing Date or (ii) at the time it enters into a Swap Agreement, is a Lender, an Agent, a Joint Lead Arranger, a Joint Bookrunner or an Affiliate of a Lender, an Agent, a Joint Lead Arranger or a Joint Bookrunner.
“Secured Obligations” shall mean (a) the Obligations, (b) the due and punctual payment and performance of all obligations of Parent or Subsidiary under each Secured Swap Agreement and (c) the due and punctual payment and performance of all obligations of Parent or any Subsidiary under each Secured Cash Management Agreement, but excluding, with respect to each Guarantor that is not a Qualified Eligible Contract Participant Guarantor, the Excluded Swap Obligations of such Guarantor.
“Secured Parties” shall have the meaning assigned to such term in the Collateral Agreement.
“Security Documents” shall mean collectively, the Collateral Agreement, the Mortgages granted by any Loan Party and each of the security agreements and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 4.02 or 5.10.
“Settlement” shall mean the transfer of cash or other property with respect to any credit, charge or debit card charge, check or other instrument, electronic funds transfer, or other type of paper-based or electronic payment, transfer or charge transaction for which a person acts as a processor, remitter, funds recipient or funds transmitter for its customers in the ordinary course of business.
“Settlement Assets” shall mean any cash, receivable or other property, including a Settlement Receivable, due or conveyed to a person in consideration for a Settlement made or arranged, or to be made or arranged, by such person or an Affiliate of such person.
“Settlement Indebtedness” shall mean any payment or reimbursement obligation in respect of a Settlement Payment.

“Settlement Lien” shall mean any Lien relating to any Settlement or Settlement Indebtedness (and may include, for the avoidance of doubt, the grant of a Lien in or other assignment of a Settlement Asset in consideration of a Settlement Payment, Lien securing intraday and overnight overdraft and automated clearinghouse exposure, and similar Liens)
“Settlement Payment” shall mean the transfer, or contractual undertaking (including by automated clearinghouse transaction) to effect a transfer, of cash or other property to effect a Settlement.
“Settlement Receivable” shall mean any general intangible, payment intangible, or instrument representing or reflecting an obligation to make payments to or for the benefit of a person in consideration for and in the amount of a Settlement made or arranged, or to be made or arranged, by such person.
“Similar Business” shall mean the businesses engaged in by Parent and the Subsidiaries as of the Closing Date or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto.
“Specified Loan Party” shall mean any Loan Party that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 3 of the Guarantee Agreement).
“Specified Prepayment Debt” shall mean any senior unsecured, senior secured or subordinated loans and/or notes of any Loan Party, no part of the principal of which is required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise), prior to the date that is six months after the then Latest Maturity Date (it being understood that any required offer to purchase such Indebtedness as a result of a change of control or asset sale shall not violate the foregoing restriction (so long as, in the case of a change of control offer to purchase provision, a change of control would not be triggered thereunder unless a Change of Control is also triggered hereunder, and in the case of an asset sale offer to purchase provision, the net proceeds of any asset sale are permitted to be applied to the prepayment of the Loans first or, in the case of Indebtedness secured by Other First Liens, on a not less than ratable basis than such Indebtedness)) and the terms and conditions of which (other than with respect to pricing, amortization, final maturity and collateral), taken as a whole, are not materially less favorable to Parent and its Subsidiaries than this Agreement or are otherwise reasonably acceptable to the Administrative Agent; provided that (i) in respect of any senior secured Indebtedness with Liens on the Collateral (which may be Liens that are pari passu with, or junior to, the Liens on the Collateral securing the Obligations), such Liens shall be Other First Liens or Junior Liens and (ii) in respect of any subordinated Indebtedness, such Indebtedness shall be subject to customary subordination provisions reasonably satisfactory to the Administrative Agent.
“Sponsor” shall mean Popular or any of its Affiliates (but not including, however, any of Popular’s portfolio companies).
“Spot Rate” for a currency shall mean the rate determined by the Administrative Agent or the L/C Issuer, as applicable, to be the rate quoted by the person acting in such capacity as the spot rate for the purchase by such person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the L/C Issuer if the person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; provided, further, that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.
“subsidiary” shall mean, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of the Voting Stock is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise Controls such entity and (3) any Person that is consolidated in the consolidated financial statements of the specified Person in accordance with GAAP.
“Subsidiary” shall mean, unless the context otherwise requires, a subsidiary of Parent, including the Borrower. Notwithstanding the foregoing (and except for purposes of the definition of “Unrestricted Subsidiary” contained herein), an

Unrestricted Subsidiary shall be deemed not to be a Subsidiary of Parent or any of its Subsidiaries for purposes of this Agreement.
“Subsidiary Loan Party” shall mean (a) each Wholly-Owned Subsidiary of Parent (other than the Borrower) on the Closing Date and (b) each Subsidiary of Parent that becomes, or is required pursuant to Section 5.10 to become, a party to a Guarantee Agreement after the Closing Date, in each case, until released from such Guarantee Agreement in accordance with the Loan Documents. The Subsidiary Loan Parties on the Closing Date are indicated as such on Schedule 1 of the Perfection Certificate.
“Subsidiary Redesignation” shall have the meaning assigned to such term in Section 5.12.
“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Parent or any of the Subsidiaries shall be a Swap Agreement.
“Swap Obligations” shall mean with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swingline Borrowing” shall mean a Borrowing comprised of Swingline Loans.
“Swingline Borrowing Request” shall mean a request by the Borrower substantially in the form of Exhibit E or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.
“Swingline Lender” shall mean Bank of America, in its capacity as a lender of Swingline Loans and its successors in such capacity.
“Swingline Loans” shall mean the swingline loans made to the Borrower pursuant to Section 2.04.
“Swingline Sublimit” shall mean an amount equal to the lesser of (a) $20,000,000 and (b) the aggregate amount of the Revolving Facility Commitments. The Swingline Sublimit is part of, and not in addition to, the Revolving Facility Commitments.
“TARGET Day” shall mean any day on which the Trans European Automated Real time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.
“Taxes” shall mean all present or future sales, use, income, gross receipts, volume of business, excise and property and other taxes, levies, imposts, duties (including stamp duties), deductions, charges (including ad valorem charges) or withholdings imposed by any Governmental Authority and all interest, additions to tax and penalties related thereto.
“Term A Loan Commitment” shall mean with respect to each Lender, the commitment of such Lender to make Term A Loans as set forth in Section 2.01. The initial amount of each Lender’s Term A Loan Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Term A Loan Commitment, as applicable. The aggregate amount of the Term A Loan Commitments on the Closing Date is $220,000,000.
“Term A Facility” shall mean the Term A Loan Commitments and the Term A Loans made hereunder.
“Term A Facility Maturity Date” shall mean November 27, 2023, the date that is five years after the Closing Date.
“Term A Lenders” shall mean a Lender with a Term A Loan Commitment or an outstanding Term A Loan.
“Term A Loan Installment Date” shall have the meaning assigned to such term in Section 2.11(a)(i).

“Term A Loans” shall mean the term loans made by the Lenders to the Borrower pursuant to Section 2.01(a) and any Incremental Term Loans in the form of Term A Loans made by the Incremental Term Lenders.
“Term B Facility” shall mean the Term B Loan Commitments and the Term B Loans made hereunder.
“Term B Facility Maturity Date” shall mean November 27, 2024, the date that is six years after the Closing Date.
“Term B Lenders” shall mean a Lender with a Term B Loan Commitment or an outstanding Term B Loan.
“Term B Loan Commitment” shall mean with respect to each Lender, the commitment of such Lender to make Term B Loans as set forth in Section 2.01. The initial amount of each Lender’s Term B Loan Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Term B Loan Commitment, as applicable. The aggregate amount of the Term B Loan Commitments on the Closing Date is $325,000,000.
“Term B Loan Installment Date” shall have the meaning assigned to such term in Section 2.11(a)(ii).
“Term B Loans” shall mean the term loans made by the Lenders to the Borrower pursuant to Section 2.01(b) and any Incremental Term Loans in the form of Term B Loans made by the Incremental Term Lenders.
“Term Borrowing” shall mean a Borrowing comprised of Term Loans of a single Class.
“Term Extension Request” shall have the meaning assigned to such term in Section 2.23(a).
“Term Facility” shall mean the Term A Facility, the Term B Facility, any Incremental Term Facility, Extended Term Loans and/or Refinancing Term Facility.
“Term Facility Maturity Date” shall mean (i) with respect to the Term A Facility, the Term A Facility Maturity Date, (ii) with respect to the Term B Facility, the Term B Facility Maturity Date and (iii) with respect to any Incremental Term Facility, the Incremental Term Facility Maturity Date for such Incremental Term Facility.
“Term Lender” shall mean a Lender with a Term Loan Commitment or an outstanding Term Loan.
“Term Loan Commitment” shall mean any Term A Loan Commitment, any Term B Loan Commitment or any Incremental Term Loan Commitment.
“Term Loan Installment Date” shall mean any Term A Loan Installment Date, Term B Loan Installment Date, any Refinancing Term Loan Installment Date or any Incremental Term Loan Installment Date.
“Term Loans” shall mean the Term A Loans, the Term B Loans, the Incremental Term Loans, Extended Term Loans and/or the Refinancing Term Loans.
“Test Period” shall mean, on any date of determination, the period of four consecutive fiscal quarters of Parent then most recently ended (taken as one accounting period) for which financial statements have been (or were required to be) delivered pursuant to Section 5.04(a) or 5.04(b).
“Total Net Debt” at any date shall mean (a) the aggregate principal amount of Consolidated Debt of Parent and the Subsidiaries outstanding at such date (after giving effect to all incurrences and repayment of all Indebtedness on such date), less (b) up to $60,000,000 of unrestricted cash and cash equivalents (determined in accordance with GAAP) of Parent and Subsidiaries at such date (after giving effect to all transactions to occur on such date).
“Total Net Leverage Ratio” shall mean, on any date, the ratio of (a) Total Net Debt as of the last day of the Test Period most recently ended as of such date to (b) EBITDA for the Test Period most recently ended as of such date, all determined on a consolidated basis in accordance with GAAP.
“Total Secured Net Debt” at any date shall mean (a) the aggregate principal amount of Consolidated Debt of Parent and the Subsidiaries outstanding at such date (after giving effect to all incurrences and repayment of all Indebtedness on such date) that consists of, without duplication, (i) Capital Lease Obligations and (ii) other Indebtedness that in each case is then secured by Liens on property or assets of Parent or any Subsidiary (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby), less (b) up to $60,000,000 of unrestricted cash and cash equivalents (determined in accordance with GAAP) of Parent and the Subsidiaries at such date (after giving effect to all transactions to occur on such date).
“Total Secured Net Leverage Ratio” shall mean, on any date, the ratio of (a) Total Secured Net Debt as of the last day of the Test Period most recently ended as of such date to (b) EBITDA for the Test Period most recently ended as of such date, all determined on a consolidated basis in accordance with GAAP.
“Transactions” shall mean, collectively, (a) the execution and delivery of the Loan Documents, the creation of the Liens pursuant to the Security Documents, and the initial borrowings hereunder; (b) the repayment in full of all loans under the Existing Credit Agreement and the termination of the commitments thereunder; and (c) the payment of all fees and expenses to be paid in connection with the foregoing.
“Transformative Acquisition” shall mean any acquisition by Parent or any Subsidiary that is either (a) not permitted by the terms of the Loan Documents immediately prior to the consummation of such acquisition or (b) permitted by the terms of Loan Documents immediately prior to the consummation of such acquisition, but would not provide Parent and its Subsidiaries with adequate flexibility under the Loan Documents for the continuation and/or expansion of the combined operations following such consummation, as determined by Parent acting in good faith.
“Type” shall mean, when used in respect of any Loan or Borrowing, the rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined.
“UCP” shall have the meaning assigned to such term in Section 2.05(h).
“Unfunded Pension Liability” shall mean, as of the most recent valuation date for the applicable Plan, the excess of (1) the Plan’s actuarial present value (determined on the basis of reasonable assumptions employed by the independent actuary for such Plan for purposes of Section 412 of the Code or Section 302 of ERISA) of its benefit liabilities (as defined in Section 4001(a)(16) of ERISA) over (2) the fair market value of the assets of such Plan.
“Uniform Commercial Code” shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.
“United States” shall mean the United States of America, including (other than for U.S. federal income tax purposes), for the avoidance of doubt, the Commonwealth of Puerto Rico.
“Unreimbursed L/C Disbursement” shall have the meaning specified in Section 2.05(f).
“Unrestricted Subsidiary” shall mean (i) any subsidiary of Parent designated by Parent as an Unrestricted Subsidiary pursuant to Section 5.12 subsequent to the Closing Date, except to the extent redesignated as a Subsidiary in accordance with such Section 5.12, and (ii) any subsidiary of an Unrestricted Subsidiary.
“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended from time to time and any successor thereto, including the Beneficial Ownership Regulation.
“Voting Stock” shall mean for any Person, Equity Interests of that Person generally entitled to vote for the election of the Board of Directors of such Person.
“Waivable Mandatory Prepayment” shall mean a mandatory prepayment pursuant to Section 2.12(b) (other than any mandatory prepayment with Net Proceeds described in clause (b) of the definition of “Net Proceeds”) or Section 2.12(c).
“Weighted Average Life to Maturity” when applied to any Indebtedness at any date, shall mean the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (2) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” of any person shall mean a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly-Owned Subsidiary of such person.
“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Working Capital” shall mean, with respect to Parent and the Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided, that, for purposes of calculating Excess Cash Flow, increases or decreases in Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (b) the effects of purchase accounting.
“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
SECTION 1.02.    Terms Generally

(a)With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(i)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.
(ii)Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.
(iii)The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”
(iv)The word “will” shall be construed to have the same meaning and effect as the word “shall.”
(v)Any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document).
(vi)Any reference herein to any Person shall be construed to include such Person’s successors and assigns.
(vii)The words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof.
(viii)All references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear.
(ix)Any reference to any law (or provision thereof) shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.
(x)The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(c)Any financial ratios shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
(d)Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to include a division of or by a limited liability company, or an allocation of assets to a series of limited liability companies (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person).

SECTION 1.03.    Accounting Terms
.
Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, that, if Parent notifies the Administrative Agent that Parent requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies Parent that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then (x) such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith, and (y) Parent shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Parent or any of its Subsidiaries at “fair value”, as defined therein and (ii) the accounting for operating leases and capital leases under GAAP as in effect on the Closing Date (including Accounting Standards Codification 840) shall apply for the purposes of determining compliance with the provisions of this Agreement, including the definition of “Capital Lease Obligations”.
SECTION 1.04.     Exchange Rates; Currency Equivalents

a.The Administrative Agent or the L/C Issuer shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts and Outstanding Amounts denominated in Alternative Currencies or L/C Alternative Currencies, respectively. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the L/C Issuer, as applicable. No Default or Event of Default shall arise as a result of any limitation or threshold set forth in Dollars in Article VI or paragraph (f) or (j) of Section 7.01 being exceeded solely as a result of changes in currency exchange rates from those rates applicable on the first day of the fiscal quarter in which such determination occurs or in respect of which such determination is being made.
b.Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Eurocurrency Loan or Letter of Credit is denominated in an Alternative Currency or an L/C Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency or L/C Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the L/C Issuer, as the case may be.

SECTION 1.05.     Additional Alternative Currencies
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(e)The Borrower may from time to time request that Eurocurrency Revolving Loans be made in a currency other than an existing Alternative Currency and/or Letters of Credit be issued in a currency other than an existing L/C Alternative Currency; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Eurocurrency Revolving Loans, such request shall be subject to the approval of the Administrative Agent; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the L/C Issuer.
(f)Any such request shall be made to the Administrative Agent not later than 11:00 a.m., 20 Business Days prior to the date of the desired Credit Event (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the L/C Issuer, in its or their sole discretion). In the case of any such request pertaining to Eurocurrency Loans, the Administrative Agent shall promptly notify each Revolving Facility Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the L/C Issuer thereof. Each Revolving Facility Lender (in the case of any such request pertaining to Eurocurrency Loans) or the L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., 10 Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(g)Any failure by a Revolving Facility Lender or the L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Revolving Facility Lender or the L/C Issuer, as the case may be, to permit Eurocurrency Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Revolving Facility Lenders consent to making Eurocurrency Loans in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an “Alternative Currency” hereunder for purposes of any Borrowings of Eurocurrency Revolving Loans; and if the Administrative Agent and the L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an “L/C Alternative Currency” hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.05, the Administrative Agent shall promptly so notify the Borrower. The Required Class Lenders of the Revolving Facility may give notice to the Borrower that any Alternative Currency ceases to be an Alternative Currency hereunder, and such notice shall be effective 20 Business Days after such notice. The Administrative Agent or the L/C Issuer may give notice to the Borrower than any Alternative Currency or L/C Alternative Currency, respectively, is no longer readily available and freely transferable and convertible into Dollars, and upon such notice such currency shall cease to be an Alternative Currency or L/C Alternative Currency, as applicable, hereunder.

SECTION 1.06.     Change of Currency
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(h)Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the Closing Date shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.
(i)Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.
(j)Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

SECTION 1.07. Times of Day; Rates
.
Unless otherwise specified, all references herein to times of day shall be references to Local Time.
The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurocurrency Rate” or with respect to any comparable or successor rate thereto.
SECTION 1.08. Letter of Credit Amounts
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Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
SECTION 1.09.     Limited Condition Transactions
.
Notwithstanding anything to the contrary herein, for purposes of (a) determining compliance with any financial ratio or test, any First Lien Secured Net Leverage Ratio test, any Total Secured Net Leverage Ratio test or any Total Net Leverage Ratio test and/or the availability under any baskets set forth in this Agreement expressed as a percentage of EBITDA or Consolidated

Total Assets or (b) other than for purposes of satisfying conditions precedent to any Credit Event, determining the accuracy of representations and warranties and/or whether a Default or Event of Default (or any type of Default or Event of Default) shall have occurred and be continuing, in each case in connection with any Limited Condition Transaction (including the assumption or incurrence of Indebtedness in connection therewith), the determination of whether the relevant condition is satisfied may be made,
(i)in the case of any acquisition or Investment (including with respect to any Indebtedness assumed or incurred in connection therewith), at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of), at the election of Parent, either (A) the execution of the definitive agreement with respect to such acquisition or Investment or (B) the consummation of such acquisition or Investment, and
(ii)in the case of any repayment of Indebtedness (including with respect to any Indebtedness assumed or incurred in connection therewith), at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of), at the election of the Borrower, (A) delivery of irrevocable (which may be conditional) notice with respect to such payment of Indebtedness or (B) the making of such repayment, in each case, after giving effect, on a Pro Forma Basis, to (1) the relevant Limited Condition Transaction and/or any related Indebtedness (including the intended use of proceeds thereof) and (2) to the extent definitive documents in respect thereof have been executed or the declaration of any notice with respect to any repayment of Indebtedness has been given (which definitive documents, declaration or notice has not terminated or expired without the consummation thereof), any additional Limited Condition Transaction and/or any related Indebtedness (including the intended use of proceeds thereof) that Parent has elected to be determined as set forth in this Section 1.09. If Parent has exercised such an election under this Section 1.09 in respect of any Limited Condition Transaction or related Indebtedness, then, in connection with any subsequent calculation of financial ratios, tests, caps or baskets expressed as a percentage of EBITDA (other than any such test under Section 6.06 or 6.10) on or following the date of determination of whether the relevant condition is satisfied, as elected by Parent in accordance with this Section 1.09, and prior to the earlier of (x) the date on which such Limited Condition Transaction or related Indebtedness is consummated and (y) the date that the definitive agreements, declaration or notice, as applicable, for such Limited Condition Transaction or related Indebtedness are terminated, abandoned, withdrawn or expire, as applicable, without consummation thereof, any such financial ratio, test, cap or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction or related Indebtedness and the other transactions in connection therewith have been consummated.
ARTICLE II

THE CREDITS
SECTION 2.01. Commitments.
Subject to the terms and conditions set forth herein:
(a)    each Term A Lender agrees to make Term A Loans to the Borrower on the Closing Date in a principal amount not to exceed such Lender’s Term A Loan Commitment;
(b)    each Term B Lender agrees to make Term B Loans to the Borrower on the Closing Date in a principal amount not to exceed such Lender’s Term B Loan Commitment;
(c)    each Revolving Facility Lender agrees to make Revolving Facility Loans to the Borrower from time to time during the Availability Period in Dollars or any Alternative Currency in an aggregate principal amount that will not result in (i) such Lender’s Revolving Facility Credit Exposure exceeding such Lender’s Revolving Facility Commitment or (ii) the total Revolving Facility Credit Exposure exceeding the total Revolving Facility Commitment; and
(d)    within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Facility Loans. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.
SECTION 2.02. Loans and Borrowings
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(k)Each Revolving Facility Loan and Term Loan shall be made as part of a Borrowing consisting of Loans under the same Class and of the same Type made by the Lenders ratably in accordance with their respective Commitments under the applicable Facility. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(l)Subject to Section 2.15, each Borrowing (other than a Swingline Borrowing) shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith. Each Swingline Borrowing shall be an

ABR Borrowing. Each Lender at its option may make any ABR Loan or Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.16 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.
(m)At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount not less than the Borrowing Minimum and, in the case of a Eurocurrency Revolving Facility Borrowing, that is an integral multiple of the Borrowing Multiple. Subject to Section 2.04(c) and Section 2.05(e), at the time that each Term Borrowing or Revolving Facility Borrowing is made, such Borrowing shall be in an aggregate amount that is not less than the Borrowing Minimum and, in the case of a Eurocurrency Revolving Facility Borrowing, that is an integral multiple of the Borrowing Multiple; provided, that an ABR Revolving Facility Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Commitments. Borrowings of more than one Type and under more than one Facility may be outstanding at the same time; provided, that there shall not at any time be more than a total of 10 Eurocurrency Borrowings outstanding under this Agreement.
(n)Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent, and such Lender.

SECTION 2.03. Requests for Borrowings
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To request a Revolving Facility Borrowing and/or a Term Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing, not later than 10:00 a.m. (x) three Business Days before the date of any proposed Borrowing denominated in Dollars and (y) four Business Days before the date of any proposed Borrowing denominated in an Alternative Currency or (b) in the case of an ABR Borrowing, not later than 10:00 a.m., on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by a Responsible Officer of the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)the Class of Loans comprising such Borrowing;
(ii)the aggregate amount of the requested Borrowing;
(iii)the date of such Borrowing, which shall be a Business Day;
(iv)whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; provided that any Borrowing denominated in an Alternative Currency shall be a Eurocurrency Borrowing;
(v)in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;
(vi)in the case of a Eurocurrency Revolving Facility Borrowing, the currency in which such Borrowing is to be denominated (which shall be Dollars or an Alternative Currency); and
(vii)the location and number of the Borrower’s account to which funds are to be disbursed.
If no election as to the currency of any Revolving Facility Borrowing is made, then the requested Borrowing shall be made in Dollars. If no election as to the Type of Revolving Facility Borrowing or Term Borrowing is specified, then the requested Borrowing shall be (x) an ABR Borrowing in the case of Loans denominated in Dollars or (y) a Eurocurrency Borrowing with an Interest Period of one month’s duration in the case of Revolving Facility Loans denominated in an Alternative Currency. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
SECTION 2.04. Swingline Loans
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(o)The Swingline. Subject to the terms and conditions set forth herein, the Swingline Lender may, in its sole discretion, agree, in reliance upon the agreements of the other Revolving Facility Lenders set forth in this Section 2.04, to make loans in Dollars (each such loan, a “Swingline Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the Swingline Sublimit, notwithstanding the fact that such Swingline Loans, when aggregated with the Revolving Facility Percentage of the Outstanding Amount of Revolving Facility Loans and L/C Obligations of the Revolving Facility Lender acting as Swingline Lender, may exceed the amount of such

Lender’s Revolving Facility Commitment; provided, however, that after giving effect to any Swingline Loan, (i) the Revolving Facility Credit Exposure shall not exceed the total Revolving Facility Commitments, and (ii) the aggregate Revolving Facility Credit Exposure of any Revolving Facility Lender (other than the Swingline Lender) shall not exceed such Revolving Facility Lender’s Revolving Facility Commitment, and provided, further, that the Borrower shall not use the proceeds of any Swingline Loan to refinance any outstanding Swingline Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.12, and reborrow under this Section 2.04. Each Swingline Loan shall be an ABR Loan. Immediately upon the making of a Swingline Loan, each Revolving Facility Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a risk participation in such Swingline Loan in an amount equal to the product of such Lender’s Revolving Facility Percentage times the amount of such Swingline Loan.
(p)Borrowing Procedures. Each Swingline Borrowing shall be made upon the Borrower’s irrevocable notice to the Swingline Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swingline Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000 and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swingline Lender and the Administrative Agent of a written Swingline Borrowing Request, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swingline Lender of any telephonic Swingline Loan request, the Swingline Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swingline Loan request and, if not, the Swingline Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swingline Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swingline Borrowing (A) directing the Swingline Lender not to make such Swingline Loan as a result of the limitations set forth in the provisos to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 4.01 is not then satisfied, then, subject to the terms and conditions hereof, the Swingline Lender may, not later than 3:00 p.m. on the borrowing date specified in such Swingline Borrowing Request, make the amount of its Swingline Loan available to the Borrower at the account of the Borrower specified in such Swingline Borrowing Request.
(q)Refinancing of Swingline Loans.
(i)    The Swingline Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), that each Revolving Facility Lender make an ABR Revolving Loan in an amount equal to such Revolving Facility Lender’s Revolving Facility Percentage of the amount of Swingline Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Borrowing Request for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the Borrowing Minimum and Borrowing Multiples, but subject to the unutilized portion of the Revolving Facility Commitments and the conditions set forth in Section 4.01. The Swingline Lender shall furnish the Borrower with a copy of the applicable Borrowing Request promptly after (other than the delivery of a Borrowing Request) delivering such notice to the Administrative Agent. Each Revolving Facility Lender shall make an amount equal to its Revolving Facility Percentage of the amount specified in such Borrowing Request available to the Administrative Agent in Same Day Funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swingline Loan) for the account of the Swingline Lender at the Administrative Agent’s Office for Dollar-denominated payments not later than 1:00 p.m. on the day specified in such Borrowing Request, whereupon, subject to Section 2.04(c)(ii), each Revolving Facility Lender that so makes funds available shall be deemed to have made an ABR Revolving Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swingline Lender.
(ii)    If for any reason any Swingline Loan cannot be refinanced by such an ABR Revolving Facility Borrowing in accordance with Section 2.04(c)(i), the request for ABR Revolving Loans submitted by the Swingline Lender as set forth herein shall be deemed to be a request by the Swingline Lender that each of the Revolving Facility Lenders fund its risk participation in the relevant Swingline Loan and each Revolving Facility Lender’s payment to the Administrative Agent for the account of the Swingline Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.
(iii)    If any Revolving Facility Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Revolving Facility Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swingline Lender shall be entitled to recover from such Revolving Facility Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swingline Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing. If such Revolving Facility Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s ABR Revolving Loan included in the relevant ABR Revolving Facility Borrowing or funded participation in the relevant Swingline Loan, as the case may be. A certificate of the

Swingline Lender submitted to any Revolving Facility Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.
(iv)    Each Revolving Facility Lender’s obligation to make ABR Revolving Loans pursuant to Section 2.04(c)(i) or to purchase and fund risk participations in Swingline Loans pursuant to Section 2.04(c)(ii) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swingline Lender, the Borrower or any other person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make ABR Revolving Loans pursuant to Section 2.04(c)(i) is subject to the conditions set forth in Section 4.01. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swingline Loans, together with interest as provided herein.
(r)Repayment of Participations.
(i)    At any time after any Revolving Facility Lender has purchased and funded a risk participation in a Swingline Loan, if the Swingline Lender receives any payment on account of such Swingline Loan, the Swingline Lender will distribute to such Revolving Facility Lender its Revolving Facility Percentage thereof in the same funds as those received by the Swingline Lender.
(ii)    If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by the Swingline Lender under any of the circumstances described in Section 8.10 (including pursuant to any settlement entered into by the Swingline Lender in its discretion), each Revolving Facility Lender shall pay to the Swingline Lender its Revolving Facility Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swingline Lender. The obligations of the Revolving Facility Lenders under this clause shall be absolute and unconditional and survive Payment in Full and the termination of this Agreement.
(s)Interest for Account of Swingline Lender. The Swingline Lender shall be responsible for invoicing the Borrower for interest on the Swingline Loans. Until each Revolving Facility Lender funds its ABR Revolving Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Facility Lender’s Revolving Facility Percentage of any Swingline Loan, interest in respect of such Revolving Facility Percentage shall be solely for the account of the Swingline Lender.
(t)Payments Directly to Swingline Lender. The Borrower shall make all payments of principal and interest in respect of the Swingline Loans directly to the Swingline Lender.

SECTION 2.05. Letters of Credit
.
(u)General. Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Section 2.01, the Borrower may request that the L/C Issuer, in reliance on the agreements of the Revolving Facility Lenders set forth in this Section 2.05, issue, at any time and from time to time during the period from and including the Closing Date until the Letter of Credit Expiration Date, Letters of Credit denominated in Dollars or in one or more L/C Alternative Currencies for its own account or the account of any of its Subsidiaries in such form as is acceptable to the L/C Issuer in its reasonable determination. Letters of Credit issued hereunder shall constitute utilization of the Revolving Facility Commitments. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.
(v)Notice of Issuance, Amendment, Extension, Reinstatement or Renewal.
(i)To request the issuance of a Letter of Credit (or the amendment of the terms and conditions, extension of the terms and conditions, extension of the expiration date, or reinstatement of amounts paid, or renewal of an outstanding Letter of Credit), the Borrower shall deliver (or transmit by electronic communication, if arrangements for doing so have been approved by the L/C Issuer) to the L/C Issuer and to the Administrative Agent not later than (i) in the case of a Letter of Credit denominated in Dollars, 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be and (ii) in the case of a Letter of Credit denominated in an L/C Alternative Currency, 11:00 a.m. at least four Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be, in each case, a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, extended, reinstated or renewed, and specifying the date of issuance, amendment, extension, reinstatement or renewal (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with clause (d) of this Section 2.05), the amount of such Letter of Credit, the name and address of the beneficiary thereof, the purpose and nature of the requested Letter of Credit and such other information as shall be necessary to prepare, amend, extend, reinstate or renew such Letter of Credit. If requested by the L/C Issuer, the Borrower also shall submit a Letter of Credit Application and reimbursement agreement on the L/C Issuer’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of Letter of Credit Application and reimbursement agreement or other agreement submitted by the Borrower to, or entered into by the Borrower with, the L/C Issuer relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
(ii)If the Borrower so requests in any applicable Letter of Credit Application (or the amendment of an outstanding Letter of Credit), the L/C Issuer may, in its sole and absolute discretion, agree to issue a standby Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon by the Borrower and the L/C Issuer at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Facility Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the date permitted pursuant to Section 2.05(d); provided, however, that the L/C Issuer shall not (x) permit any such extension if (A) the L/C Issuer has determined that it would not be permitted at such time to issue such Letter of Credit in its extended form under the terms hereof except that the expiration date may be extended to a date that is no more than one year from the then-current expiration date, or (y) it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is five Business Days before the Non-Extension Notice Date from the Administrative Agent that the Required Class Lenders under the Revolving Facility have elected not to permit such extension or (ii) be obligated to permit such extension if it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is seven Business Days before the Non-Extension Notice Date from the Administrative Agent, any Revolving Facility Lender or the Borrower that one or more of the applicable conditions specified in Section 4.01 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.
(iii)If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a standby Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Revolving Facility Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Reinstatement Deadline (A) from the Administrative Agent that the Required Class Lenders under the Revolving Facility have elected not to permit such reinstatement or (B) from the Administrative Agent, any Revolving Facility Lender or the Borrower that one or more of the applicable conditions specified in Section 4.01 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing the L/C Issuer not to permit such reinstatement.
(w)Limitations on Amounts, Issuance and Amendment. A Letter of Credit shall be issued, amended, extended, reinstated or renewed only if (and upon issuance, amendment, extension, reinstatement or renewal of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, extension, reinstatement or renewal (x) the Outstanding Amount of all L/C Obligations shall not exceed the Letter of Credit Sublimit that would be in effect at any time prior to the expiration of all Letters of Credit outstanding at such time (after giving effect to the scheduled maturity of any Revolving Facility Commitment occurring prior to the expiration of all such Letters of Credit), (y) the total Revolving Facility Credit Exposure shall not exceed the total Revolving Facility Commitments at any time prior to the expiration of all Letters of Credit outstanding at such time (after giving effect to the scheduled maturity of any Revolving Facility Commitment occurring prior to the expiration of all such Letters of Credit) and (z) no Lender’s Revolving Facility Credit Exposure shall exceed such Lender’s Revolving Facility Commitments.
(i)The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:
(A)any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Change in Law shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit;
(C)except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000, in the case of a commercial Letter of Credit, or $100,000, in the case of a standby Letter of Credit;
(D)except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is to be denominated in a currency other than Dollars or an L/C Alternative Currency;
(E)such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or
(F)a default of any Revolving Facility Lender’s obligations to fund under Section 2.05(f) exists or any Revolving Facility Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrower or such Revolving Facility Lender to eliminate the L/C Issuer’s risk with respect to such Revolving Facility Lender, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.27) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.
(ii)The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
(iii)The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.
(x)Expiration Date. Each Letter of Credit shall have a stated expiration date no later than the earlier of (i) the date twelve months after the date of the issuance of such Letter of Credit (or, in the case of any extension of the expiration date thereof, whether automatic or by amendment, twelve months after the then‑current expiration date of such Letter of Credit) and (ii) the Letter of Credit Expiration Date, unless such expiring date shall be approved, with respect to clause (i), by the L/C Issuer and the Required Revolving Lenders or, with respect to clause (ii), by the L/C Issuer and all of the Revolving Facility Lenders.
(y)Participations.
(i)By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the expiration date thereof), and without any further action on the part of the L/C Issuer or the Lenders, the L/C Issuer hereby grants to each Revolving Facility Lender, and each Revolving Facility Lender hereby acquires from the L/C Issuer, a participation in such Letter of Credit equal to such Lender’s Revolving Facility Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Revolving Facility Lender acknowledges and agrees that its obligation to acquire participations pursuant to this clause (e) in respect of Letters of Credit is absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including any amendment, extension, reinstatement or renewal of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Facility Commitments.
(ii)In consideration and in furtherance of the foregoing, each Revolving Facility Lender hereby absolutely, unconditionally and irrevocably agrees to pay to the Administrative Agent, for the account of the L/C Issuer, such Lender’s Revolving Facility Percentage of each L/C Disbursement made by the L/C Issuer not later than 1:00 p.m. on the Business Day specified in the notice provided by the Administrative Agent to the Revolving Facility Lenders pursuant to Section 2.05(f) until such L/C Disbursement is reimbursed by the Borrower or at any time after any reimbursement payment is required to be refunded to the Borrower for any reason, including after the Revolving Facility Maturity Date. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each such payment shall be made in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Facility Lenders pursuant to this Section 2.05), and the Administrative Agent shall promptly pay to the L/C Issuer the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to Section 2.05(f), the Administrative Agent shall distribute such payment to the L/C Issuer or, to the extent that the Revolving Facility Lenders have made payments pursuant to this clause (e) to reimburse the L/C Issuer, then to such Lenders and the L/C Issuer as their interests may appear. Any payment made by a Lender pursuant to this clause (e) to reimburse the L/C Issuer for any L/C Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such L/C Disbursement.
(iii)Each Revolving Facility Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Revolving Facility Percentage of the aggregate amount available to be drawn under such Letter of Credit at each time such Lender's Revolving Facility Commitment is amended pursuant to the operation of Section 2.22 or 2.25, as a result of an assignment in accordance with Section 9.04 or otherwise pursuant to this Agreement.
(iv)If any Revolving Facility Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.05(e), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Facility Loan included in the relevant Revolving Facility Borrowing or L/C Disbursement Participation. A certificate of the L/C Issuer submitted to any Revolving Facility Lender (through the Administrative Agent) with respect to any amounts owing under this clause (e)(iv) shall be conclusive absent manifest error.
(z)Reimbursement. If the L/C Issuer shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower shall reimburse the L/C Issuer in respect of such L/C Disbursement by paying to the Administrative Agent an amount equal to such L/C Disbursement not later than 12:00 noon on (i) the Business Day that the Borrower receives notice of such L/C Disbursement, if such notice is received prior to 10:00 a.m. or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time; provided that, if such L/C Disbursement is not less than Borrowing Minimum, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or Section 2.04 that such payment be financed with a Borrowing of ABR Loans or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Borrowing of ABR Loans or Swingline Loan. In the case of a Letter of Credit denominated in an L/C Alternative Currency, the Borrower shall reimburse the L/C Issuer in Dollars, unless the L/C Issuer shall have specified in such notice that it will accept reimbursement in the L/C Alternative Currency in which such Letter of Credit was so denominated. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an L/C Alternative Currency, the L/C Issuer shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Facility Lender of the applicable L/C Disbursement, the payment then due from the Borrower in respect thereof (the “Unreimbursed L/C Disbursement”) and such Lender’s Revolving Facility Percentage thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of ABR Revolving Loans to be disbursed on the date of payment by the L/C Issuer under a Letter of Credit in an amount equal to the Unreimbursed L/C Disbursement, without regard to the Borrowing Minimum or Borrowing Multiple for the principal amount of ABR Revolving Loans, but subject to the amount of the unutilized portion of the aggregate Revolving Facility Commitments and the conditions set forth in Section 4.01 (other than the delivery of a Borrowing Request). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.05(f) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(aa)Obligations Absolute.
(i)The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Disbursement shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(A)any lack of validity or enforceability of this Agreement, any other Loan Document or any Letter of Credit, or any term or provision herein or therein;
(B)the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(C)any draft, demand, certificate or other document presented under such Letter of Credit that appears on its face to be valid proving to be forged, fraudulent, invalid or insufficient in any respect or any statement in such draft or other document being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(D)waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of the Borrower or any waiver by the L/C Issuer which does not in fact materially prejudice the Borrower;
(E)honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;
(F)any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;
(G)any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;
(H)any adverse change in the relevant exchange rates or in the availability of the relevant L/C Alternative Currency to the Borrower or any Subsidiary or in the relevant currency markets generally;
(I)any amendment or waiver of or any consent to departure from all or any of the provisions of this Agreement, any Letter of Credit or any other Loan Document; or

(J)any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.05, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.
(ii)The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.
(iii)None of the Administrative Agent, the Lenders, the L/C Issuer, or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the L/C Issuer or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the L/C Issuer; provided that the foregoing shall not be construed to excuse the L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the L/C Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the L/C Issuer (as finally determined by a court of competent jurisdiction), the L/C Issuer shall be deemed to have exercised care in each such determination, and that:
(A)the L/C Issuer may replace a purportedly lost, stolen, or destroyed original Letter of Credit or missing amendment thereto with a certified true copy marked as such or waive a requirement for its presentation;
(B)the L/C Issuer may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit and without regard to any non-documentary condition in such Letter of Credit;
(C)the L/C Issuer shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and
(D)this sentence shall establish the standard of care to be exercised by the L/C Issuer when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).
Without limiting the foregoing, none of the Administrative Agent, the Lenders, the L/C Issuer, or any of their Related Parties shall have any liability or responsibility by reason of (i) any presentation that includes forged or fraudulent documents or that is otherwise affected by the fraudulent, bad faith, or illegal conduct of the beneficiary or other Person, (ii) the L/C Issuer declining to take-up documents and make payment (A) against documents that are fraudulent, forged, or for other reasons by which that it is entitled not to honor or (B) following a Borrower’s waiver of discrepancies with respect to such documents or request for honor of such documents or (iii) the L/C Issuer retaining proceeds of a Letter of Credit based on an apparently applicable attachment order, blocking regulation, or third-party claim notified to such L/C Issuer.
(ab)Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits (the “UCP”), as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Borrower for, and the L/C Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.
(ac)The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article VIII with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article VIII included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.
(ad)Disbursement Procedures. The L/C Issuer for any Letter of Credit shall, within the time allowed by applicable laws or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. The L/C Issuer shall promptly after such examination notify the Administrative Agent and the Borrower in writing of such demand for payment if the L/C Issuer has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the L/C Issuer and the Lenders with respect to any such L/C Disbursement.
(ae)Interim Interest. If the L/C Issuer for any Letter of Credit shall make any L/C Disbursement, then, unless the Borrower shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Borrower reimburses such L/C Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that if the Borrower fails to reimburse such L/C Disbursement when due pursuant to Section 2.05(f), then Section 2.14(c) shall apply. Interest accrued pursuant to this clause (k) shall be for the account of the L/C Issuer, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.05(f) to reimburse the L/C Issuer shall be for the account of such Lender to the extent of such payment.
(af)Replacement of the Issuing Bank. Any L/C Issuer may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced L/C Issuer and the successor L/C Issuer. The Administrative Agent shall notify the Lenders of any such replacement of any L/C Issuer. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced L/C Issuer pursuant to Section 2.13. From and after the effective date of any such replacement, (x) the successor L/C Issuer shall have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit to be issued thereafter and (y) references herein to the term “L/C Issuer” shall be deemed to refer to such successor or to any previous L/C Issuer, or to such successor and all previous L/C Issuers, as the context shall require. After the replacement of an L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
(ag)Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

SECTION 2.06. [Reserved]
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SECTION 2.07. Funding of Borrowings
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(ah)Each Lender shall make each Term Loan or Revolving Facility Loan to be made by it hereunder available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 1:00 p.m., in the case of any Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Revolving Facility Loan denominated in an Alternative Currency, in each case on the Business Day specified in the applicable Borrowing Request. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower as specified in the Borrowing Request; provided, however, that if, on the date the Borrowing Request with respect to a Revolving Facility Borrowing denominated in Dollars is given by the Borrower, there are Unreimbursed L/C Disbursements outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such Unreimbursed L/C Disbursements, and, second, shall be made available to the Borrower as provided above.
(ai)Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Loans (or, in the case of any Borrowing of ABR Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.07(a) (or, in the case of a Borrowing of ABR Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.07(a)) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to ABR Loans under the applicable Facility. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.08. Interest Elections
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(aj)Each Borrowing of Revolving Facility Loans or Term Loans initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section; provided, that except as otherwise provided herein, a Eurocurrency Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Loan. The Borrower may elect different options with respect to different portions of the affected Revolving Facility Borrowing or Term Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued. Notwithstanding anything to the contrary herein, Loans denominated in any Alternative Currency may only be made, and maintained, as Eurocurrency Loans.
(ak)To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in the form of Exhibit D and signed by a Responsible Officer of the Borrower.
(al)Each telephonic and written Interest Election Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:
(i)the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and
(iv)if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”
If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(am)Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.
(an)If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing; provided, that any Loan denominated in an Alternative Currency shall instead be continued as a Eurocurrency Borrowing with an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if a Default or Event of Default has occurred and is continuing and the Administrative Agent so notifies the Borrower, then, so long as a Default or Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall (A) in the case of such a Borrowing made in Dollars, be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (B) in the case of such a Borrowing made in an Alternative Currency be continued as a Eurocurrency Revolving Facility Borrowing with an Interest Period of one month’s duration.

SECTION 2.09. Termination and Reduction of Commitments
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(ao)Unless previously terminated, (i) the Revolving Facility Commitments shall terminate on the Revolving Facility Maturity Date, (ii) the Term A Loan Commitments shall be automatically and permanently reduced to $0 upon the funding of the Term A Loans on the Closing Date, and (iii) Term A Loan Commitments shall be automatically and permanently reduced to $0 upon the funding of the Term A Loans on the Closing Date.
(ap)The Borrower may at any time terminate, or from time to time reduce the Revolving Facility Commitments; provided, that (i) each such reduction shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 (or, if less, the remaining amount of the Revolving Facility Commitments), (ii) the Borrower shall not terminate or reduce the

Revolving Facility Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.12, (x) the total Revolving Facility Credit Exposure would exceed the total Revolving Facility Commitments, (y) the aggregate principal amount of Swingline Loans would exceed the Swingline Sublimit or (z) the Outstanding Amount of all L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit and (iii) each reduction shall be applied ratably among all Classes of Revolving Facility Commitments.
(aq)The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Facility Commitments under clause (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided, that a notice of termination of the Revolving Facility Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the applicable Lenders in accordance with their respective Commitments.

SECTION 2.10. Repayment of Loans; Evidence of Debt
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(ar)The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each applicable Revolving Facility Lender the then unpaid principal amount of each applicable Revolving Facility Loan to the Borrower on the applicable Revolving Facility Maturity Date, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.11, and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Latest Revolving Facility Maturity Date.
(as)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(at)The Administrative Agent shall maintain accounts in which it shall record (i) the amount and currency of each Loan made hereunder, the Class and Type thereof, the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(au)The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to pay the Obligations in accordance with the terms of this Agreement.
(av)Any Lender may request that Loans made by it be evidenced by a promissory note (a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender or its registered assigns and in a form approved by the Administrative Agent and reasonably acceptable to the Borrower. Thereafter, unless otherwise agreed to by the applicable Lender, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein or its registered assigns).

SECTION 2.11. Repayment of Term Loans and Revolving Facility Loans
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(aw)Subject to the other paragraphs of this Section:
(i)The Borrower shall repay to the Administrative Agent, in Dollars, for the ratable account of the Term A Lenders, (A) on the last Business Day of each month set forth in the table below (each, a “Term A Loan Installment Date”), the principal amount of Term A Loans equal to the product of (x) the original aggregate principal amount of Term A Loans on the Closing Date multiplied by (y) the percentage set forth in the table below opposite the applicable Term A Loan Installment Date and (B) on the Term A Facility Maturity Date, the remaining outstanding principal amount of all Term A Loans:

Term A Loan Installment Date:	Percentage:
March 2019	1.250%
June 2019	1.250%
September 2019	1.250%
December 2019	1.250%
March 2020	1.250%
June 2020	1.250%
September 2020	1.250%
December 2020	1.250%
March 2021	1.250%
June 2021	1.250%
September 2021	1.250%
December 2021	1.250%
March 2022	1.875%
June 2022	1.875%
September 2022	1.875%
December 2022	1.875%
March 2023	2.500%
June 2023	2.500%
September 2023	2.500%

(ii)The Borrower shall repay to the Administrative Agent, in Dollars, for the ratable account of the Term B Lenders, (A) on the last Business Day of each March, June, September and December, commencing with March 31, 2019 (each, a “Term B Loan Installment Date”), a principal amount in respect of the Term B Loans equal to 0.25% of the original aggregate principal amount of Term B Loans on the Closing Date and (B) on the Term B Facility Maturity Date, the remaining outstanding principal amount of all Term B Loans.
(iii)In the event that any Incremental Term Loans are made on an Incremental Commitments Effective Date, the Borrower shall repay such Incremental Term Loans on the dates and in the amounts set forth in the Additional Credit Extension Amendment (each such date being referred to as an “Incremental Term Loan Installment Date”).
(iv)In the event that any Refinancing Term Loans are made on a Refinancing Term Effective Date, the Borrower shall repay such Refinancing Term Loans on the dates and in the amounts set forth in the Additional Credit Extension Amendment (each such date being referred to as a “Refinancing Term Loan Installment Date”).
(v)The Refinancing Term Loans of any Class shall mature as provided in the applicable Additional Credit Extension Amendment.
(ax)To the extent not previously paid, outstanding Revolving Facility Loans shall be due and payable on the applicable Revolving Facility Maturity Date.
(ay)(i) Any mandatory prepayment of Term Loans pursuant to Section 2.12(b) and (c) shall be applied so that the aggregate amount of such prepayment is allocated among each Class of Term Loans pro rata based on the aggregate principal amount of outstanding Term Loans, irrespective of whether such outstanding Term Loans are ABR Loans or Eurocurrency Loans, with the application of such mandatory prepayment within each Class of Term Loans applied to the remaining installments of such Class on a pro rata basis among such remaining installments (except that any mandatory prepayment with Net Proceeds described in clause (b) of the definition of “Net Proceeds” shall be applied to such remaining installments in direct order of maturity). Prior to the repayment of any Term Loan, the Borrower may select the Borrowing or Borrowings to be repaid (subject to the foregoing) and shall notify the Administrative Agent by telephone (confirmed by facsimile) of such selection not later than 1:00 p.m. (i) in the case of an ABR Borrowing, one Business Day before the scheduled date of such repayment and (ii) in the case of a Eurocurrency Borrowing, three Business Days before the scheduled date of such repayment; and
(ii)    Any optional prepayments of the Term Loans pursuant to Section 2.12(a) shall be applied to the remaining installments of the Term Loans as the Borrower may direct under the applicable Class or Classes of Term Loans as the Borrower may direct.
SECTION 2.12. Prepayment of Loans
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(az)The Borrower shall have the right at any time and from time to time to prepay any Loan in whole or in part, without premium or penalty (except as set forth in this Section and Section 2.17), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the principal amount of Loans of any Class outstanding, upon prior notice to the Administrative Agent by telephone (confirmed by facsimile) (x) in the case of an ABR Loan, not less than one Business Day prior to the date of prepayment, (y) in the case of Eurocurrency Loans denominated in Dollars, not less than three Business Days prior to the date of prepayment and (z) in the case of a Eurocurrency Revolving Loan denominated in an Alternative Currency, not less than four Business Days prior to the date of prepayment. Each notice delivered by the Borrower pursuant to this Section 2.12(a) shall be irrevocable; provided, that such notice may state that it is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Each such notice shall be signed by a Responsible Officer of the Borrower and shall specify the date and amount of such prepayment and the Class(es) and the Type(s) of Loans to be prepaid and, if Eurocurrency Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each applicable Lender of its receipt of each such notice, and of the amount of such Lender’s pro rata share of such prepayment. In the event that, on or prior to the date which is six months after the Closing Date, the Borrower makes any prepayment or amendment of Term B Loans in connection with any Repricing Transaction (other than in connection with a Change of Control or Transformative Acquisition), the Borrower shall pay to the Administrative Agent, for the ratable account of the Term B Lenders, a prepayment premium of 1% of the amount of the Term B Loans being so prepaid, refinanced, substituted or replaced or amended.
(ba)Subject to Section 2.12(e) and (f), the Borrower shall apply 100% of all Net Proceeds promptly upon receipt thereof by Parent or any Subsidiary to prepay Loans in accordance with clause (c) of Section 2.11; provided that, with respect to Net Proceeds from Asset Sales, the Borrower may use a portion of such Net Proceeds to prepay or repurchase Other First Lien Debt (to the extent required by the terms of such Other First Lien Debt) in an amount not to exceed the product of (x) the amount of such Net Proceeds multiplied by (y) a fraction, the numerator of which is the outstanding principal amount of the Other First Lien Debt and the denominator of which is the sum of the outstanding principal amount of such Other First Lien Debt and the outstanding principal amount of Term Loans.
(bb)Subject to Section 2.12(e) and (f), within five Business Days after financial statements have been delivered pursuant to Section 5.04(a) and the related Compliance Certificate has been delivered pursuant to Section 5.04(c) for any Excess Cash Flow Period, the Borrower shall prepay an aggregate principal amount of Term Loans equal to (i) the Applicable ECF Percentage of Excess Cash Flow for such Excess Cash Flow Period less (ii) (x) the aggregate principal amount of Term Loans prepaid pursuant to Section 2.12(a) or Section 2.12(g) (in the amount of actual cash expended), excluding (A) any prepayments funded with proceeds of long-term indebtedness (other than Revolving Facility Loans) or issuances of Equity Interests and (B) prepayments applied to amortization payments on the Term Loans due in such Excess Cash Flow Period, and (y) the aggregate principal amount of Revolving Facility Loans prepaid pursuant to Section 2.12(a) to the extent the Revolving Facility Commitments are correspondingly reduced pursuant to Section 2.09, in each case, during such Excess Cash Flow Period or after the end of such Excess Cash Flow Period but before the prepayment under this Section 2.12(c) for such period is due; provided that no such prepayment shall be due if the Applicable ECF Percentage of Excess Cash Flow for such Excess Cash Flow Period is less than $10,000,000.
(bc)If the Administrative Agent notifies the Borrower at any time (including on any Revaluation Date) that the Revolving Facility Credit Exposure at such time exceeds an amount equal to 105% of the Revolving Facility Commitments then in effect, then, within two Business Days after receipt of such notice, the Borrower shall prepay the Revolving Facility Loans and/or the Swingline Loans and/or the Borrower shall Cash Collateralize the L/C Obligations in an aggregate amount (allocated among the Revolving Facility Loans, Swingline Loans and/or L/C Obligations as selected by the Borrower) sufficient to reduce the Revolving Facility Credit Exposure as of such date of payment to an amount not to exceed 100% of the Revolving Facility Commitments then in effect. The Administrative Agent may, at any time and from time to time after any such initial deposit of such Cash Collateral, require that additional Cash Collateral be provided in order to protect against the results of further exchange rate fluctuations.
(bd)Anything contained herein to the contrary notwithstanding, not less than three Business Days prior to the date (the “Required Prepayment Date”) on which the Borrower is required to make any Waivable Mandatory Prepayment, the Borrower shall notify Administrative Agent of the amount subject to such prepayment requirement, and Administrative Agent will promptly thereafter notify each Lender holding an outstanding Term Loan of the amount of such Lender’s pro rata share of such Waivable Mandatory Prepayment and such Lender’s option to refuse such amount. Each such Lender may exercise such option by giving written notice to the Administrative Agent of its election to do so on or before the second Business Day prior to the Required Prepayment Date (it being understood that any Lender which does not notify the Administrative Agent of its election to exercise such option on or before the first Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, to accept the Waivable Mandatory Prepayment). On the Required Prepayment Date, the Borrower shall pay to the Administrative Agent the amount of the Waivable Mandatory Prepayment less the amount of the Declined Amounts, which amount shall be applied by the Administrative Agent to prepay the Term Loans of those Lenders that have elected to accept such Waivable Mandatory Prepayment (which prepayment shall be applied to the scheduled installments of principal of the Term Loans in the applicable Class(es) of Term Loans in accordance with Section 2.11(c)), and (ii) the

Borrower may retain a portion of the Waivable Mandatory Prepayment in an amount equal to that portion of the Waivable Mandatory Prepayment otherwise payable to those Lenders that have elected to exercise such option and decline such Waivable Mandatory Prepayment (such declined amounts, the “Declined Amounts”). Such Declined Amounts retained by the Borrower may be used for any purpose not otherwise prohibited by this Agreement.
(be)Notwithstanding any other provisions of this Section 2.12 to the contrary, (i) to the extent that any repatriation (or other intercompany distribution or transfer) to the Borrower, directly or indirectly, from a Subsidiary organized outside the United States and the Commonwealth of Puerto Rico as a distribution or dividend (or other intercompany transfer) of any amount required to mandatorily prepay the Term Loans pursuant to Section 2.12(b) or (c) is prohibited or delayed by applicable local law from being repatriated to Puerto Rico, the portion of any such amount so affected will not be required to be applied to repay Term Loans at the times provided in Section 2.12(b) or (c), as applicable, for so long, but only for so long, as the applicable local law will not permit repatriation to the Commonwealth of Puerto Rico (the Borrower hereby agreeing to cause the applicable Subsidiary to promptly use commercially reasonable efforts to take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected amount is permitted under the applicable local law, such affected amount will be promptly applied (net of additional taxes payable or reserved against as a result thereof) to the prepayment of the Term Loans pursuant to Section 2.12(b) or (c), as applicable, to the extent provided herein, (ii) to the extent that the Borrower has determined in good faith that repatriation (or other intercompany distribution or transfer) to the Borrower, directly or indirectly, from a Subsidiary organized outside the United States and the Commonwealth of Puerto Rico as a distribution or dividend (or other intercompany transfer) of any amount required to mandatorily prepay the Term Loans pursuant to Section 2.12(b) or (c) would have a material adverse tax cost consequence with respect to such affected amount, such amount so affected need not be prepaid at such time and (iii) to the extent that the Borrower has determined in good faith that repatriation to the Borrower, directly or indirectly, from a Subsidiary organized outside the United States and the Commonwealth of Puerto Rico would give rise to a risk of liability for the directors of such Subsidiaries; provided that, in the case of clauses (i), (ii) and (iii), Parent and its Subsidiaries shall take commercially reasonable actions under applicable law to permit such repatriation and without material adverse tax consequences and without giving rise to risk of liability for the directors of the applicable Subsidiaries. The portion of any mandatory prepayment that may be subject to the operation of this Section 2.12(f) shall be limited (A) in the case of any prepayment pursuant to Section 2.12(b), to the Net Proceeds received by a Subsidiary that is not organized under the laws of the United States, any State thereof or the Commonwealth of Puerto Rico in respect of an Asset Sale by such Subsidiary and (B) in the case of any mandatory prepayment pursuant to Section 2.12(c), to the portion of the applicable Excess Cash Flow attributable to Subsidiaries that are not organized under the laws of the United States, any State thereof or the Commonwealth of Puerto Rico.
(bf)Notwithstanding anything to the contrary contained in this Section 2.12 or any other provision of this Agreement, the Borrower may prepay any Class or Classes of outstanding Term Loans (each, an “Auction Prepayment Offer”) at a discount to par pursuant to one or more auctions (each, an “Auction”) on the following basis (any such prepayment, an “Auction Prepayment”):
(i)All Term Lenders (other than Defaulting Lenders) of the applicable Class or Classes shall be permitted (but not required) to participate in each Auction. Any such Lender who elects to participate in an Auction may choose to offer all or part of such Lender’s Term Loans of the applicable Class for prepayment. Each Term Lender shall notify the Administrative Agent within the period specified in the offer if it determines to participate in such Auction.
(ii)Each Auction Prepayment shall be subject to the conditions that (A) the Administrative Agent shall have received a certificate to the effect that (I) immediately prior to and after giving effect to the Auction Prepayment and on the date of any delivery of an Auction Notice (as defined in Exhibit C), no Default or Event of Default shall have occurred and be continuing, (II) as of the date of the Auction Notice, the Borrower is not in possession of any material non-public information with respect to Parent or any of its subsidiaries that (x) has not been disclosed to the Lenders (other than Lenders that do not wish to receive material non-public information with respect to Parent or any of its subsidiaries) prior to such date and (y) if not disclosed to the Lenders, could reasonably be expected to have a material effect (whether negative or positive) upon, or otherwise be material to, (1) a Lender’s decision to participate in any Auction or (2) the market price of the Term Loans subject to such Auction, (III) each of the conditions to such Auction Prepayment has been satisfied and (IV) the Borrower shall be in Pro Forma Compliance after giving effect to the Auction Prepayment, (B) immediately prior to and after giving effect to the Auction Prepayment, the sum of the unused Revolving Facility Commitments plus unrestricted cash and cash equivalents held by Loan Parties shall not be less than $25,000,000, (C) each offer of prepayment made pursuant to this Section 2.12(g) must be in an amount not less than $1,000,000 in principal amount of Term Loans, calculated on the face amount thereof unless another amount is agreed to by the Administrative Agent, (D) no Auction Prepayment shall be made from the proceeds of any Revolving Facility Loan or Swingline Loan, (E) any Auction Prepayment shall be offered to all Lenders with Term Loans on a pro rata basis, (F) all Term Loans so prepaid by the Borrower shall automatically be canceled and retired by the Borrower on the applicable settlement date (and for the avoidance of doubt, may not be reborrowed) and (G) no more than one Auction Prepayment Offer may be ongoing at any one time and no more than five Auction Prepayment Offers may be made in any one fiscal year (unless the Administrative Agent consents in its reasonable discretion).
(iii)The Borrower must terminate any Auction Prepayment Offer if it fails to satisfy one or more of the conditions set forth above in Section 2.12(g)(ii) that are required to be met at the time at which the Term Loans would have been prepaid pursuant to such Auction Prepayment Offer. If the Borrower commences any Auction Prepayment Offer (and all relevant requirements set forth above that are required to be satisfied at the time of the commencement of such Auction Prepayment Offer have in fact been satisfied), and if at such time of commencement the Borrower reasonably believes that all required conditions set forth above that are required to be satisfied at the time of the consummation of such Auction Prepayment Offer shall be satisfied, then the Borrower shall have no liability to any Term Lender or any other person for any termination of such Auction Prepayment Offer as a result of its failure to satisfy one or more of the conditions set forth above that are required to be met at the time that otherwise would have been the time of consummation of such Auction Prepayment Offer, and any such failure shall not result in any Default or Event of Default hereunder. All Term Loans prepaid by the Borrower pursuant to this Section 2.12(g) shall be accompanied by all accrued interest on the par principal amount so prepaid to, but not including, the date of the Auction Prepayment. The par principal amount of Term Loans prepaid pursuant to this Section 2.12(g) shall be applied to reduce the final installment payment of principal thereof pursuant to Section 2.11(a)(i), (ii), (iii) or (iv), as applicable.
(iv)Each Auction shall comply with the Auction Procedures and any such other procedures established by the Administrative Agent in its reasonable discretion and agreed to by the Borrower.
(v)The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Article VIII and Section 9.05 to the same extent as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Auction Prepayment Offer.
(vi)This Section 2.12(g) shall neither (A) require the Borrower to undertake any Auction nor (B) limit or restrict the Borrower from making voluntary prepayments of Term Loans in accordance with Section 2.12(a).

SECTION 2.13. Fees

(bg)The Borrower agrees to pay to each Revolving Facility Lender (other than any Defaulting Lender), through the Administrative Agent, on the last Business Day of March, June, September and December in each year, and the date on which the Revolving Facility Commitments of all the Revolving Facility Lenders shall be terminated as provided herein, a commitment fee in Dollars (the “Commitment Fee”) on the actual daily amount of the Available Unused Commitment of such Lender under the Revolving Facility during the preceding quarter (or other period commencing with the Closing Date or ending with the date on which the last of the Revolving Facility Commitments of such Lender shall be terminated) at a rate equal to the Applicable Commitment Fee. All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. For the purpose of calculating any Revolving Facility Lender’s Commitment Fee, the outstanding Swingline Loans during the period for which such Revolving Facility Lender’s Commitment Fee is calculated shall be deemed to be zero. The Commitment Fee due to each Revolving Facility Lender shall commence to accrue on the Closing Date and shall cease to accrue on the date on which the last of the Commitments of such Revolving Facility Lender shall be terminated as provided herein.
(bh)The Borrower from time to time agrees to pay (i) to each Revolving Facility Lender (other than any Defaulting Lender), through the Administrative Agent, on the last Business Day of March, June, September and December of each year and on the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a fee in Dollars (an “L/C Participation Fee”) on such Lender’s Revolving Facility Percentage of the daily aggregate Outstanding Amount of L/C Obligations (excluding the portion thereof attributable to Unreimbursed L/C Disbursements in respect of Letters of Credit) during the preceding quarter (or shorter period commencing with the Closing Date or ending with the Revolving Facility Maturity Date or the date on which the applicable Revolving Facility Commitments shall be terminated) at the rate per annum equal to the Applicable Margin for Eurocurrency Revolving Facility Borrowings effective for each day in such period and (ii) directly to the L/C Issuer for its own account a fronting fee (x) with respect to each commercial Letter of Credit, at a rate per annum equal to the percentage separately agreed upon between the Borrower and the L/C Issuer, computed on the Dollar Equivalent of the amount of such Letter of Credit, and payable upon the issuance thereof, (y) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between the Borrower and the L/C Issuer, computed on the Dollar Equivalent of the amount of such increase, and payable upon the effectiveness of such amendment, and (z) with respect to each standby Letter of Credit, at the rate per annum equal to 0.25%, computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears (collectively under this clause (ii), “L/C Issuer Fees”). Such L/C Issuer Fees shall be due and payable on the last Business Day of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Revolving Facility Maturity Date and thereafter on demand. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable. All L/C Participation Fees and L/C Issuer Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(bi)During the period commencing at the time any Lender became a Defaulting Lender until such time, if any, as such Lender is no longer a Defaulting Lender, no Commitment Fee shall accrue with respect to any of the applicable Revolving Facility Commitments of such Defaulting Lender. Any Commitment Fees owing to any Defaulting Lender which accrued during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall be deferred and shall be payable only if and when such Lender is no longer a Defaulting Lender.
(bj)The Borrower agrees to pay to the Administrative Agent, for the account of the Administrative Agent, the agency fees set forth in the Fee Letter, as amended, restated, supplemented or otherwise modified from time to time, at the times specified therein (the “Administrative Agent Fees”).
(bk)All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that L/C Issuer Fees shall be paid directly to the applicable L/C Issuers and Administrative Agent Fees shall be for the account of the Administrative Agent. Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.14. Interest
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(bl)The Revolving Facility Loans (including each Swingline Loan), the Term A Loans and the Term B Loans comprising each ABR Borrowing shall bear interest at (i) the ABR plus (ii) the Applicable Margin.
(bm)The Revolving Facility Loans, the Term A Loans and Term B Loans comprising each Eurocurrency Borrowing shall bear interest at (i) the Eurocurrency Rate for the Interest Period in effect for such Borrowing plus (ii) the Applicable Margin.
(bn)Notwithstanding the foregoing, if any principal of or interest on any Loan or any Fees or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.00% plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section; provided, that this paragraph (c) shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 9.08.
(bo)Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan, (ii) in the case of Revolving Facility Loans, upon termination of the applicable Revolving Facility Commitments and (iii) in the case of the Term Loans, on the applicable Term Facility Maturity Date; provided, that (x) interest accrued pursuant to Section 2.14(c) shall be payable on demand, and (y) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan and any Swingline Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.
(bp)Except as otherwise specifically provided for herein, all interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest computed by reference to the ABR at times when the ABR is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and (ii) in the case of interest in respect of Eurocurrency Loans denominated in Alternative Currencies as to which market practice (as reasonably determined by the Administrative Agent) differs from the foregoing, such interest will be calculated in accordance with such market practice, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable ABR or Eurocurrency Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.15. Inability to Determine Rates
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If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:
(a)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) deposits in Dollars or the applicable Alternative Currency are not being offered to banks in the London interbank eurocurrency market for the applicable amount and Interest Period of such Eurocurrency Loan (the “Impacted Loan”) or (ii) adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate for such Interest Period; or
(b)    the Administrative Agent is advised by the Required Lenders or the Required Class Lenders under the Revolving Facility that the Eurocurrency Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the applicable Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the applicable Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any

Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing denominated in the applicable currency shall be ineffective and (A) in the case of any Borrowing denominated in Dollars, on the last day of the Interest Period applicable thereto such Borrowing shall be converted to or continued as an ABR Borrowing and (B) in the case of any Borrowing denominated in an Alternative Currency, such Borrowing shall be repaid at the end of the then current Interest Period, and (ii) if any Borrowing Request requests a Eurocurrency Borrowing in Dollars, such Borrowing shall be made as an ABR Borrowing.
Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a)(i) of the preceding paragraph, the Administrative Agent, in consultation with the Borrower and the Required Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans, (2) the Administrative Agent or the Required Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans or (3) any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.
SECTION 2.16. Increased Costs
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(bq)If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Eurocurrency Rate) or L/C Issuer; or
(ii)subject any recipient to any Taxes (other than (A) Indemnified Taxes, (B) Other Taxes or (C) Excluded Taxes) with respect to its loans, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)impose on any Lender or the L/C Issuer or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein; and
the result of any of the foregoing shall be to increase the cost to such Lender of making, continuing, converting to or maintaining any Loan or of maintaining its obligation to make any such Loan or to increase the cost to such Lender or L/C Issuer of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or L/C Issuer hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or L/C Issuer, as applicable, such additional amount or amounts as will compensate such Lender or L/C Issuer, as applicable, for such additional costs incurred or reduction suffered.
(br)If any Lender or L/C Issuer determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or L/C Issuer’s capital or on the capital of such Lender’s or L/C Issuer’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower shall pay to such Lender or such L/C Issuer, as applicable, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.
(bs)A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or L/C Issuer or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or L/C Issuer, as applicable, the amount shown as due on any such certificate within 10 days after receipt thereof.
(bt)Promptly after any Lender or any L/C Issuer has determined that it will make a request for increased compensation pursuant to this Section 2.16, such Lender or L/C Issuer shall notify the Borrower thereof. Failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or L/C Issuer’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender or an L/C Issuer pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or L/C Issuer, as applicable, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or L/C Issuer’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.17. Break Funding Payments
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In the event of (a) the continuation, conversion, payment or prepayment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including (i) as a result of an Event of Default, (ii) in connection with any Auction Prepayment or (iii) the occurrence during an Interest Period of a Revolving Facility Maturity Date), (b) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto or (c) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.20, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender (it being understood that the deemed amount shall not exceed the actual amount) to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Eurocurrency Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Eurocurrency Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in dollars of a comparable amount and period from other banks in the Eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
SECTION 2.18 . Taxes
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(bu)Unless otherwise required by applicable laws, all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Documents shall be made free and clear of and without deduction for any Taxes; provided, that if any applicable withholding agent shall be required to deduct any Taxes in respect of such payments, then (i) if such Taxes are Indemnified Taxes or Other Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after all required deductions (including deductions applicable to additional sums payable under this Section 2.18) have been made by the applicable withholding agent, the applicable Lender (or, in the case of a payment made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deduction been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
(bv)In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(bw)The Borrower shall indemnify the Administrative Agent and each Lender within 10 days after written demand therefor or 5 Business Days before any such Indemnified Taxes or Other Taxes are due (whichever is later), for the full amount of any Indemnified Taxes or Other Taxes payable by the Administrative Agent or such Lender, as applicable (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.18), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent on its own behalf, on behalf of another Agent or on behalf of a Lender, shall be conclusive absent manifest error.
(bx)As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(by)Any Lender that is entitled to an exemption from or reduction of withholding Tax under the law of a jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to any payments under this Agreement shall deliver to the Borrower and the Administrative Agent at any time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent to permit such payments to be made without such withholding Tax or at a reduced rate.
(bz)Any Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as prescribed by applicable law or upon the reasonable request of the Borrower or the Administrative Agent), duly executed and properly completed copies of Internal Revenue Service Form W-9 or W-8, as applicable, certifying that it is not subject to U.S. federal backup withholding.
(ca)If the Administrative Agent or a Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.18, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.18 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed with respect to such refund) as is determined by the Administrative Agent or Lender in good faith and in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Loan Party, upon the request of the Administrative Agent or such Lender agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Loan Parties or any other person. Notwithstanding anything to the contrary in this Section 2.18(g), in no event will the Administrative Agent or a Lender be required to pay any amount to any Loan Party pursuant to this Section 2.18(g) the payment of which would place the Administrative Agent or such Lender (as applicable) in a less favorable net after-Tax position than the Administrative Agent or such Lender (as applicable) would have been in if the Indemnified Taxes or Other Taxes giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Indemnified Taxes or Other Taxes had never been paid.
(cb)If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (h), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(cc)For all purposes of this Section 2.18, the term “Lender” shall include any Swingline Lender or any L/C Issuer, and the term “applicable law” shall include FATCA.
(cd)Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor or replacement Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 2.18.

SECTION 2.19. Payments Generally; Pro Rata Treatment; Sharing of Set-offs
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(ce)The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of drawings under Letters of Credit, or of amounts payable under Section 2.16, 2.17, or 2.18, or otherwise) free and clear of and without condition or deduction for any defense, recoupment, set-off or counterclaim. Except as otherwise expressly provided herein and except with respect to principal of and interest on Revolving Facility Loans denominated in an Alternative Currency, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrower hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent, except payments to be made directly to the applicable L/C Issuer or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.16, 2.17, 2.18, 2.26 and 9.05 shall be made directly to the persons entitled thereto. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the continental United States. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.
(cf)Unless Section 7.02 applies, if at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal, Unreimbursed L/C Disbursements interest and fees then due from the Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties and (ii) second, towards payment of principal of Loans, and Unreimbursed L/C Disbursements then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and Unreimbursed L/C Disbursements then due to such parties.
(cg)If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans, Revolving Facility Loans, or participations in Letters of Credit or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans, Revolving Facility Loans, and participations in Letters of Credit and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase participations in the Term Loans, Revolving Facility Loans, and participations in Letters of Credit and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans, Revolving Facility Loans, and participations in Letters of Credit and Swingline Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including Sections 2.12(g), 2.24 and 2.25) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letters of Credit to any assignee or participant (other than Parent of any of its subsidiaries) or the application of any Cash Collateral provided for in Section 2.26. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(ch)Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable L/C Issuer, as applicable, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable L/C Issuer, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or L/C Issuer with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Rate.
(ci)If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(e), 2.07 or 2.19(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
(cj)Payments in respect of any Revolving Facility received by the Administrative Agent shall be allocated among the Lenders of each Class of Revolving Facility Commitments ratably, except that, unless an Event of Default has occurred and is continuing, payments received on the Revolving Facility Maturity Date of any Class shall be applied to principal of and interest accrued on Revolving Facility Loans of such Class and to fees accrued in respect of Revolving Facility Commitments of such Class and paid to Lenders thereof ratably.

SECTION 2.20. Mitigation Obligations; Replacement of Lenders
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(ck)Each Lender may make any Credit Event to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrower to repay any Obligation in accordance with the terms of this Agreement. If any Lender requests compensation under Section 2.16, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, then, at the request of the Borrower, such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.16 or 2.18, as applicable, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(cl)If any Lender requests compensation under Section 2.16, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, and in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 2.20(a), or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if in respect of any Revolving Facility Commitment or Revolving Facility Loan, the Swingline Lender and the L/C Issuer), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, and participations in L/C Obligations and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction in such compensation or payments. Nothing in this Section 2.20 shall be deemed to prejudice any rights that the Borrower may have against any Lender that is a Defaulting Lender. No action by or consent of the removed Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment the Borrower, Administrative Agent and the replacement Lender shall otherwise comply with Section 9.04.
(cm)If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.08 requires the consent of all of the Lenders affected or of all Lenders and with respect to which the Required Lenders shall have granted their consent, then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) at its sole expense (including with respect to the processing and recordation fee referred to in Section 9.04(b)(ii)(B)) to replace such Non-Consenting Lender by deeming such Non-Consenting Lender to have assigned its Loans and Commitments hereunder to one or more assignees reasonably acceptable to (i) the Administrative Agent (unless, in the case of an assignment of Term Loans, such assignee is a Lender, an Affiliate of a Lender or an Approved Fund) and (ii) if in respect of any Revolving Facility Commitment or Revolving Facility Loan, the Swingline Lender and the L/C Issuer; provided, that (without duplication): such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, and funded participations in L/C Obligations and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder including the amount equal to any premium payable pursuant to Section 2.12(a) if such replacement of a Non-Consenting Lender is in connection with a Repricing Transaction as if such assignment were a prepayment, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts (including any such premium)). No action by or consent of the Non-Consenting Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment the Borrower, Administrative Agent and the replacement Lender shall otherwise comply with Section 9.04.

SECTION 2.21. Illegality
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If any Lender reasonably determines that any change in law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable Lending Office to perform any of its obligations hereunder or make, maintain or fund any Eurocurrency Loans or charge interest with respect to any credit extension at the Eurocurrency Rate in any currency, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make or continue Eurocurrency Loans in such currency, to charge interest at the Eurocurrency Rate or to convert ABR Borrowings to Eurocurrency Borrowings shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), either (i) in the case of Loans denominated in Dollars if the affected Lender may lawfully continue to maintain such Loans as Eurocurrency Loans until the last day of such Interest Period, convert all Eurocurrency Loans of such Lender to ABR Loans on the last day of such Interest Period (or, otherwise, immediately convert such Eurocurrency Loans to ABR Loans) or (ii) prepay such Eurocurrency Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
SECTION 2.22. Incremental Commitments
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(a)The Borrower may by written notice to the Administrative Agent elect to seek (w) commitments (“Additional Revolving Commitments”) to increase the Revolving Facility Commitments of any Class, (x) commitments (“Additional Term Loan Commitments”) to increase the aggregate principal amount of any existing Class of Term Loans, (y) commitments

(“Other Term A Loan Commitments”) to establish a Class of Other Term A Loans or (z) commitments (“Other Term B Loan Commitments”) to establish a new Class of Other Term B Loans; provided that:
(i)the aggregate amount of all Incremental Commitments after the Closing Date, together with all Incremental Equivalent Debt incurred after the Closing Date and outstanding at such time, shall not exceed the Incremental Amount;
(ii)any such increase or any new Class shall be in an aggregate amount of $25,000,000 or any whole multiple of $5,000,000 in excess thereof; provided that such amount may be less than $25,000,000 if such amount represents all remaining availability under the limit set forth in the preceding clause (i);
(iii)no existing Lender shall be required to provide any Incremental Commitments;
(iv)except as to amortization and final maturity date (which shall, subject to clauses (vii), (viii) and (x) of this proviso, be determined by the Borrower and the Incremental Term Lenders in their sole discretion), the Other Term A Loans shall have (x) the same terms as the Term A Loans (including with respect to pricing) or (y) terms that are less favorable to the Incremental Term Lenders providing such Other Term A Loans than the terms of the Term A Loans in the reasonable determination of the Administrative Agent, except to the extent such provisions apply only after the Term A Facility Maturity Date or such other provisions apply equally for the benefit of the Term A Lenders (including with respect to pricing) and, to the extent applicable (other than pricing and amortization), the Revolving Facility Lenders;
(v)except as to pricing, amortization and final maturity date (which shall, subject to clauses (vii), (viii), (x) and (xii) of this proviso, be determined by the Borrower and the Incremental Term Lenders in their sole discretion), the Other Term B Loans shall have (x) the same terms as the Term B Loans or (y) such other terms as shall be reasonably satisfactory to the Administrative Agent; provided that (a) the covenants and other terms applicable to Other Term B Loans shall not be materially more favorable (when taken as a whole) to the Incremental Term Lenders providing the Other Term B Loans than those applicable to any Facility then outstanding (except to the extent such terms apply only after the Latest Maturity Date or such covenants or other terms apply equally for the benefit of the other Lenders) and (b) at the sole discretion of the Borrower and the Incremental Term Lenders providing the Other Term B Loans, any prepayment premium for the existing Term B Loans may be increased or the period applicable thereto may be extended to be the same as Other Term B Loans;
(vi)as of each date of borrowing under any Additional Term Loan Commitments, Other Term A Loan Commitments or Other Term B Loan Commitments or effectiveness of Additional Revolving Commitments, (A) each of the conditions set forth in Section 4.01 shall be satisfied and (B) Parent shall be in Pro Forma Compliance (assuming all Revolving Facility Commitments are fully drawn and without netting the cash proceeds of any Incremental Commitments being funded on such date in calculating the Total Secured Net Leverage Ratio);
(vii)the final maturity date of any Other Term A Loan shall be no earlier than the Term A Facility Maturity Date, and the final maturity date of any Other Term B Loan shall be no earlier than the Term B Facility Maturity Date;
(viii)the Weighted Average Life to Maturity of any Other Term A Loan shall not be shorter than the remaining Weighted Average Life to Maturity of the existing Term A Loans, and the Weighted Average Life to Maturity of any Other Term B Loans shall not be shorter than the remaining Weighted Average Life to Maturity of the existing Term B Loans;
(ix)(A) the security interest and guaranties benefiting the Incremental Term Loans will rank pari passu in right of payment and security with the existing Facilities, (B) no Person shall guarantee the obligations with respect to any Incremental Term Loans unless such Person is a Loan Party and (C) no Incremental Term Loans will be secured by any property that does not constitute Collateral under the existing Facilities;
(x)the Other Term A Loans shall share on a pro rata basis (or if agreed by the Incremental Term Lenders providing such Other Term A Loans, on a less than pro rata basis) in any mandatory prepayment or voluntary prepayment of the Term A Loans hereunder, and the Other Term B Loans shall share on a pro rata basis (or if agreed by the Incremental Term Lenders providing such Other Term B Loans, on a less than pro rata basis) in any mandatory prepayment or voluntary prepayment of the Term B Loans hereunder;
(xi)the Additional Revolving Commitments shall have the same terms as the Revolving Facility Commitments that is being increased (except that the Lenders providing Additional Revolving Commitments may receive customary upfront fees in connection therewith), and the Additional Term Loans shall have the same terms as the Term Loans of the Class that is being increased; and
(xii)in the event that the Applicable Margin for any Other Term B Loans is greater than the Applicable Margin for the existing Term B Loans by more than 50 basis points, then the Applicable Margin for the existing Term B Loans shall be increased to the extent necessary so that the Applicable Margin (at each analogous point in the Pricing Grid, if applicable) for the Other Term B Loans is 50 basis points higher than the Applicable Margin for the existing Term B Loans; provided that in determining the Applicable Margin applicable to the existing Term B Loans and Other Term B Loans, (x) original issue discount or upfront or similar fees (collectively, “OID”) payable by Parent or any of its subsidiaries to the Lenders of the existing Term B Loans or the Other Term B Loans, in the primary syndication thereof shall be included (with OID being equated to interest based on an assumed four-year life to maturity), (y) customary arrangement or commitment fees payable to arrangers (or their respective affiliates) shall be excluded; and (z) if the ABR or Eurocurrency Rate “floor” for the Other Term B Loans is greater than the ABR or Eurocurrency Rate “floor,” respectively, for the existing Term B Loans the difference between such floor for the Other Term B Loans and the existing Term B Loans shall be equated to an increase in the Applicable

Margin for purposes of this clause (xii) (but shall result in an increase in the “floor” (not the Applicable Margin) of the existing Term B Loan if this provision is triggered).
(b)Each such notice shall specify (x) the date (each, an “Incremental Commitments Effective Date”) on which the Borrower proposes that the Incremental Commitments shall be effective, which shall be a Business Day and (y) the identity of the Persons (each of which shall be an Eligible Person and the consent of the Persons specified in Section 9.04(b)(i) shall have been received with respect thereto to the extent as would be required if the Lender of the Incremental Commitment were an assignee) whom the Borrower proposes would provide the Incremental Commitments and the portion of the Incremental Commitment to be provided by each such Person. As a condition precedent to the effectiveness of any Incremental Commitments, the Borrower shall deliver to the Administrative Agent an Officer’s Certificate certifying that, before and after giving effect to the Incremental Commitments (and assuming full utilization thereof) the requirements of Section 2.22(a) are satisfied, and setting forth the calculation of the available Incremental Amount.
(c)On each Incremental Commitments Effective Date, each Incremental Term Lender shall make an Incremental Term Loan of the applicable Class to the Borrower in a principal amount equal to its Incremental Term Loan Commitment. The Borrower shall prepay any Revolving Facility Loans outstanding on the Incremental Commitments Effective Date with respect to any Additional Revolving Commitment (and pay any additional amounts required pursuant to Section 2.17) to the extent necessary to keep the outstanding Revolving Facility Loans pro rata across all Classes of Revolving Facility Commitments arising from any nonratable increase in the Revolving Facility Commitments. If there is a new borrowing of Revolving Facility Loans on such Incremental Commitments Effective Date, the Revolving Facility Lenders after giving effect to such Additional Revolving Commitments shall make such Revolving Facility Loans in accordance with Section 2.01(c).
(d)The Incremental Commitments shall be documented by an Additional Credit Extension Amendment executed by the Persons providing the Incremental Commitments (and the other Persons specified in the definition of Additional Credit Extension Amendment but no other existing Lender), and the Additional Credit Extension Amendment may provide for such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.22.
(e)This Section 2.22 shall supersede any provisions in Section 2.19 or Section 9.08 to the contrary.

SECTION 2.23. Extended Term Loans and Extended Revolving Commitments
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(a)The Borrower may at any time and from time to time request that all or a portion of the Term Loans of any Class (the Loans of such applicable Class, the “Existing Term Loans”) be converted into a new Class of Term Loans (the Loans of such applicable Class, the “Extended Term Loans”) in accordance with this Section 2.23(a). In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Administrative Agent (a “Term Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall be identical to those applicable to the Existing Term Loans from which such Extended Term Loans are to be converted except that:
(i)the maturity date of the Extended Term Loans shall be later than the maturity date of the Existing Term Loans, and the Weighted Average Life to Maturity of such Extended Term Loans shall be longer than the then remaining Weighted Average Life to Maturity of the Existing Term Loans;
(ii)all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal of the Existing Term Loans;
(iii)(A) the interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, funding discounts, OID and premiums with respect to the Extended Term Loans may be different than those for the Existing Term Loans and/or (B) additional fees and/or premiums may be payable to the Extending Lenders providing such Extended Term Loans in addition to or in lieu of any of the items contemplated by the preceding clause (A);
(iv)the Extended Term Loans may have optional prepayment terms (including call protection and prepayment premiums) and mandatory prepayment terms as may be agreed between the Borrower and the Extending Lenders so long as such Extended Term Loans do not participate on a greater than pro rata basis in any such mandatory prepayments as compared to existing Term Lenders of the applicable Class; and
(v)the Borrower and its Subsidiaries may be subject to covenants and other terms for the benefit of the Extending Lenders that apply only after the Latest Maturity Date (before giving effect to the Extended Term Loans).
(b)The Borrower may at any time and from time to time request that all or a portion of the Revolving Facility Commitments of any Class (the Commitments of such applicable Class, the “Existing Revolving Commitments”) be converted into a new Class of Revolving Facility Commitments (the Commitments of such applicable Class, the “Extended Revolving Commitments”) in accordance with this Section 2.23(b). In order to establish any Extended Revolving Commitments, the Borrower shall provide a notice to the Administrative Agent (a “Revolving Extension Request”) setting forth the proposed terms of the Extended Revolving Commitments to be established, which shall be identical to those applicable to the Existing Revolving Commitments from which such Extended Revolving Commitments are to be converted except that:
(i)the maturity date of the Extended Revolving Commitments shall be later than the maturity date of the Existing Revolving Commitments;

(ii)(A) the interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, undrawn revolving commitment fees, funding discounts, OID and premiums with respect to the Extended Revolving Commitments may be different than those for the Existing Revolving Commitments and/or (B) additional fees and/or premiums may be payable to the Extending Lenders in addition to or in lieu of any of the items contemplated by the preceding subclause (A);
(iii)the Borrower and its Subsidiaries may be subject to covenants and other terms for the benefit of the Extending Lenders that apply only after the Latest Revolving Facility Maturity Date (before giving effect to the Extended Revolving Commitments).
(c)Each Extension Request shall specify the date (the “Extension Effective Date”) on which the Borrower proposes that the conversion of an Existing Class into an Extended Class shall be effective, which shall be a Business Day. Each Lender of an Existing Class that is requested to be extended shall be offered the opportunity to convert its Existing Class into the Extended Class on the same basis as each other Lender of such Existing Class. Any Lender (to the extent applicable, an “Extending Lender”) wishing to have all or a portion of its Existing Class subject to such Extension Request converted into an Extended Class shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Existing Class subject to such Extension Request that it has elected to convert into an Extended Class; provided that (x) the Borrower may specify in its Extension Request that a Lender may convert all (but not less than all) of its Existing Class into the Extended Class, in which event a partial conversion by a Lender will not be permitted and (y) no existing Lender shall be required to be an Extending Lender. In the event that the aggregate portion of the Existing Class subject to Extension Elections exceeds the amount of the Extended Class requested pursuant to the Extension Request, the portion of the Existing Class converted shall be allocated on a pro rata basis based on the amount of the Existing Class included in each such Extension Election. Notwithstanding the conversion of any Existing Revolving Commitment into an Extended Revolving Commitment, such Extended Revolving Commitment shall be treated identically with all Existing Revolving Commitments for purposes of the obligations of a Revolving Facility Lender in respect of Letters of Credit under Section 2.05, except that the applicable Additional Credit Extension Amendment may provide that the maturity date for the Letters of Credit may be extended and the related obligations to issue Letters of Credit may be continued so long as each applicable L/C Issuer has consented to such extensions in its sole discretion (it being understood that no consent of any other Lender shall be required in connection with any such extension).
(d)An Extended Class shall be established pursuant to an Additional Credit Extension Amendment executed by the Extending Lenders (and the other Persons specified in the definition of “Additional Credit Extension Amendment” but no other existing Lender). No Additional Credit Extension Amendment shall provide for any Class of (x) Extended Term Loans in an aggregate principal amount that is less than $25,000,000 or (y) Extended Revolving Commitments in an aggregate principal amount that is less than $5,000,000. In addition to any terms and changes required or permitted by Section 2.23(a), the Additional Credit Extension Amendment shall amend the scheduled amortization payments pursuant to Section 2.11 with respect to the Existing Term Loans from which the Extended Term Loans were converted to reduce each scheduled principal repayment amounts for the Existing Term Loans in the same proportion as the amount of Existing Term Loans to be converted pursuant to such Additional Credit Extension Amendment.
(e)Notwithstanding anything to the contrary contained in this Agreement, on the Extension Effective Date, (i) the principal amount of each Existing Term Loan shall be deemed reduced by an amount equal to the principal amount converted into an Extended Term Loan, (ii) the amount of each Existing Revolving Commitment shall be deemed reduced by an amount equal to the amount converted into an Extended Revolving Commitment and (iii) if, on any Extension Effective Date with respect to any Revolving Facility Commitments, any Loans of any Extending Lender are outstanding under the applicable Existing Revolving Commitments, such Loans (and any related participations) shall be deemed to be converted into Loans (and related participations) made pursuant to the Extended Revolving Commitments in the same proportion as such Extending Lender’s Existing Revolving Commitments are converted to Extended Revolving Commitments.
(f)This Section 2.23 shall supersede any provisions in Section 2.19 or Section 9.08 to the contrary. Each Extended Class shall be documented by an Additional Credit Extension Amendment executed by the Extending Lenders providing such Extended Class (and the other persons specified in the definition of “Additional Credit Extension Amendment” but no other existing Lender), and the Additional Credit Extension Amendment may provide for such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.23.

SECTION 2.24. Refinancing Term Loans
.
(a)The Borrower may at any time and from time to time, by written notice to the Administrative Agent, request the establishment of one or more additional Classes of Term Loans under this Agreement or an increase to an existing Class of Term Loans under this Agreement (“Refinancing Term Loans”); provided that:
(i)the proceeds of such Refinancing Term Loans shall be used, concurrently or substantially concurrently with the incurrence thereof, solely to refinance all or any portion of any outstanding Term Loans;

(ii)each Class of Refinancing Term Loans shall be in an aggregate amount of not less than $25,000,000 (or such other amount necessary to repay any Class of outstanding Term Loans in full);
(iii)such Refinancing Term Loans shall be in an aggregate principal amount not greater than the aggregate principal amount outstanding of Term Loans to be refinanced plus any accrued interest, premiums, fees, costs and expenses related thereto (including any OID or upfront fees);
(iv)the final maturity date of such Refinancing Term Loans shall be later than the maturity date of the Term Loans being refinanced, and the Weighted Average Life to Maturity of such Refinancing Term Loans shall be longer than the then remaining Weighted Average Life to Maturity of each Class of Term Loans being refinanced;
(v)(A) the pricing, rate floors, discounts, fees and optional and mandatory prepayment provisions applicable to such Refinancing Term Loans shall be as agreed between the Borrower and the Refinancing Term Lenders so long as, in the case of any mandatory prepayment provisions, such Refinancing Term Lenders do not participate on a greater than pro rata basis in any such prepayments as compared to Term Lenders holding Term Loans to be refinanced and (B) the covenants and other terms applicable to such Refinancing Term Loans (excluding those terms described in the immediately preceding clause (A)), which shall be as agreed between the Borrower and the lenders providing such Refinancing Term Loans, shall not be materially more favorable (when taken as a whole) to the Refinancing Term Lenders than those applicable to any Term Loans then outstanding under this Agreement (as determined by the Borrower in good faith), except to the extent such covenants and other terms apply solely to any period after the Latest Maturity Date or such covenants or other terms apply equally for the benefit of the other Lenders;
(vi)no existing Lender shall be required to provide any Refinancing Term Loans;
(vii)no Refinancing Term Loans shall be guaranteed by any Person that is not a Loan Party or secured by any asset that is not Collateral; and
(viii)the Refinancing Term Loans shall rank pari passu in right of payment and of security with the existing Loans, on terms and pursuant to documentation applicable to the Term Loans being refinanced.
(b)Each such notice shall specify (x) the date (each, a “Refinancing Term Effective Date”) on which the Borrower proposes that the Refinancing Term Loans be made, which shall be a Business Day and (y) the identity of the Persons (each of which shall be an Eligible Person and the consent of the Persons specified in Section 9.04(b)(i) shall have been received with respect thereto to the extent as would be required if the Lender of the Refinancing Term Loan were an assignee) whom the Borrower proposes would provide the Refinancing Term Loans and the portion of the Refinancing Term Loans to be provided by each such Person. On each Refinancing Term Effective Date, each Person with a commitment for a Refinancing Term Loan (each such Person, a “Refinancing Term Lender”) shall make a Refinancing Term Loan to the Borrower in a principal amount equal to such Person’s commitment therefor.
(c)This Section 2.24 shall supersede any provisions in Section 2.19 or Section 9.08 to the contrary. The Refinancing Term Loans shall be documented by an Additional Credit Extension Amendment executed by the Persons providing the Refinancing Term Loans (and the other Persons specified in the definition of “Additional Credit Extension Amendment” but no other existing Lender), and the Additional Credit Extension Amendment may provide for such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.24.

SECTION 2.25. Replacement Revolving Commitments
.
(a)The Borrower may at any time and from time to time, by written notice to the Administrative Agent, request the establishment of one or more additional Classes of Revolving Facility Commitments (“Replacement Revolving Commitments”) to replace all or a portion of any existing Classes of Revolving Facility Commitments under this Agreement (“Replaced Revolving Commitments”); provided that:
(i)substantially concurrently with the effectiveness of the Replacement Revolving Commitments, all or an equivalent portion of the Revolving Facility Commitments in effect immediately prior to such effectiveness shall be terminated, and all or an equivalent portion of the Revolving Facility Loans then outstanding, together with all interest thereon, and all other amounts accrued for the benefit of the Revolving Facility Lenders, shall be repaid or paid (it being understood, however, that any Letters of Credit issued and outstanding under the Replaced Revolving Commitments shall be deemed to have been issued under the Replacement Revolving Commitments if the amount of such Letters of Credit would exceed the remaining amount of commitments under the Replaced Revolving Commitments after giving effect to the reduction contemplated hereby);
(ii)such Replacement Revolving Commitments shall be in an aggregate amount not greater than the aggregate amount of Replaced Revolving Commitments to be replaced plus any accrued interest, premiums, fees, costs and expenses related thereto (including any OID or upfront fees);
(iii)the final maturity date of such Replacement Revolving Commitments shall be later than the maturity date of the Replaced Revolving Commitments, and the Replacement Revolving Commitments shall not be subject to any amortization;

(iv)the Letter of Credit Sublimit under such Replacement Revolving Commitments shall be as agreed between the Borrower, the Lenders providing such Replacement Revolving Commitments, the Administrative Agent and the L/C Issuer thereunder (or any replacement L/C Issuer);
(v)(A) the pricing, rate floors, discounts, fees and prepayment provisions applicable to such Replacement Revolving Commitments shall be as agreed between the Borrower and the Replacement Revolving Lenders so long as, in the case of any mandatory or optional prepayment provisions, such Replacement Revolving Lenders do not participate on a greater than pro rata basis in any such prepayments as compared to Replaced Revolving Commitments and (B) the covenants and other terms applicable to such Replacement Revolving Commitments (excluding those terms described in the immediately preceding clause (A)), which shall be as agreed between the Borrower and the lenders providing such Replacement Revolving Commitments, shall not be materially more favorable (when taken as a whole) to the lenders providing the Replacement Revolving Commitments than those applicable to the Replaced Revolving Commitments (as determined by the Borrower in good faith), except to the extent such covenants and other terms apply solely to any period after the Latest Revolving Facility Maturity Date or such covenants or other terms apply equally for the benefit of the other Lenders;
(vi)no existing Lender shall be required to provide any Replacement Revolving Commitments; and
(vii)no Replacement Revolving Commitments shall be guaranteed by any Person that is not a Loan Party or secured by any asset that is not Collateral; and
(viii)the Replacement Revolving Commitments shall rank pari passu in right of payment and of security with the existing Revolving Facility Commitments.
(b)Each such notice shall specify (x) the date on which the Borrower proposes that the Replacement Revolving Commitments become effective, which shall be a Business Day and (y) the identity of the Persons (each of which shall be an Eligible Person and the consent of the Persons specified in Section 9.04(b)(i) shall have been received with respect thereto to the extent as would be required if the Lender of the Replacement Revolving Commitments were an assignee) whom the Borrower proposes would provide the Replacement Revolving Commitments (each such person, a “Replacement Revolving Lender”) and the portion of the Replacement Revolving Commitments to be provided by each such Person.
(c)This Section 2.25 shall supersede any provisions in Section 2.19 or Section 9.08 to the contrary. The Replacement Revolving Commitments shall be documented by an Additional Credit Extension Amendment executed by the Persons providing the Replacement Revolving Commitments (and the other Persons specified in the definition of “Additional Credit Extension Amendment” but no other existing Lender), and the Additional Credit Extension Amendment may provide for such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.25.

SECTION 2.26. Cash Collateral
.
(cn)If (i) the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an Unreimbursed L/C Disbursement, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) the Borrower shall be required to provide Cash Collateral pursuant to Section 7.01, or (iv) there shall exist a Defaulting Lender, the Borrower shall immediately (in the case of clause (iii) above), or within one Business Day following any request by the Administrative Agent or the L/C Issuer (in all other cases), provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.27 (a)(iv) and any Cash Collateral provided by the Defaulting Lender). If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the L/C Issuer.
(co)The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.26(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The

Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.
(cp)Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.26 or Section 2.27 or 7.02 in respect of Letters of Credit or Swingline Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swingline Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.
(cq)Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 9.04(b)(ii)(B)) or (ii) the determination by the Administrative Agent and the L/C Issuer that there exists excess Cash Collateral; provided, however, the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

SECTION 2.27. Defaulting Lenders
.
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the penultimate sentence of Section 9.08(b) and in the definition of “Required Lenders”.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.06 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer or Swingline Lender hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.26; fourth, as the Borrower may request (so long as no Default or Event of Default has occurred and is continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit to be issued under this Agreement, in accordance with Section 2.26; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Unreimbursed L/C Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.01 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Disbursement Participations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.27(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.27(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees.

(A)    No Defaulting Lender shall be entitled to receive any fee payable under Section 2.13(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender for such period).
(B)    Each Defaulting Lender shall be entitled to receive L/C Participation Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Facility Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.26.
(C)    With respect to any Commitment Fee or L/C Participation Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the L/C Issuer and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(iv)    Reallocation of Revolving Facility Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Facility Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Facility Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Facility Commitment. Subject to Section 9.23, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)    Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.26.
(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swingline Lender and the L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Facility Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Revolving Facility Percentages (without giving effect to Section 2.27(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
SECTION 2.28. Alternate Rate of Interest
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Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:
(cr)adequate and reasonable means do not exist for ascertaining Eurocurrency Rate for any requested Interest Period, including, without limitation, because the LIBO Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or
(cs) the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR or the LIBO Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), or
(ct)syndicated loans currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent, the Borrower and Parent may amend this Agreement to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes and any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders do not accept such amendment.
If no LIBOR Successor Rate has been determined and the circumstances under clause (a) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended (to the extent of the affected Eurocurrency Loans or Interest Periods), and (y) the Eurocurrency Rate component shall no longer be utilized in determining the ABR. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Loans (to the extent of the affected Eurocurrency Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of ABR Loans (subject to the foregoing clause (y)) in the amount specified therein.
Notwithstanding anything else herein, any definition of “LIBOR Successor Rate” shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.
ARTICLE III

REPRESENTATIONS AND WARRANTIES
On the date of each Credit Event, each of Parent and the Borrower represents and warrants to each of the Lenders that:
SECTION 3.01. Organization; Powers
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Each of Parent and the Material Subsidiaries (a) is a partnership, limited liability company, unlimited liability company or corporation duly organized, validly existing and in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify would not reasonably be expected to have a Material Adverse Effect. Each Loan Party has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow and otherwise obtain credit hereunder.
SECTION 3.02. Authorization
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The execution, delivery and performance by each Loan Party of each of the Loan Documents to which it is a party, and the receipt of credit extensions hereunder and the transactions forming a part of the Transactions (a) have been duly authorized by all corporate, stockholder, partnership, limited liability company or other organizational action required to be obtained by such Loan Party, (b) will not violate the Organization Documents of such Loan Party, (c) will not violate (i) any provision of law, statute, rule or regulation, or any applicable order of any court or any rule, regulation or order of any Governmental Authority or (ii) any provision of any indenture, agreement or other instrument to which such Loan Party is a party or by which it or any of its property is or may be bound, (d) will not be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, agreement or other instrument, and (e) result not in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by such Loan Party, other than Permitted Liens, except in the case of clause (c) or (d) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
SECTION 3.03. Enforceability
.

This Agreement has been duly executed and delivered by Parent and the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.
SECTION 3.04.    Governmental Approvals
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No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, the perfection or maintenance of the Liens created under the Security Documents or the exercise by any Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral, except for (a) the filing of Uniform Commercial Code financing statements and equivalent filings in the non-U.S. jurisdictions, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office and comparable offices in foreign jurisdictions and equivalent filings in non-U.S. jurisdictions, (c) recordation of the Mortgages and equivalent recordation in non-U.S. jurisdictions, (d) such as have been made or obtained and are in full force and effect, (e) such actions, consents and approvals the failure of which to be obtained or made would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (f) filings or other actions listed on Schedule 3.04.
SECTION 3.05.    Financial Statements
.
(cu)The unaudited consolidated balance sheet of Parent as at September 30, 2018, and related consolidated statements of income, stockholders’ equity and cash flows of Parent for the nine months ended September 30, 2018 and 2017, present fairly, in all material respects and in accordance with GAAP consistently applied through the periods covered thereby, the consolidated financial position of Parent as at such date, and the consolidated results of operations, changes in stockholders’ equity and cash flows of Parent for the periods then ended, except as otherwise expressly indicated therein, including the notes thereto, subject to the absence of footnotes and to normal year-end audit adjustments and to any other adjustments described therein.
(cv)The audited consolidated balance sheets of Parent as at December 31, 2016 and 2017, and the related audited consolidated statements of income, stockholders’ equity and cash flows for the years ended December 31, 2016 and 2017, present fairly, in all material respects and in accordance with GAAP consistently applied throughout the periods covered thereby, the consolidated financial position of Parent as at such dates and the consolidated results of operations, changes in stockholders’ equity and cash flows of Parent for the years then ended.

SECTION 3.06.    No Material Adverse Effect
.
Since December 31, 2017, there has been no event or circumstance that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
SECTION 3.07.    Title to Properties; Possession Under Leases
.
(cw)Each of Parent and the Subsidiaries has valid fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all its Real Properties (including all Mortgaged Properties) and has valid title to its personal property and assets, in each case, except for Permitted Liens and except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Permitted Liens.
(cx)None of Parent or its Subsidiaries are in default under any leases to which it is a party, except for such defaults as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All of Parent’s or Subsidiaries’ leases are in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect. Parent and each of the Subsidiaries enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(cy)Each of Parent and the Subsidiaries owns or possesses, or is licensed to use, all patents, trademarks, service marks, trade names and copyrights, all applications for any of the foregoing and all licenses and rights with respect to the foregoing necessary for the present conduct of its business, without any conflict (of which Parent has been notified in writing) with the rights of others, and free from any burdensome restrictions on the present conduct of Parent, except where such conflicts and restrictions would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.08.    Subsidiaries
.
(cz)Schedule 1 of the Perfection Certificates sets forth, as of the Closing Date, the name of each subsidiary of Parent, the jurisdiction of organization of such subsidiary, the form of organization of such subsidiary, the record owners of the Equity Interests of such subsidiary and the percentage of each class of Equity Interests owned by Parent or any of its subsidiaries, whether such subsidiary is a Loan Party, and if such subsidiary is not a Loan Party, the reason it is not a Loan Party.
(da)As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of any of the Subsidiaries.
SECTION .Litigation; Compliance with Laws
.
(a)There are no actions, suits or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of Parent, threatened in writing against or affecting Parent or any of the Subsidiaries or any business, property or rights of any such person which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)Except as set forth on Schedule 3.09(b), none of Parent, any Subsidiary nor any of their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law (including the USA PATRIOT Act), rule or regulation (including any zoning, building, ordinance, code or approval or any building permit, but excluding any Environmental Laws, which are subject to Section 3.16) or any restriction of record or agreement affecting any Mortgaged Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.10.    Federal Reserve Regulations
.
(c)None of Parent and the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.
(d)No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

SECTION 3.11. Investment Company Act
.
None of Parent and the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
SECTION 3.12.    Use of Proceeds
.
The Borrower will use the proceeds of the Revolving Facility Loans and Swingline Loans, and may request the issuance of Letters of Credit, solely for general corporate purposes (including, without limitation, for Permitted Business Acquisitions and for any permitted purpose under the Loan Documents). The Borrower will use the proceeds of the Term Loans made on the Closing Date to refinance Indebtedness under the Existing Credit Agreement and for the payment of fees and expenses payable in connection with the Transactions. The proceeds of Incremental Term Loans shall be used as set forth in the Additional Credit Extension Amendment establishing such Incremental Term Loans. The proceeds of Refinancing Term Loans shall be used to refinance the Term Loans specified in the Additional Credit Extension Amendment establishing such Refinancing Term Loans and for fees and expenses related thereto.
SECTION 3.13.    Taxes
.

Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect:
(a)    Each of Parent and the Subsidiaries (i) has filed or caused to be filed all Tax returns required to have been filed by it and each such Tax return is true and correct; and (ii) has timely paid or caused to be timely paid all Taxes shown to be due and payable by it on such Tax returns and all other Taxes due and payable, including in its capacity as a withholding agent, except in each case for Taxes that are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which Parent or any of the Subsidiaries, as the case may be, has set aside on its books adequate reserves in accordance with GAAP; and
(b)    As of the Closing Date, with respect to each of Parent and the Subsidiaries, there are no claims being asserted in writing with respect to any Taxes.
SECTION 3.14. No Material Misstatements
.
(e)(i) All written information included in the Information Memorandum and (ii) all other written information concerning Parent the Subsidiaries, the Transactions and any other transactions contemplated hereby or delivered under any other Loan Document or otherwise prepared by or on behalf of the foregoing or their representatives (including all reports, financial statements, certificates or other information) made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby (other than the Projections, estimates and information of a general economic nature or general industry nature) (the “Information”), when taken as a whole, is true and correct in all material respects, at the Closing Date (in the case of the Information Memorandum) or at the time furnished (in the case of any other Information), and does not, taken as a whole, as of any such date contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made.
(f)The Projections and estimates and information of a general economic nature prepared by or on behalf of any Loan Party or any of its representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby (i) have been prepared in good faith based upon assumptions believed by the Loan Parties to be reasonable as of the date thereof (it being understood that actual results may vary materially from the Projections), as of the date such Projections and estimates were furnished to the Lenders and as of the Closing Date, and (ii) as of the Closing Date, have not been modified in any material respect by any Loan Party.
(g)As of the Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

SECTION 3.15.    Employee Benefit Plans
.
(h)Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) each Plan is in compliance with the applicable provisions of ERISA and the Code; (ii) no Reportable Event has occurred during the past five years as to which Parent, any Subsidiary or any ERISA Affiliate was required to file a report with the PBGC; (iii) as of the most recent valuation date preceding the date of this Agreement, no Plan has any Unfunded Pension Liability; (iv) no ERISA Event has occurred or is reasonably expected to occur; (v) none of Parent, any Subsidiary or any ERISA Affiliate (A) has received any written notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, or has knowledge that any Multiemployer Plan is reasonably expected to be in reorganization or to be terminated or (B) has incurred or is reasonably expected to incur any withdrawal liability to any Multiemployer Plan; and (vi) neither Parent nor any of its Subsidiaries has engaged in a “prohibited transaction” (as defined in Section 406 of ERISA or Code Section 4975) in connection with any employee pension benefit plan (as defined in Section 3(2) of ERISA) that would subject Parent or any of its Subsidiaries to tax.
(i)Each of Parent and its Subsidiaries is in compliance (i) with all applicable provisions of law and all applicable regulations and published interpretations thereunder with respect to any employee pension benefit plan or other employee benefit plan governed by the laws of a jurisdiction other than the United States and (ii) with the terms of any such plan, except, in each case, for such noncompliance that would not reasonably be expected to have a Material Adverse Effect.
(j)Except as would not reasonably be expected to result in a Material Adverse Effect, there are no pending or, to the knowledge of Parent, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any person as fiduciary or sponsor of any Plan that would reasonably be expected to result in liability to Parent or any of its Subsidiaries.

SECTION 3.16.    Environmental Matters
.
Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) no written notice has been received by Parent or any of its Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or, to Parent’s knowledge, threatened which allege a violation of or liability under any Environmental Laws, in each case relating to Parent or any of its Subsidiaries, (ii) each of Parent and its Subsidiaries and their respective operations and properties are in compliance with all applicable Environmental Laws and each of them has all environmental permits, licenses and other approvals necessary for its operations to comply with all applicable Environmental Laws and is in compliance with the terms of such permits, licenses and other approvals, (iii) there has been no Release or threat of Release of any Hazardous Material at, on, under or from any property currently owned, operated or leased or, to Parent’s knowledge, formerly owned, operated or leased, by Parent or any of its Subsidiaries that could reasonably be expected to give rise to any cost, liability or obligation of Parent or any of its Subsidiaries under any Environmental Laws, and Parent or any of its Subsidiaries have not disposed of or arranged for disposal or treatment, or arranged for transport for disposal or treatment, of any Hazardous Materials at any location in a manner that would reasonably be expected to give rise to any liability of Parent or any of its Subsidiaries under any Environmental Laws and (iv) neither Parent nor any of its Subsidiaries is a party or subject to any order, decree or agreement which imposes any obligation or liability under any Environmental Laws.
SECTION 3.17.    Security Documents
.
(k)Each Security Document is effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof to the fullest extent permitted under applicable law. In the case of the Pledged Collateral described in a Security Document and to the extent appropriate in the applicable jurisdictions, when certificates or promissory notes, as applicable, representing such Pledged Collateral are delivered to the Collateral Agent, and in the case of the other Collateral described in such Security Document (other than Intellectual Property (as defined in the Collateral Agreement)), except as otherwise provided in the Collateral Agreement, when financing statements and other filings specified in the Perfection Certificate are filed in the offices specified in the Perfection Certificate, the Collateral Agent (for the benefit of the Secured Parties) shall have a perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and, subject to Section 9-315 of the New York Uniform Commercial Code, the proceeds thereof, as security for the Obligations to the extent perfection in such Collateral can be obtained by filing Uniform Commercial Code financing statements, in each case prior and superior in right to the Lien of any other person (except for Permitted Liens).
(l)When the Collateral Agreement or a summary thereof is properly filed in the United States Patent and Trademark Office and the United States Copyright Office or the Trademark Division of the Puerto Rico State Department, and, with respect to Collateral in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in paragraph (a) above, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in the Intellectual Property filed with the United States Patent and Trademark Office and the United States Copyright Office or the Trademark Division of the Puerto Rico State Department, in each case prior and superior in right to the Lien of any other person, except for Permitted Liens (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office or the Trademark Division of the Puerto Rico State Department may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by a Loan Party after the Closing Date).
(m)The Mortgages executed and delivered after the Closing Date pursuant to Section 5.10 will be, effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable Lien on all of the applicable Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof (to the extent feasible in the applicable jurisdiction), and when such Mortgages are filed or recorded in the proper real estate filing or recording offices, and all relevant mortgage taxes and recording charges are duly paid, the Collateral Agent (for the benefit of the Secured Parties) shall have a perfected Lien on, and security interest in, all right, title, and interest of the applicable Loan Parties in such Mortgaged Property and, to the extent applicable, subject to Section 9-315 of the Uniform Commercial Code, the proceeds thereof (to the extent feasible in the applicable jurisdiction), in each case prior and superior in right to the Lien of any other person, except for Permitted Liens.
(n)Notwithstanding anything herein (including this Section 3.17) or in any other Loan Document to the contrary, other than to the extent set forth in a pledge agreement (if any), neither Parent nor any other Loan Party makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign law.

SECTION 3.18.    EEA Financial Institution
.
No Loan Party is an EEA Financial Institution.
SECTION 3.19.    Solvency
.
(o)On the Closing Date, immediately after giving effect to the transactions to occur on such date, (i) the fair value of the assets of Parent and its subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of Parent and its subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of Parent and its subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of Parent and its subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) Parent and its subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) Parent and its subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following such date.
(p)Neither Parent or the Borrower intends to, or believes that it or any of its subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such subsidiary and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such subsidiary.

SECTION 3.20.    Labor Matters
.
Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or threatened against Parent or any of its Subsidiaries; (b) the hours worked and payments made to employees of Parent and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; and (c) all payments due from Parent or any of the Subsidiaries or for which any claim may be made against Parent or any of the Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Parent or such Subsidiary to the extent required by GAAP. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement to which Parent or any of the Subsidiaries (or any predecessor) is a party or by which Parent or any of the Subsidiaries (or any predecessor) is bound.
SECTION 3.21. No Default
.
No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
SECTION 3.22.    Intellectual Property; Licenses, Etc.

Except as would not reasonably be expected to have a Material Adverse Effect, (a) Parent and each of its Subsidiaries owns, or possesses the right to use, all of the patents, registered trademarks, registered service marks or trade names, registered copyrights or mask works, domain names, applications and registrations for any of the foregoing (collectively, “Intellectual Property Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other person, (b) to the best knowledge of Parent, Parent and its Subsidiaries are not interfering with, infringing upon, misappropriating or otherwise violating Intellectual Property Rights of any person, and (c) no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of Parent, threatened.
SECTION 3.23. Senior Debt
.

The Obligations constitute “Senior Debt” (or the equivalent thereof) and “Designated Senior Debt” (or the equivalent thereof, if any) under the documentation governing any subordinated Indebtedness permitted to be incurred hereunder or any Permitted Refinancing Indebtedness in respect thereof constituting subordinated Indebtedness.
SECTION 3.24. Insurance
.
Schedule 12 of the Perfection Certificate sets forth a true, complete and correct description, in all material respects, of all material insurance maintained by Parent as of the Closing Date. Except as would not reasonably be expected to have a Material Adverse Effect, all insurance maintained by Parent is in full force and effect, all premiums have been duly paid and Parent has not received notice of violation or cancellation thereof.
SECTION 3.25. Anti-Money Laundering
.
To the knowledge of senior management of each Loan Party, no Loan Party, none of its subsidiaries, none of its controlled Affiliates and none of the respective officers, directors, brokers or agents of such Loan Party, such subsidiary or controlled Affiliate has violated or is in violation of any applicable Anti-Money Laundering Law.
SECTION 3.26. Anti-Corruption and Sanctions
.
Parent has implemented and maintains in effect policies and procedures designed to ensure compliance by Parent, its subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Parent, its subsidiaries and their respective officers and employees and, to the knowledge of Parent, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in Borrower being designated as a Sanctioned Person. None of (a) Parent, any of its subsidiaries or any of their respective directors, officers or employees, or (b) to the knowledge of Parent, any agent of Parent or any of its subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.
ARTICLE IV

CONDITIONS OF LENDING

The obligations of (a) the Lenders to make Loans and (b) any L/C Issuer to permit any L/C Credit Extension hereunder (each, a “Credit Event”) are subject to the satisfaction of the following conditions:
SECTION 4.01. All Credit Events
.
On the date of each borrowing of Loans (including the Closing Date) and on the date of each L/C Credit Extension (including the Closing Date):
(a)    The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 or, in the case of an L/C Credit Extension, the applicable L/C Issuer and the Administrative Agent shall have received a Letter of Credit Application as required by Section 2.05(b).
(b)    The representations and warranties set forth in the Loan Documents shall be true and correct in all material respects as of such date, as applicable, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) (provided that representations and warranties that are qualified by materiality shall be true and correct in all respects).
(c)    At the time of and immediately after such Borrowing or L/C Credit Extension, as applicable, no Default or Event of Default shall have occurred and be continuing.

Each such borrowing and each L/C Credit Extension shall be deemed to constitute a representation and warranty by the Borrower on the date of such borrowing or L/C Credit Extension as to the matters specified in paragraphs (b) and (c) of this Section 4.01.
SECTION 4.02. First Credit Event
.
On the Closing Date:
(a)    The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or e-mail transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
(b)    The Administrative Agent shall have received, on behalf of itself, the Collateral Agent, the L/C Issuer and the Lenders, a written opinion of (i) Cleary Gottlieb Steen & Hamilton LLP, counsel for the Loan Parties, and (ii) each local or foreign counsel specified on Schedule 4.02(b), in each case (A) dated the Closing Date, (B) addressed to the Administrative Agent, the Collateral Agent, the L/C Issuer and the Lenders and (C) in form and substance reasonably satisfactory to the Administrative Agent.
(c)    The Administrative Agent shall have received with respect to each Loan Party, each of the items referred to in clauses (i), (ii) and (iii) below:
(i)    a copy of the Organization Documents of such Loan Party, (A) in the case of a corporation, certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization, and a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of such Loan Party as of a recent date from such Secretary of State (or other similar official) or (B) in the case of a partnership or limited liability company, certified by the Secretary or Assistant Secretary of such Loan Party (or of the general partner or managing member of such Loan Party);
(ii)    a certificate of the Secretary or Assistant Secretary or similar officer of each Loan Party dated the Closing Date and certifying
(A)    that attached thereto is a true and complete copy of the Organization Documents of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below,
(B)    that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrower, the borrowings and credit extensions hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date,
(C)    that the Organization Documents of such Loan Party has not been amended since the date of the last amendment thereto disclosed pursuant to clause (i) above,
(D)    as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party and
(E)    as to the absence of any pending proceeding for the dissolution or liquidation of such Loan Party; and
(iii)    a certificate of a director or an officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary or similar officer executing the certificate pursuant to clause (ii) above.
(d)    Except for matters to be completed following the Closing Date in accordance with Section 5.10(h), the elements of the Collateral Requirement required to be satisfied on the Closing Date shall have been satisfied and the Administrative Agent shall have received a completed Perfection Certificate dated the Closing Date and signed by a Responsible Officer of Parent, together with all attachments contemplated thereby, and the results of a search of the Uniform Commercial Code (or equivalent), tax and judgment lien filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate, lien searches with the United States Patent and Trademark Office, United States Copyright Office and the Trademark Division of the Puerto Rico State Department and copies of the financing statements (or similar documents)

disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are Permitted Liens or have been released concurrently with the closing of the Transactions on the Closing Date.
(e)    All Indebtedness under the Existing Credit Agreement shall have been, or shall be substantially concurrently with the initial borrowing hereunder, repaid and all commitments thereunder terminated, and the Administrative Agent shall have received a customary payoff letter evidencing such repayment and termination.
(f)    The Lenders shall have received a customary solvency certificate signed by the Chief Financial Officer of Parent confirming the solvency of Parent and its subsidiaries on a consolidated basis after giving effect to the Transactions on the Closing Date.
(g)    The Agents shall have received all fees payable thereto or to any Lender on or prior to the Closing Date and, to the extent invoiced, all other amounts due and payable pursuant to the Loan Documents on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of Cahill Gordon & Reindel llp) required to be reimbursed or paid by the Loan Parties hereunder or under any Loan Document.
(h)    The Administrative Agent shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the USA PATRIOT Act (including the Beneficial Ownership Regulation) that has been requested not less than five (5) Business Days prior to the Closing Date.
(i)    The Administrative Agent shall have received a certificate, dated the Closing Date and signed by the Chief Financial Officer of Parent, confirming that:
(i)    on the Closing Date, both before and after giving effect to the Credit Events and the other Transactions occurring on such date, no Default or Event of Default shall have occurred and be continuing; and
(ii)    the representations and warranties contained in Article III of this Agreement shall be true and correct in all material respects on and as of such date except to the extent such representations and warranties relate solely to an earlier date in which event such representations and warranties shall have been true in all material respects on and as of such earlier date (provided that representations and warranties that are qualified by materiality shall be true and correct in all respects).
For purposes of determining compliance with the conditions specified in this Section 4.02, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Closing Date specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of the initial Borrowing.
ARTICLE V

AFFIRMATIVE COVENANTS

Parent covenants and agrees with each Lender and L/C Issuer that so long as this Agreement shall remain in effect (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) and until Payment in Full, unless the Required Lenders shall otherwise consent in writing, Parent will, and will cause each of the Subsidiaries to:
SECTION 5.01. Existence; Businesses and Properties
.
(q)Do or cause to be done all things necessary to preserve, renew and keep in full force and effect the legal existence of Parent and the Borrower.
(r)Do or cause to be done all things necessary to preserve, renew and keep in full force and effect the legal existence of each Subsidiary (other than the Borrower), where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and except as otherwise permitted under Section 6.05.

(s)Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to (i) lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary to the normal conduct of its business, and (ii) at all times maintain and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by this Agreement).

SECTION 5.02. Insurance
.
(t)Maintain, with financially sound and reputable insurance companies, insurance (subject to customary deductibles and retentions) in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations and cause Parent and the Subsidiaries to be listed as insured and the Collateral Agent to be listed as a co-loss payee on property and property casualty policies and as an additional insured on liability policies. Notwithstanding the foregoing, Parent and the Subsidiaries may self-insure with respect to such risks with respect to which companies of established reputation engaged in the same general line of business in the same general area usually self-insure.
(u)If any portion of any Mortgaged Property is at any time located in an area specifically identified by the Federal Emergency Management Agency (or any successor agency) as a “special flood hazard area” with respect to which flood insurance has been made available under Flood Insurance Laws, then Parent shall, or shall cause each other applicable Loan Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in a reasonable total amount as the Administrative Agent may from time to time reasonably require, and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent, including evidence of annual renewals of such insurance.
(v)In connection with the covenants set forth in this Section 5.02, it is understood and agreed that:
(i)none of the Administrative Agent, the Lenders, the L/C Issuer and their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.02, it being understood that (A) the Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Administrative Agent, the Lenders, any L/C Issuer or their agents or employees. If, however, the insurance policies, as a matter of the internal policy of such insurer, do not provide waiver of subrogation rights against such parties, as required above, then Parent, on behalf of itself and behalf of each of its Subsidiaries, hereby agrees, to the extent permitted by law, to waive, and further agrees to cause each of their Subsidiaries to waive, its right of recovery, if any, against the Administrative Agent, the Lenders, any L/C Issuer and their agents and employees; and
(ii)the designation of any form, type or amount of insurance coverage by the Administrative Agent under this Section 5.02 shall in no event be deemed a representation, warranty or advice by the Administrative Agent, the Lenders or the L/C Issuers that such insurance is adequate for the purposes of the business of Parent and the Subsidiaries or the protection of their properties.

SECTION 5.03. Taxes
.
Pay and discharge promptly when due all Taxes imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims which, if unpaid, might give rise to a Lien (other than a Permitted Lien) upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as (a) the validity or amount thereof shall be contested in good faith by appropriate proceedings, (b) Parent or the affected Subsidiary, as applicable, shall have set aside on its books adequate reserves in accordance with GAAP with respect thereto, and (c) the failure to make such payment and discharge could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
SECTION 5.04. Financial Statements, Reports, etc.

Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders and L/C Issuers):

(a)    Within 90 days (or such later day that Parent is permitted to file a Form 10-K pursuant to the Exchange Act after giving effect to Rule 12b-25 thereunder, but in any event within 105 days) following the end of each fiscal year (commencing with the fiscal year ending December 31, 2018), a consolidated balance sheet and related statements of operations, cash flows and stockholders’ equity showing the financial position of Parent and its subsidiaries as of the close of such fiscal year and the consolidated results of its operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year, which consolidated balance sheet and related statements of operations, cash flows and stockholders’ equity shall be audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which shall not be qualified as to scope of audit or as to the status of Parent, the Borrower or any Material Subsidiary as a going concern, but may contain a going concern or like qualification that is solely due to an upcoming maturity date of any Facility within one year from the time such opinion is delivered) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of Parent and its subsidiaries on a consolidated basis in accordance with GAAP (it being understood that the delivery by Parent of annual reports on Form 10-K of Parent and its consolidated subsidiaries shall satisfy the requirements of this Section 5.04(a) to the extent such annual reports include the information specified herein);
(b)    Within 45 days following the end of each of the first three fiscal quarters of each fiscal year (commencing with the fiscal quarter ending March 31, 2019), a consolidated balance sheet and related statements of operations and cash flows showing the financial position of Parent and its subsidiaries as of the close of such fiscal quarter and the consolidated results of its operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all of which shall be in reasonable detail and which consolidated balance sheet and related statements of operations and cash flows shall be certified by a Financial Officer of Parent as fairly presenting, in all material respects, the financial position and results of operations of Parent and its subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) (it being understood that the delivery by Parent of quarterly reports on Form 10-Q of Parent and its consolidated subsidiaries shall satisfy the requirements of this Section 5.04(b) to the extent such quarterly reports include the information specified herein);
(c)    (x) concurrently with any delivery of financial statements under paragraph (a) or (b) above, a Compliance Certificate (i) certifying that no Default or Event of Default has occurred or, if such a Default or Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (ii) commencing with the fiscal quarter ending December 31, 2018, setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the Financial Performance Covenant, (iii) in the case of the Compliance Certificate delivered with the financial statements under paragraph (a) above (commencing with the fiscal year ending December 31, 2019) setting forth the calculation of Excess Cash Flow for the Excess Cash Flow Period then ended and the Applicable ECF Percentage of such Excess Cash Flow and (iv) setting forth any changes in the Cumulative Credit since the last delivery of a certificate under this paragraph (c) or since the Closing Date in the case of the first such certificate and (y) concurrently with any delivery of financial statements under paragraph (a) or (b) above, a management’s discussion and analysis with respect to such financial statements, all of which shall be in form and detail reasonably satisfactory to the Administrative Agent (it being understood that the delivery by Parent of reports on Form 10-Q or Form 10-K of Parent and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(c)(y) to the extent such reports include such management’s discussion and analysis);
(d)    promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by Parent with the SEC or distributed to its stockholders generally; provided, however, that such reports, proxy statements, filings and other materials required to be delivered pursuant to this paragraph (d) shall be deemed delivered for purposes of this Agreement when posted to the website of Parent;
(e)    within 75 days after the beginning of each fiscal year, a reasonably detailed consolidated annual budget for such fiscal year (including a projected consolidated balance sheet of Parent and its Subsidiaries, and the related consolidated statements of projected cash flow and projected income), including a description of underlying assumptions with respect thereto (collectively, the “Budget”), which Budget shall in each case be accompanied by the statement of a Financial Officer of Parent to the effect that, the Budget is based on assumptions believed by such Financial Officer to be reasonable as of the date of delivery thereof;
(f)    upon the reasonable request of the Administrative Agent, an updated Perfection Certificate (or, to the extent such request relates to specified information contained in the Perfection Certificate, such information) reflecting all changes since the date of the information most recently received pursuant to this paragraph (f) or Section 5.10(f);

(g)    promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Parent or any of its subsidiaries (including with respect to compliance with the USA PATRIOT Act and the Beneficial Ownership Regulation), or compliance with the terms of any Loan Document, as in each case the Administrative Agent may reasonably request (for itself or on behalf of a Lender or L/C Issuer); provided that neither Parent or any of its subsidiaries will be required to provide any information (i) that constitutes non-financial trade secrets or non-financial proprietary information of Parent or any of its subsidiaries or any of their respective customers and suppliers, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives) is prohibited by applicable law or (iii) the revelation of which would violate any confidentiality obligations owed to any third party by Parent or any of its subsidiaries (provided such confidentiality obligations were not entered into in contemplation of this Section 5.04(g));
(h)    if there are Unrestricted Subsidiaries, consolidating information that explains in reasonable detail the differences between the information relating to Parent and its subsidiaries pursuant to Sections 5.04(a), (b) and (c) other than Unrestricted Subsidiaries, on the one hand, and Unrestricted Subsidiaries, on the other hand; and
(i)    within 25 days of the date financial statements are required to be delivered under paragraph (a) above, the amount of total revenue attributable to each jurisdiction in which Parent or any of the Subsidiaries operate during the fiscal year covered by such financial statements, and such other information that the Administrative Agent or the Collateral Agent reasonably requests from time to time in order to make determinations in respect of the Agreed Security Principles.
SECTION 5.05. Litigation and Other Notices
.
Furnish to the Administrative Agent (which will promptly thereafter furnish to the Lenders and L/C Issuers) written notice of the following promptly after any Responsible Officer of Parent or the Borrower obtains actual knowledge thereof:
(a)    any Default or Event of Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;
(b)    the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Parent or any of the Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;
(c)    any other development specific to Parent or any of the Subsidiaries that is not a matter of general public knowledge and that has had, or would reasonably be expected to have, a Material Adverse Effect; and
(d)    the development or occurrence of any ERISA Event that, together with all other ERISA Events that have developed or occurred, would reasonably be expected to have a Material Adverse Effect.
SECTION 5.06. Compliance with Laws
.
Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.09, or to laws related to Taxes, which are the subject of Section 5.03. Parent will maintain in effect and enforce policies and procedures designed to ensure compliance by Parent, its subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
SECTION 5.07. Maintaining Records; Access to Properties and Inspections
.
Maintain all financial records in accordance with GAAP and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender or L/C Issuer to visit and inspect the financial records and the properties of Parent or any of the Subsidiaries at reasonable times, upon reasonable prior notice to Parent, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender or L/C Issuer upon reasonable prior notice to Parent to discuss the affairs, finances and condition of Parent or any of the

Subsidiaries with the officers thereof and independent accountants therefor (subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract).
SECTION 5.08. Use of Proceeds
.
Use the proceeds of the Loans in the manner set forth in Section 3.12. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that Parent, its subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
SECTION 5.09. Compliance with Environmental Laws
.
Comply, and make reasonable efforts to cause all lessees and other persons occupying its properties to comply, with all Environmental Laws applicable to its operations and properties; and obtain and renew all material authorizations and permits required pursuant to Environmental Law for its operations and properties, in each case in accordance with Environmental Laws, except, in each case with respect to this Section 5.09, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
SECTION 5.10. Further Assurances; Additional Security
.
Subject to the Agreed Security Principles:
(a)    Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents and recordings of Liens in stock registries), that the Collateral Agent may reasonably request, to satisfy the Collateral Requirement and to cause the Collateral Requirement to be and remain satisfied, all at the expense of the Loan Parties and provide to the Collateral Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Collateral Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents, subject in each case to paragraph (g) below. If the Administrative Agent or the Collateral Agent reasonably determines (in consultation with Parent) that it is a requirement of applicable law to have appraisals prepared in respect of the Mortgaged Property of any Loan Party that is located in the United States, Parent shall provide to the Administrative Agent such appraisals to the extent required by, and in reasonably satisfactory compliance with, any applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA.
(b)    If any asset (other than Real Property which is covered by paragraph (c) below) that has an individual fair market value (as determined in good faith by Parent) in an amount greater than $5,000,000 is acquired (including pursuant to an Delaware LLC Division) by any Loan Party after the Closing Date (in each case other than (x) assets constituting Collateral under a Security Document that become subject to the Lien of such Security Document upon acquisition thereof, or (y) assets that are not required to become subject to Liens in favor of the Collateral Agent pursuant to Section 5.10(g) or the Security Documents) will (i) promptly as practicable (and in any event within 60 days of their acquisition) notify the Collateral Agent thereof and (ii) take or cause the applicable Loan Party to take such actions as shall be reasonably requested by the Collateral Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section 5.10, all at the expense of the Loan Parties, subject to paragraph (g) below.
(c)    Promptly notify the Administrative Agent of the acquisition (which for this clause (c) shall include the improvement of any Real Property that was not Owned Real Property that results in it qualifying as Owned Real Property) of and within 60 days after such acquisition will grant and cause each of the Loan Parties to grant to the Collateral Agent security interests and mortgages in such Owned Real Property of such Loan Parties as are not covered by any then-existing Mortgages (other than assets that (i) are subject to permitted secured financing arrangements containing restrictions permitted by Section 6.09(c), pursuant to which a Lien on such assets securing the Obligations is not permitted or (ii) are not required to become subject to the Liens of the Collateral Agent pursuant to Section 5.10(g) or the Security Documents), to the extent acquired after the Closing Date and having a value or purchase price at the time of acquisition in excess of $15,000,000, pursuant to a Mortgage constituting valid and enforceable Liens subject to no other Liens except Permitted Liens at the time of perfection thereof, record or file, and cause each such Loan Party to record or file, the Mortgage or instruments related thereto in such manner and in such places as is required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Mortgages and pay, and cause each such Loan Party to pay, in full, all Taxes, fees and other charges payable in connection therewith, in each case subject to paragraph (g) below. Unless otherwise waived by the Collateral Agent, with respect to each such Mortgage, Parent shall comply with the Collateral Requirements applicable to Mortgages and Mortgaged Property. With respect to each Mortgage for a Mortgaged Property located in the Commonwealth of Puerto Rico, the Loan Party owning such Mortgaged Property shall, if so requested by the Administrative Agent, execute and deliver in pledge to the Collateral Agent a demand bearer mortgage note in a principal amount equal to 110% of the fair market value of such Mortgaged Property (based on purchase price, appraisal or other valuation method reasonably satisfactory to the Collateral Agent), which mortgage note will be secured by such Mortgage and shall be pledged to the Collateral Agent pursuant to a supplement to the Collateral Agreement, and which mortgage note and supplement to the Collateral Agreement shall be in form and substance satisfactory to the Collateral Agent and accompanied by such other documentation as may be reasonably requested by the Collateral Agent in connection with the recording and filing thereof. Notwithstanding the foregoing, the Collateral Agent shall not enter into any Mortgage in respect of any Real Property acquired by any Loan Party after the Closing Date until (I) the date that occurs thirty (30) days after the Administrative Agent has made available to the Lenders and L/C Issuers (which may be made available electronically on the Platform) the following documents in respect of such Real Property: (A) a completed flood hazard determination from a third-party vendor; (B) if such Real Property is located in a “special flood hazard area”, (1) a notification to Parent of that fact and (if applicable) notification to Parent that flood insurance coverage is not available and (2) evidence of the receipt by Parent of such notice; and (C) if such notice is required to be provided to Parent and flood insurance is available in the community in which such real property is located, evidence of required flood insurance and (II) the Administrative Agent and each Lead Arranger confirms that its flood insurance due diligence and flood insurance compliance has been completed; provided, that if any Lead Arranger has not confirmed in writing that its flood insurance due diligence and flood insurance compliance has been completed within sixty (60) days after written notice to the Lead Arrangers of the acquisition of such Real Property, such Lead Arranger shall be deemed to have consented to such Mortgage and to have confirmed that its flood insurance due diligence and flood insurance compliance is complete.
(d)    If any person becomes a Subsidiary after the Closing Date (other than an Excluded Subsidiary), within ten (10) Business Days after the date such person becomes a Subsidiary, notify the Administrative Agent thereof and, within sixty (60) days after the date such person becomes a Subsidiary or such longer period as the Administrative Agent shall agree, cause the Collateral Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by any Loan Party, subject in each case to paragraph (g) below and Agreed Security Principles.
(e)    Deliver such additional guarantee or security agreements and/or take such other action in order to create and/or perfect a security interest in additional property of the Loan Parties or additional Loan Parties in any jurisdiction, as requested by the Administrative Agent or the Collateral Agent in accordance with the Agreed Security Principles, within 60 days of such request (or such later date as is agreed to by the Administrative Agent or the Collateral Agent, consistent with the Agreed Security Principles).
(f)    Furnish to the Collateral Agent promptly (and in any event within 30 days after such change) written notice of any change (i) in any Loan Party’s corporate or organization name, (ii) in any Loan Party’s identity or organizational structure, (iii) in any Loan Party’s jurisdiction of organization or (iv) with respect to any Loan Party organized under the laws of Puerto Rico or possessing collateral in Puerto Rico, any change in its location within the meaning of the Uniform Commercial Code as in effect in the Commonwealth of Puerto Rico; provided, that no Loan Party shall effect or permit any such change unless all filings have been made, or will have been made within any statutory period, under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of the Secured Parties with the same priority as prior to such change.
(g)    The Collateral Requirement and the other provisions of this Section 5.10 and the other provisions of the Loan Documents with respect to Collateral need not be satisfied with respect to (i) any Real Property held by Parent or any of its Subsidiaries as a lessee under a lease or any Real Property owned in fee that is not Owned Real Property or (ii) any Excluded Property. Notwithstanding anything to the contrary in this Agreement, the Collateral Agreement, or any other Loan Document, (i) the Administrative Agent may grant extensions of time and/or waive the requirement for the creation or perfection of security interests in or the obtaining of insurance (including title insurance) or surveys with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with Parent, that perfection or obtaining of such items cannot be accomplished without undue effort or expense on the terms or by the time or times at which it would otherwise be required by this Agreement or the other Loan Documents, and (ii) Liens required to be granted from time to time pursuant to, or any other requirements of, the Collateral Requirement and the Security Documents shall be subject to exceptions and limitations set forth in the Security Documents and the Agreed Security Principles.
(h)    Parent shall or shall cause the applicable Loan Party to take such actions set forth on Schedule 5.10(h) within the timeframes set forth for the taking of such actions on Schedule 5.10(h) (or within such longer timeframes as the Administrative Agent shall permit in its reasonable discretion) (it being understood and agreed that all representations, warranties and covenants of the Loan Documents with respect to the taking of such actions are qualified by the non-completion of such actions until such time as they are completed or required to be completed in accordance with this Section 5.10(h)).
SECTION 5.11. Rating
.
Exercise commercially reasonable efforts to maintain ratings from each of Moody’s and S&P for the Term Loans.
SECTION 5.12. Designation of Unrestricted Subsidiaries
.
Parent shall be permitted to designate any Subsidiary (other than the Borrower) as an Unrestricted Subsidiary after the Closing Date by written notice to the Administrative Agent; provided that (a) no Default or Event of Default has occurred and is continuing or would result therefrom, (b) immediately after giving effect to such designation, Parent shall be in Pro Forma Compliance, (c) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by Parent or any of its Subsidiaries) through Investments as permitted by, and in compliance with, Section 6.04, (d) without duplication of clause (c), the designation shall be treated as an Investment, with the fair market value of such Unrestricted Subsidiary at the time of the initial designation thereof being treated as the amount of such Investment, and shall be permitted only if such Investment would be permitted pursuant to Section 6.04 and (e) such Subsidiary shall not have been previously designated an Unrestricted Subsidiary. Parent may designate any Unrestricted Subsidiary to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided, that (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) immediately after giving effect to such Subsidiary Redesignation, Parent shall be in Pro Forma Compliance and (iii) Parent shall have delivered to the Administrative Agent an Officer’s Certificate, certifying to the best of such Financial Officer’s knowledge, compliance with the requirements of preceding clauses (i) and (ii), and containing the calculations and information required by the preceding clause (ii).
ARTICLE VI

NEGATIVE COVENANTS

Parent and the Borrower covenant and agree with each Lender and L/C Issuer that, on and after the Closing Date, so long as this Agreement shall remain in effect (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) and until Payment in Full, unless the Required Lenders shall otherwise consent in writing, each of Parent and the Borrower will not, and will not permit any of its Subsidiaries to:
SECTION 6.01. Indebtedness
.
Incur, create, assume or permit to exist any Indebtedness, except:
(a)    (i) Indebtedness existing on the Closing Date (other than any Indebtedness of Parent or any Subsidiary owed to Parent or any Subsidiary); provided that any Indebtedness that is in excess of $2,000,000 individually or $10,000,000 in the aggregate shall be permitted under this clause (a)(i) only if such Indebtedness is set forth on Schedule 6.01 and (ii) any Permitted Refinancing Indebtedness incurred to Refinance Indebtedness permitted by the foregoing subclause (i);
(b)    Indebtedness under the other Loan Documents;
(c)    Indebtedness (if any) deemed to exist with respect to Swap Agreements not entered into for speculative purposes and under Cash Management Agreements;
(d)    Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to Parent or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person, in each case in the ordinary course of business; provided, that upon the incurrence of Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than 30 days following such incurrence;
(e)    Indebtedness of Parent owed to any Subsidiary and of any Subsidiary owed to Parent or any other Subsidiary; provided, that other than in the case of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of Parent and the Subsidiaries, (i) any Indebtedness owed by a Loan Party to a Subsidiary that is not a Loan Party shall be evidenced by (x) the Global Intercompany Note or (y) another promissory note containing substantially similar subordination provisions and (ii) any Indebtedness owed by a Subsidiary that is not a Loan Party to a Loan Party may be evidenced by the Global Intercompany Note;
(f)    Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case outstanding on the Closing Date or otherwise provided in the ordinary course of business (whether or not consistent with past practices) of Parent and the Subsidiaries, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;
(g)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business;
(h)    (A) Indebtedness of any Loan Party and Acquired Indebtedness of Parent or any Subsidiary; provided that (i) no Event of Default shall have occurred or be continuing or would result from the incurrence or existence of such additional Indebtedness or from the application of proceeds thereof, (ii)  the Total Net Leverage Ratio shall not exceed 5.00:1.00 calculated on a Pro Forma Basis as of the last day of the most recently ended Test Period, (iii) other than in the case of Acquired Indebtedness, the final maturity date of such Indebtedness shall be no earlier than six months following the then Latest Maturity Date (other than customary offers to repurchase upon a change of control, asset sale or event of loss (so long as, in the case of a change of control offer to purchase provision, a change of control would not be triggered thereunder unless a Change of Control is also triggered hereunder, and in the case of an asset sale or event of loss offer to purchase provision, the net proceeds of any asset sale are permitted to be applied to the prepayment of the Loans first or, in the case of Indebtedness secured by Other First Liens, on a not less than ratable basis than such Indebtedness) and customary acceleration rights after an event of default), (iv) other than in the case of Acquired Indebtedness, the Weighted Average Life to Maturity of such Indebtedness shall not be shorter than the remaining Weighted Average Life to Maturity of the existing Term B Loans and (v) other than in the case of Acquired Indebtedness, the covenants, events of default, guarantees and other terms of such Indebtedness (other than pricing and redemption premiums), taken as a whole, shall not be more restrictive to Parent and the Subsidiaries than those set forth in this Agreement; provided that a certificate of the Chief Financial Officer of Parent delivered to the Administrative Agent in good faith at least three Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that Parent has determined in good faith that such terms and conditions satisfy the requirement in this subclause (v) shall be conclusive evidence that such terms and conditions satisfy the requirement in this subclause (v) and (B) Permitted Refinancing Indebtedness in respect of Indebtedness permitted by the foregoing clause (A);
(i)    mortgage financings and other purchase money Indebtedness incurred by Parent or any Subsidiary prior to or within 270 days after the acquisition, lease, construction, repair, replacement or improvement of the respective property (real or personal, and whether through the direct purchase of property or the Equity Interests of any person owning such property) permitted under this Agreement in order to finance such acquisition, lease, construction, repair, replacement or improvement and Capital Lease Obligations of Parent or any Subsidiary, in each case, so long as (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (B) the aggregate principal amount of such Indebtedness at any time outstanding does not exceed the greater of (X) $75,000,000 and (Y) at the time of any incurrence under this paragraph (i), 37.5% of the EBITDA on a Pro Forma Basis for the Test Period most recently ended;
(j)    other Indebtedness of Parent or any Subsidiary in an aggregate principal amount at any time outstanding that does not exceed the greater of (X) $100,000,000 and (Y) at the time of any incurrence under this paragraph (j), 50% of the EBITDA on a Pro Forma Basis for the Test Period most recently ended;
(k)    Guarantees (i) by any Loan Party of any Indebtedness of any other Loan Party permitted to be incurred under this Agreement, (ii) by any Loan Party of Indebtedness otherwise permitted hereunder of any Subsidiary that is not a Loan Party to the extent such Guarantees are permitted by Section 6.04(b)(iii), and (iii) by any Subsidiary that is not a Loan Party of Indebtedness of another Subsidiary that is not a Loan Party; provided, that Guarantees by any Loan Party under this paragraph (k) of any other Indebtedness of a person that is subordinated to other Indebtedness of such person shall be subordinated to the Obligations to at least the same extent such other Indebtedness is so subordinated;
(l)    Indebtedness arising from agreements of Parent or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price, earnouts or similar obligations, in each case, incurred or assumed in connection with any Permitted Business Acquisition or the disposition of any business, assets or a Subsidiary not prohibited by this Agreement, other than Guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, that in respect of the disposition of any business, assets or a Subsidiary, such Indebtedness shall not exceed the proceeds of such disposition;
(m)    Indebtedness in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations and trade letters of credit (other than obligations in respect of other Indebtedness) in the ordinary course of business or consistent with past practice or industry practice;
(n)    Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;
(o)    Indebtedness of Subsidiaries that are not Loan Parties in an aggregate amount not to exceed at any time outstanding the greater of (X) $40,000,000 and (Y) at the time of any incurrence under this paragraph (o), 20% of EBITDA on a Pro Forma Basis for the Test Period most recently ended;
(p)    unsecured Indebtedness constituting obligations of Parent or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided, that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms (which require that all such payments be made within 90 days after the incurrence of the related obligations) in the ordinary course of business and not in connection with the borrowing of money or any Swap Agreements;
(q)    (i) secured Indebtedness of Subsidiary Loan Parties under local lines of credit in the ordinary course of business and consistent with past practices and (ii) Indebtedness of Parent and its Subsidiaries incurred in the ordinary course of business under overdraft facilities (including, but not limited to, intraday, ACH and purchasing card/T&E services), in each case, extended by one or more financial institutions reasonably acceptable to the Administrative Agent or by one or more of the Lenders or L/C Issuers or their Affiliates and (in each case) established for Parent’s and the Subsidiaries’ ordinary course of operations;
(r)    (i) Specified Prepayment Debt the Net Proceeds of which are applied solely to the prepayment of Loans in accordance with Section 2.12(b) and (ii) any Permitted Refinancing Indebtedness in respect thereof;
(s)    Indebtedness consisting of Indebtedness issued by Parent or any Subsidiary to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Parent permitted by Section 6.06;
(t)    Indebtedness consisting of obligations of Parent or any Subsidiary to any of their employees under deferred compensation or other similar arrangements incurred by such person in connection with Permitted Business Acquisitions or any other Investment permitted hereunder or in the ordinary course of business;
(u)    Indebtedness of Parent or any Subsidiary to any joint venture (regardless of the form of legal entity) that is not a Subsidiary arising in the ordinary course of business in connection with the cash management operations (including with respect to intercompany self insurance arrangements) of Parent and the Subsidiaries;
(v)    (i) Incremental Equivalent Debt in an aggregate principal amount at any time outstanding not to exceed, together with the aggregate amount of Incremental Commitments made after the Closing Date, the Incremental Amount and (ii) Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness incurred pursuant to subclause (i);
(w)    Indebtedness of joint ventures and/or, without duplication, Indebtedness incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures, of Parent or any Subsidiary not in excess, at any one time outstanding, of the greater of (X) $100,000,000 and (Y) at the time of any incurrence pursuant to this paragraph (w), 50% of the EBITDA on a Pro Forma Basis for the Test Period most recently ended;
(x)    Settlement Indebtedness;

(y)    Customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business; and
(z)    all premium (if any, including tender premiums), expenses, defeasance costs, interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (a) through (y) above.
For purposes of determining compliance with this Section 6.01, the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on customary currency exchange rates in effect, in the case of such Indebtedness incurred on or prior to the Closing Date, on the Closing Date and, in the case of such Indebtedness incurred after the Closing Date, on the date that such Indebtedness was incurred; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding principal amount of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums), defeasance costs and other costs and expenses incurred in connection with such refinancing. For purposes of the foregoing, with respect to revolving Indebtedness, Parent may elect to treat the full committed amount to be incurred at the date the commitment becomes effective (or on the Closing Date if such effective date was prior to the Closing Date).
SECTION 6.02. Liens
.
Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person, including any Subsidiary) at the time owned by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, “Permitted Liens”):
(a)    (i) Liens existing on the Closing Date; provided that any Liens securing Indebtedness in excess of $2,000,000 individually or $10,000,000 in the aggregate shall be permitted under this paragraph (a) only to the extent such Lien is set forth on Schedule 6.02, and (ii) any modifications, replacements, renewals or extensions thereof; provided, that such Liens shall secure only those obligations that they secure on the Closing Date (and any Permitted Refinancing Indebtedness in respect of such obligations permitted by Section 6.01(a)) and shall not subsequently apply to any other property or assets of Parent or any Subsidiary other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien, and (B) proceeds and products thereof;
(b)    Liens on Collateral securing (i) the Secured Obligations, (ii) Incremental Equivalent Debt; provided that such Liens shall be subject to the First Lien Intercreditor Agreement, and (iii) Indebtedness incurred pursuant to Section 6.01(q)(i); provided that (x) such Liens shall apply only to the property or assets of the applicable obligors under such facility and (y) such Liens shall be Junior Liens;
(c)    Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Subsidiary, in each case after the Closing Date (other than Liens on the Equity Interests of any Person that becomes a Subsidiary); provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require or include, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) the Indebtedness secured thereby is permitted under Section 6.01);
(d)    Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in compliance with Section 5.03;
(e)    Liens imposed by law, including landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens, securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, Parent or any Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(f)    (i) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Parent or any Subsidiary;
(g)    deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) outstanding on the Closing Date or incurred in the ordinary course of business (whether or not consistent with past practices), including those incurred to secure health, safety and environmental obligations in the ordinary course of business;
(h)    zoning restrictions, survey exceptions and such matters as an accurate survey would disclose, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights-of-way, covenants, conditions, restrictions and declarations on or with respect to the use of Real Property, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of Parent or any Subsidiary;
(i)    Liens securing Indebtedness and Permitted Refinancing Indebtedness permitted by Section 6.01(i) (in each case limited to the assets financed with such Indebtedness and any accessions thereto and the proceeds and products thereof and related property; provided that individual financings provided by one lender may be cross-collateralized to other financings provided by such lender and incurred under Section 6.01(i));
(j)    Liens securing Indebtedness permitted under Section 6.01(i); provided that (i) such Liens attach concurrently with or within 270 days after the acquisition, construction, repair, replacement or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness except for accessions to such property and the proceeds and the products thereof and (iii) with respect to Capital Lease Obligations, such Liens do not at any time extend to or cover any assets (except for accessions to or proceeds of such assets) other than the assets subject to such Capital Lease Obligations; provided, further, that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender;
(k)    Liens securing judgments that do not constitute an Event of Default under Section 7.01(j) and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings;
(l)    any interest or title of a lessor or sublessor under any leases or subleases entered into by Parent or any Subsidiary in the ordinary course of business;
(m)    Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks and other financial institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposits, sweep accounts, reserve accounts or similar accounts of Parent or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Parent or any Subsidiary, including with respect to credit card chargebacks and similar obligations or (iii) relating to purchase orders and other agreements entered into with customers, suppliers or service providers of Parent or any Subsidiary in the ordinary course of business;
(n)    Liens (i) arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights, (ii) of a collection bank arising under Section 4-210 of the Uniform Commercial Code in effect in the State of New York or similar provisions in similar codes, statutes or laws in other jurisdictions on items in the course of collection, (iii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, (iv) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry, and (v) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purpose;
(o)    Liens securing obligations in respect of trade-related letters of credit, bank guarantees or similar obligations permitted under Section 6.01(g) or (m) and covering the property (or the documents of title in respect of such property) financed by such letters of credit, bank guarantees or similar obligations and the proceeds and products thereof;

(p)    leases or subleases, licenses or sublicenses (including with respect to intellectual property and software) granted to others in the ordinary course of business not interfering in any material respect with the business of Parent and its Subsidiaries, taken as a whole;
(q)    Liens solely on any cash earnest money deposits made by Parent or any Subsidiary in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;
(r)    Liens with respect to property or assets of any Subsidiary that is not a Loan Party securing Indebtedness of a Subsidiary that is not a Loan Party permitted under Section 6.01;
(s)    other Liens; provided that (i) at the time of the incurrence of such Lien and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom and Parent shall be in Pro Forma Compliance, (ii) the Indebtedness or other obligations secured by such Lien are otherwise permitted by this Agreement, and (iii) if such Liens extend to all or any portion of the Collateral, such Liens shall be Junior Liens;
(t)    Liens arising from precautionary Uniform Commercial Code financing statements or consignments entered into in connection with any transaction otherwise permitted under this Agreement;
(u)    Liens on Equity Interests in (i) joint ventures securing obligations of such joint ventures or pursuant to the relevant joint venture agreement or arrangement or (ii) Unrestricted Subsidiaries securing obligations of such Unrestricted Subsidiaries;
(v)    Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (c) of the definition thereof;
(w)    Liens securing insurance premiums financing arrangements; provided, that such Liens are limited to the applicable unearned insurance premiums;
(x)    Liens in favor of any Loan Party; provided, that if any such Lien shall cover any Collateral, the holder of such Lien shall execute and deliver to the Administrative Agent a subordination agreement in the form and substance reasonably satisfactory to the Administrative Agent;
(y)    Liens securing Specified Prepayment Debt permitted by Section 6.01(r) and any Permitted Refinancing Indebtedness in respect thereof; provided that, (i) if such Liens are (or are intended to be) junior to the Liens securing the Obligations, such Liens shall be Junior Liens and (ii) if such Liens are (or are intended to be) pari passu with the Liens securing the Obligations, such Liens shall be Other First Liens;
(z)    other Liens with respect to property or assets of Parent or any Subsidiary securing obligations in an aggregate principal amount outstanding at any time not to exceed $90,000,000; provided that if such Liens extend to all or any portion of the Collateral, such Liens shall be Junior Liens;
(aa)    any amounts held by a trustee in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of Parent or any Subsidiary;
(bb)    Settlement Liens;
(cc)    non-consensual Liens (not incurred in connection with borrowed money) on equipment of Parent or any Subsidiary granted in the ordinary course of business to the client of Parent or such Subsidiary at which such equipment is located; and
(dd)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods.
Notwithstanding anything to the contrary, no Loan Party shall create, incur, assume or permit to exist any Lien pursuant to clauses (b)(iii), (s), (u) (to the extent securing borrowed money), (y) or (z) of this Section 6.02 (other than Liens securing Indebtedness not in excess of $30,000,000 in the aggregate) on any property or assets of such Loan Party a security interest in which is not granted to secure the Obligations or a security interest therein to secure the Obligations is not perfected or not first priority due to operation of the Agreed Security Principles.

SECTION 6.03. [Reserved]
.
SECTION 6.04. Investments, Loans and Advances
.
Purchase, hold or acquire (including pursuant to any merger, consolidation or amalgamation with a person that is not a Wholly-Owned Subsidiary immediately prior to such merger, consolidation or amalgamation) any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances to or Guarantees of the obligations of, or make or permit to exist any investment or any other interest in (each, an “Investment”), any other person, except:
(a)     (i) Investments existing on, or contractually committed as of, the Closing Date, provided that any Investments in excess of $2,000,000 individually or $10,000,000 in the aggregate shall be permitted under this paragraph (a) only to the extent such Investment is set forth on Schedule 6.04 and (ii) any extensions, renewals or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this paragraph (a) is not increased at any time above the amount of such Investment existing or committed on the Closing Date (other than pursuant to an increase as required by the terms of any such Investment as in existence on the Closing Date as described on Schedule 6.04);
(b)    (i) Investments in any Loan Party, (ii) Investments by any Subsidiary that is not a Loan Party in any other Subsidiary that is not a Loan Party and (iii) Investments by any Loan Party in any Subsidiary that is not a Loan Party; provided that the aggregate amount of Investments outstanding at any time pursuant to this clause (iii) shall not exceed the greater of (X) $80,000,000 and (Y) at the time of any Investment under this clause (iii), 40% of EBITDA on a Pro Forma Basis for the most recently ended Test Period;
(c)    Permitted Investments and Investments that were Permitted Investments when made;
(d)    Investments arising out of the receipt by Parent or any Subsidiary of noncash consideration for the sale of assets permitted under Section 6.05 (other than Section 6.05(f));
(e)    loans and advances to officers, directors, employees or consultants of Parent or any Subsidiary (i) in the ordinary course of business not to exceed $25,000,000 in the aggregate at any time outstanding (calculated without regard to write downs or write offs thereof), (ii) in respect of payroll payments and expenses in the ordinary course of business and (iii) in connection with such person’s purchase of Equity Interests of Parent;
(f)    accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;
(g)    Swap Agreements that are not entered into for speculative purposes;
(h)    [reserved];
(i)    Investments resulting from pledges and deposits under Sections 6.02(f), (g), (j) and (p);
(j)    other Investments in an aggregate amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed (i) the greater of (X) $100,000,000 and (Y) at the time of any Investment pursuant to this paragraph (j), 50% of the EBITDA on a Pro Forma Basis for the Test Period most recently ended (plus any returns actually received by the respective investor in respect of investments theretofore made by it pursuant to this paragraph (j)) plus (ii) the portion, if any, of the Cumulative Credit on the date of such election that Parent elects to apply to this Section 6.04(j)(ii), such election to be specified in a written notice of a Responsible Officer of Parent calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied; provided that if any Investment pursuant to this paragraph (j) is made in any person that is not a Loan Party at the date of the making of such Investment and such person becomes a Loan Party after such date, such Investment shall thereafter be deemed to have been made pursuant to paragraph (b)(i) above and shall cease to have been made pursuant to this paragraph (j) for so long as such person continues to be a Loan Party;
(k)    Investments constituting Permitted Business Acquisitions;

(l)    Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by Parent or a Subsidiary as a result of a foreclosure by Parent or any of the Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;
(m)    Investments of a Subsidiary acquired after the Closing Date or of an entity merged into Parent or merged into or consolidated with a Subsidiary after the Closing Date, in each case, (i) to the extent such acquisition, merger or consolidation was or is permitted under this Section 6.04 or 6.05 and (ii) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, consolidation or amalgamation and were in existence on the date of such acquisition, merger, consolidation or amalgamation;
(n)    Guarantees of operating leases (other than Capital Lease Obligations) or of other obligations of Subsidiaries that do not constitute Indebtedness, in each case entered into by Parent or any Subsidiary in the ordinary course of business;
(o)    Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices;
(p)    advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of Parent or such Subsidiary;
(q)    Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other persons;
(r)    purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property in each case in the ordinary course of business, to the extent such purchases and acquisitions constitute Investments;
(s)    Investments received substantially contemporaneously in exchange for, or the payment for which is made with, Qualified Equity Interests of Parent; provided that neither such Investments nor such issuance of Qualified Equity Interests shall be included in any determination of the Cumulative Credit;
(t)    any Investment (i) deemed to exist as a result of a Subsidiary that is not a Loan Party distributing a note or other intercompany debt to a parent of such Subsidiary that is a Loan Party (to the extent there is no cash consideration or services rendered for such note), and (ii) consisting of intercompany current liabilities in connection with the cash management, tax and accounting operations of Parent and the Subsidiaries;
(u)    Investments in joint ventures and Similar Businesses in an aggregate amount (valued at the time of the making thereof, and without giving effect to any write downs or write offs thereof) not to exceed the greater of (X) $150,000,000 and (Y) at the time of any Investment pursuant to this paragraph (u), 75.0% of EBITDA on a Pro Forma Basis for the most recently ended Test Period (plus any returns actually received by the respective investor in respect of investments theretofore made by it pursuant to this paragraph (u)); provided that if any Investment pursuant to this paragraph (u) is made in any person that is not a Loan Party at the date of the making of such Investment and such person becomes a Loan Party after such date, such Investment shall thereafter be deemed to have been made pursuant to paragraph (b)(i) above and shall cease to have been made pursuant to this paragraph (u) for so long as such person continues to be a Loan Party; and
(v)    Investments arising in the ordinary course of business as a result of any Settlement, including Investments in and of Settlement Assets.
Any Investment in any person other than a Loan Party that is otherwise permitted by this Section 6.04 may be made through intermediate Investments in Subsidiaries that are not Loan Parties and such intermediate Investments shall be disregarded for purposes of determining the outstanding amount of Investments pursuant to any clause set forth above (i.e., such Investment shall not be counted twice).
SECTION 6.05. Mergers, Consolidations, Sales of Assets and Acquisitions
.
Merge into, or consolidate or amalgamate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets

(whether now owned or hereafter acquired), and including any disposition of property to a Delaware Divided LLC pursuant to a Delaware LLC Division, or issue, sell, transfer or otherwise dispose of any Equity Interests of any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other person, except that this Section shall not prohibit:
(a)    (i) the purchase and sale of inventory, or the sale of receivables in connection with the settlement or compromise thereof, in each case, in the ordinary course of business by Parent or any Subsidiary, (ii) the acquisition or lease (pursuant to an operating lease) of any other asset in the ordinary course of business by Parent or any Subsidiary or, with respect to operating leases, otherwise for fair market value on market terms (as determined in good faith by Parent), (iii) the sale of surplus, obsolete, damaged or worn out equipment or other property in the ordinary course of business by Parent or any Subsidiary or (iv) the sale or disposition of Permitted Investments in the ordinary course of business;
(b)    if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would result therefrom, (i) the merger, consolidation or amalgamation of any Subsidiary into or with the Borrower in a transaction in which the Borrower is the survivor, (ii) the merger, consolidation or amalgamation of any Subsidiary into or with any Subsidiary Loan Party in a transaction in which the surviving or resulting entity is or becomes a Subsidiary Loan Party and, in the case of each of clauses (i) and (ii), no person other than Parent or a Subsidiary Loan Party receives any consideration, (iii) the merger, consolidation or amalgamation of any Subsidiary that is not a Loan Party into or with any other Subsidiary that is not a Loan Party, (iv) the liquidation or dissolution or change in form of entity of any Subsidiary if Parent determines in good faith that such liquidation, dissolution or change in form is in the best interests of Parent and is not materially disadvantageous to the Lenders and L/C Issuers or (v) any Subsidiary may merge, consolidate or amalgamate into or with any other person in order to effect an Investment permitted pursuant to Section 6.04 so long as the continuing or surviving person shall be a Subsidiary, which shall be a Loan Party if the merging, consolidating or amalgamating Subsidiary was a Loan Party and which together with each of its Subsidiaries shall have complied with the requirements of Section 5.10;
(c)    Investments permitted by Section 6.04, Permitted Liens, and Restricted Payments permitted by Section 6.06;
(d)    the sale of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;
(e)    sales, transfers, leases, licenses or other dispositions of assets not otherwise permitted by this Section 6.05; provided, that (i) no Default or Event of Default exists or would result therefrom, (ii) immediately after giving effect thereto, Parent shall be in Pro Forma Compliance, (iii) the Net Proceeds thereof are applied in accordance with Section 2.12(b), and (iv) in the case of a sale, transfer or other disposition of assets in excess of $10,000,000, at least 75% of the consideration therefor shall be received in cash at the time of consummation of such transaction; provided, that for purposes of subclause (iv), the following shall be deemed to be cash: (1) the amount of any liabilities (as shown on Parent’s or any Subsidiary’s most recent balance sheet or in the notes thereto) Parent or any Subsidiary (other than liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee of any such assets, (2) any notes or other obligations or other securities or assets received by Parent or such Subsidiary from such transferee that are converted by Parent or such Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received), (3) any Designated Non-Cash Consideration received by Parent or any of its Subsidiaries in such Asset Sale having an aggregate fair market value (as determined in good faith by Parent), taken together with all other Designated Non-Cash Consideration received pursuant to this subclause (3) that is at that time outstanding, not to exceed, at the time of receipt of such consideration, the greater of (X) $30,000,000 and (Y) 15.0% of EBITDA on a Pro Forma Basis for the most recently ended Test Period (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value) and (4) with respect to any lease of assets by Parent or a Subsidiary that constitutes a disposition, receipt of lease payments over time on market terms (as determined in good faith by Parent) where the payment consideration is at least 75% cash consideration;
(f)    Permitted Business Acquisitions (including any merger, consolidation or amalgamation in order to effect a Permitted Business Acquisition); provided, that (i) following any such merger, consolidation or amalgamation involving the Borrower, the Borrower is the surviving entity, as applicable and (ii) following any such merger, consolidation or amalgamation involving Parent, Parent is the surviving entity, as applicable;
(g)    leases, licenses, or subleases or sublicenses of any real or personal property in the ordinary course of business;
(h)    any exchange of assets for services and/or other assets of comparable or greater value; provided, that (i) at least 90% of the consideration received by the transferor consists of assets that will be used in a business or business activity permitted hereunder, (ii) in the event of a swap with a fair market value (as determined in good faith by Parent) in excess of $20,000,000, the Administrative Agent shall have received a certificate from a Responsible Officer of Parent with respect to such fair market value and (iii) in the event of a swap with a fair market value (as determined in good faith by Parent) in excess of $50,000,000, such exchange shall have been approved by at least a majority of the Board of Directors of Parent; provided, further, that (A) no Default or Event of Default exists or would result therefrom, (B) immediately after giving effect thereto, Parent shall be in Pro Forma Compliance, and (C) the Net Proceeds, if any, thereof are applied in accordance with Section 2.12(b);
(i)    any disposition of Equity Interests of a Subsidiary pursuant to an agreement or other obligation with or to a person (other than the Borrower and its Subsidiaries) from whom such Subsidiary was acquired or from whom such Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;
(j)    any disposition in the ordinary course of business, including disposition in connection with any Settlement, dispositions of Settlement Assets, Merchant Agreements and dispositions of Investments in joint ventures to the extent required by, or made pursuant to buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements; and
(k)    if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would result therefrom, the merger, consolidation or amalgamation of Parent with or into any other Person; provided that (i) Parent shall be the continuing or surviving Person or (ii) if the Person formed by or surviving any such merger, consolidation or amalgamation is not Parent (any such Person, a “Successor Parent”), (1) the Successor Parent shall be a corporation organized or existing under the laws of the United States, any State thereof or Puerto Rico, (2) the Successor Parent shall expressly assume all the obligations of Parent under this Agreement and the other Loan Documents to which Parent is a party pursuant to a supplement, amendment or restatement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (3) Parent shall have given notice to the Lenders of the proposed transaction at least ten (10) Business Days (or such shorter period agreed to by the Administrative Agent) prior to the consummation thereof, (4) the Administrative Agent shall have received all documentation and other information (including the Beneficial Ownership Certification) required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation, that has been requested at least five (5) Business Days prior to the consummation of the proposed transaction, (5) the Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such merger or consolidation and such supplement, amendment or restatement to this Agreement or any Loan Document comply with this Agreement and (6) if requested by the Administrative Agent, the Borrower shall have delivered to the Administrative Agent an opinion of counsel in form and substance reasonably satisfactory to the Administrative Agent covering such matters reasonably requested by the Administrative Agent; provided, further, that if the foregoing are satisfied, the Successor Parent, will succeed to, and be substituted for, Parent under this Agreement.
Notwithstanding anything to the contrary contained above in this Section 6.05, no sale, transfer or other disposition of assets shall be permitted by this Section 6.05 (other than sales, transfers, leases, licenses or other dispositions to Loan Parties or pursuant to Section 6.05(c)) unless such disposition is for fair market value (as determined in good faith by Parent).
SECTION 6.06. Restricted Payments
.
Declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests (other than Disqualified Stock) of the person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any of its Equity Interests or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests (other than Disqualified Stock) of the person redeeming, purchasing, retiring or acquiring such shares) (the foregoing, “Restricted Payments”); provided, however, that:
(a)    any Subsidiary may make Restricted Payments to Parent or to any Wholly-Owned Subsidiary of Parent;
(b)    any Subsidiary that is not a Wholly-Owned Subsidiary of Parent may make Restricted Payments to Parent, any Subsidiary that is a direct or indirect parent of such Subsidiary and to each other owner of Equity Interests of such Subsidiary on a pro rata basis (or more favorable basis from the perspective of Parent or such Subsidiary) based on their relative ownership interests;
(c)    Parent may purchase or redeem its Equity Interests (including related stock appreciation rights or similar securities) held by then present or former directors, consultants, officers or employees of Parent or any Subsidiary or by any Plan upon such person’s death, disability, retirement or termination of employment or under the terms of any such Plan or any other agreement under which such Equity Interests or related rights were issued; provided, that the aggregate amount of such purchases or redemptions under this paragraph (c) shall not exceed in any fiscal year (1) $15,000,000, plus (2) (x) the amount of net proceeds contributed to or received by Parent during such calendar year from sales of Equity Interests of Parent to directors, consultants, officers or employees of Parent or any Subsidiary in connection with customary employee compensation and incentive arrangements, to the extent such net proceeds are not included in the calculation of Cumulative Credit, and (y) the amount of net proceeds of any key-man life insurance policies received during such calendar year which, if not used in any year, may be carried forward to any subsequent calendar year, subject, with respect to unused amounts from clause (1) of this proviso that are carried forward, to an overall limit in any fiscal year of $25,000,000; and provided, further, that cancellation of Indebtedness owing to Parent or any Subsidiary from members of management of Parent or any Subsidiary in connection with a repurchase of Equity Interests of Parent will not be deemed to constitute a Restricted Payment for purposes of this Section 6.06;
(d)    (i) noncash repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options and (ii) payments in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Equity Interests of any such person;
(e)    Restricted Payments may be made in an aggregate amount equal to the portion, if any, of the Cumulative Credit on such date that Parent elects to apply to this Section 6.06(e), such election to be specified in a written notice of a Responsible Officer of Parent calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied;
(f)    dividends on the common stock of Parent not to exceed, in any fiscal quarter, $0.10 per share (as adjusted for stock splits, reserve stock splits or share recapitalizations after the Closing Date); it being understood that unused amounts shall not carry over to any future quarters;
(g)    Restricted Payments in an aggregate amount not to exceed $70,000,000;
(h)    the payment of dividends by Parent within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Section 6.06; and
(i)    the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of Parent or any of its Subsidiaries issued or incurred in accordance with Section 6.01;
provided that, in the case of paragraphs (e), (f) and (g), no Default or Event of Default shall have occurred and be continuing or would result therefrom.
SECTION 6.07. Transactions with Affiliates
.
(w)Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates or any known direct or indirect holder of 10% or more of any class of Equity Interests of Parent in a transaction involving aggregate consideration in excess of $20,000,000 or make payment of, monitoring, consulting, management, transaction, advisory or similar fees to the Sponsor, unless such transaction is (i) otherwise required under this Agreement or (ii) upon terms no less favorable to Parent or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate. For purposes of this Section 6.07, any transaction with any Affiliate or any such 10% holder shall be deemed to have satisfied the standard set forth in clause (ii) of the immediately preceding sentence if such transaction is so determined and approved by a majority of the Disinterested Directors of the Board of Directors of Parent.
(x)The foregoing paragraph (a) shall not prohibit, to the extent otherwise permitted under this Agreement:
(i)any issuance of Qualified Equity Interests of Parent;
(ii)any payments, awards or grants in cash or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the Board of Directors of Parent;
(iii)(x) loans or advances to employees or consultants of Parent or any Subsidiary in accordance with Section 6.04(e) or (y) cancellation of such loans or advance that are (1) approved by a majority of the Disinterested Directors of the Board of Directors of Parent in good faith and (2) made in compliance with applicable law;
(iv)transactions between or among Parent and/or one or more Subsidiaries or any person that becomes a Subsidiary as a result of such transaction (including via merger, consolidation or amalgamation in which a Subsidiary is the surviving entity);

(v)the payment of fees, reasonable out-of-pocket costs and indemnities to directors, officers, consultants and employees of Parent and the Subsidiaries in the ordinary course of business;
(vi)(i) transactions pursuant to agreements and arrangements in existence on the Closing Date; provided that any transactions involving aggregate consideration in excess of $5,000,000 shall be permitted under this clause (vi) only to the extent such transaction is described on Schedule 6.07, and (ii) any amendment thereto or replacement thereto to the extent such amendment or replacement is not adverse to the Lenders and L/C Issuers when taken as a whole in any material respect (as determined in good faith by Parent);
(vii)(A) any employment agreements entered into by Parent or any Subsidiary in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors, and (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto;
(viii)Restricted Payments permitted under Section 6.06;
(ix)payments by Parent or any Subsidiary to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by the majority of the Board of Directors of Parent, or a majority of the Disinterested Directors of Parent, in good faith;
(x)any transaction in respect of which Parent delivers to the Administrative Agent (for delivery to the Lenders and L/C Issuers) a letter addressed to the Board of Directors of Parent from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is (A) in the good faith determination of Parent qualified to render such letter and (B) reasonably satisfactory to the Administrative Agent, which letter states that (i) such transaction is on terms that are no less favorable to Parent or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate or (ii) such transaction is fair to Parent or such Subsidiary, as applicable, from a financial point of view;
(xi)transactions with any person (other than an Unrestricted Subsidiary) that is an Affiliate solely by reason of the ownership of the Equity Interests in such person by Parent or any Subsidiary;
(xii) commercial transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case, in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to Parent and the Subsidiaries;
(xiii)transactions between Parent or any Subsidiary and any person, a director of which is also a director of Parent; provided that (A) such director abstains from voting as a director of Parent on any matter involving such other person and (B) such person is not an Affiliate of Parent for any reason other than such director’s acting in such capacity;
(xiv)transactions permitted by, and complying with, the provisions of Section 6.04(b), 6.04(n), 6.05(b) or Section 6.06;
(xv)investments by the Sponsor in securities of Parent or any Subsidiary so long as (A) the investment is being offered generally to other investors on the same or more favorable terms and (B) the investment constitutes less than 5.0% of the outstanding issue amount of such class of securities; and
(xvi)transactions with Popular, Inc. and its Affiliates contemplated under any contract or agreement as in effect as of the Closing Date and described on Schedule 6.07, any service addendum, statement of work or any written instructions entered into from time to time to provide services pursuant to the MSA and any service riders entered into from time to time to provide optional services pursuant to the Amended and Restated ATH Network Participation Agreement dated as of September 30, 2010 between Parent and Popular, and any amendment thereto or similar agreements which may be entered into from time to time thereafter; provided, however, any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this clause (xvi) to the extent that (x) such amendment or similar agreements are entered into in the ordinary course of business, (y) the terms of any such amendment or similar agreements are on terms that are no less favorable to Parent or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate or (z) the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreements are not otherwise more disadvantageous to the Lenders and L/C Issuers in any material respect than the original agreement as in effect on the Closing Date.

SECTION 6.08. Line of Business
.
Notwithstanding any other provisions hereof, engage at any time in any business or business activity other than any business or business activity conducted by Parent and the Subsidiaries on the Closing Date and any business or business activities incidental or related thereto, or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

SECTION 6.09. Limitation on Payments and Modifications of Certain Indebtedness; Modifications of Organization Documents.

(y)Amend or modify in any manner materially adverse to the Lenders and L/C Issuers taken as a whole (as determined in good faith by Parent), or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders and L/C Issuers taken as a whole (as determined in good faith by Parent)), the Organization Documents of any Loan Party.
(z)Make, or agree or offer to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on the loans under any Indebtedness of Parent or any Subsidiary that is expressly subordinate to the Obligations, or is secured by Junior Liens on the Collateral, or any Indebtedness that Refinances the foregoing pursuant to clause (i) below (“Junior Financing”), or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination in respect of any Junior Financing, except for (i) Refinancings with Permitted Refinancing Indebtedness, (ii) payments of regularly scheduled interest and fees due thereunder, other non-accelerated and non-principal payments thereunder, scheduled payments thereon necessary to avoid the Junior Financing to constitute “applicable high yield discount obligations” within the meaning of Section 163(i)(1) of the Code, and payment of principal on the scheduled maturity date of any Junior Financing, (iii) the conversion or exchange of any Junior Financing to Equity Interests (other than Disqualified Stock) of Parent, and (iv) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, payments or distributions in respect of Junior Financings prior to their scheduled maturity made, in an aggregate amount, not to exceed (x) $55,000,000 plus (y) the portion, if any, of the Cumulative Credit on the date of such election that Parent elects to apply to this Section 6.09(b)(iv), such election to be specified in a written notice of a Responsible Officer of Parent calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be applied.
(aa)Amend or modify, or permit the amendment or modification of, any provision of Junior Financing that constitutes Material Indebtedness or any agreement, document or instrument evidencing or relating thereto, other than amendments or modifications that (i) are not materially adverse to Lenders and L/C Issuers taken as a whole (as determined in good faith by Parent) and that do not affect the subordination or payment provisions thereof (if any) in a manner adverse to the Lenders and L/C Issuers taken as a whole (as determined in good faith by Parent) or (ii) otherwise comply with the definition of “Permitted Refinancing Indebtedness.”

SECTION 6.10. Financial Performance Covenant
.
With respect to Term A Loans and Revolving Facility Loans only, permit the Total Secured Net Leverage Ratio on the last day of any fiscal quarter to exceed (i) in the case of any fiscal quarter ending on or prior to September 30, 2020, 4.25 to 1.00 and (ii) in the case of any fiscal quarter ending thereafter, 4.00 to 1.00; provided, that, at the option of Parent, for each of the four fiscal quarters immediately following a Material Acquisition, commencing with the fiscal quarter in which such Material Acquisition was consummated (such period of increase, the “Leverage Increase Period”), the ratio set forth above shall be increased by 0.50; provided, further that there shall only be one (1) Leverage Increase Period.
SECTION 6.11. Limitation on Dividend Blockers and Other Negative Pledges.

Permit (i) any Material Subsidiary to enter into any agreement or instrument that by its terms restricts the payment of dividends or distributions or the making of cash advances to Parent or any Subsidiary that is a direct or indirect parent of such Subsidiary or (ii) any Loan Party to enter into any agreement or instrument that by its terms restricts the granting of Liens by such Loan Party pursuant to the Security Documents, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:
(ab)restrictions imposed by applicable law;
(ac)contractual encumbrances or restrictions in effect on the Closing Date under Indebtedness existing on the Closing Date and set forth on Schedule 6.01, or any agreements related to any Permitted Refinancing Indebtedness in respect of any such Indebtedness that does not materially expand the scope of any such encumbrance or restriction;
(ad)customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;
(ae)any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(af)any restrictions imposed by any agreement relating to Indebtedness incurred pursuant to Section 6.01(h), (i) or (q)) or Permitted Refinancing Indebtedness in respect thereof, in each case, to the extent such restrictions are not more restrictive, taken as a whole, than the restrictions contained in the Loan Documents;
(ag)customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business;
(ah)customary provisions restricting subletting or assignment of any lease governing a leasehold interest;
(ai)customary provisions restricting assignment of any agreement entered into in the ordinary course of business;
(aj)customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other disposition of any asset permitted under Section 6.05 pending the consummation of such sale, transfer, lease or other disposition;
(ak)customary restrictions and conditions contained in the document relating to any Lien, so long as (1) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.09;
(al)customary net worth provisions contained in Real Property leases entered into by Parent or any Subsidiary so long as Parent has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of Parent and its Subsidiaries to meet their ongoing obligations;
(am)any agreement in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary;
(an)restrictions in agreements representing Indebtedness permitted under Section 6.01 of a Subsidiary that is not a Loan Party;
(ao)customary restrictions on leases, subleases, licenses or Equity Interests or asset sale agreements otherwise permitted hereby as long as such restrictions relate to the Equity Interests and assets subject thereto;
(ap)restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;
(aq)any encumbrances or restrictions of the type referred to in Sections 6.09(c)(i) and 6.09(c)(ii) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (o) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Parent, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

SECTION 6.12. No Other “Designated Senior Debt”
.
Designate, or permit the designation of, any Indebtedness as “Designated Senior Debt” or any other similar term for the purpose of the definition of the same or the subordination provisions contained in any indenture governing any senior subordinated notes permitted to be incurred hereunder that constitute Material Indebtedness other than (a) the Obligations under this Agreement and the other Loan Documents, (b) any Permitted Refinancing Indebtedness thereof and (c) any series of Other First Lien Debt.
SECTION 6.13. Changes in Fiscal Year
.
Permit the fiscal year of Parent to end on a day other than December 31; provided, however, that Parent may, upon written notice to the Administrative Agent, change its fiscal year to end on any other day reasonably acceptable to the Administrative Agent, in which either case, Parent and the Administrative Agent will, and are hereby authorized by the Lenders and L/C Issuers to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01. Events of Default
.
In case of the happening of any of the following events (each, an “Event of Default”):

(a)    any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or any certificate or document delivered pursuant hereto or thereto shall prove to have been false or misleading in any material respect when so made or deemed made;
(b)    default shall be made in the payment of any principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;
(c)    default shall be made in the payment of any interest on any Loan or on any L/C Obligation or in the payment of any Fee or any other amount (other than an amount referred to in paragraph (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;
(d)    default shall be made in the due observance or performance by Parent or the Borrower of any covenant, condition or agreement contained in Section 5.01(a), 5.05(a) or 5.08 or in Article VI; provided that any Event of Default under Section 6.10 shall not constitute an Event of Default with respect to the Term B Loans (unless Term A Loans and Revolving Facility Loans have been accelerated and the Revolving Facility Commitments have been terminated);
(e)    default shall be made in the due observance or performance by the any Loan Party of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (b), (c) and (d) above) and such default shall continue unremedied for a period of 30 days after (i) a Responsible Officer of Parent becomes aware thereof of (ii) notice thereof from the Administrative Agent to Parent (which notice will be given at the request of any Lender);
(f)    (i) any event or condition occurs that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; or (ii) Parent or any Material Subsidiary shall fail to pay the principal of any Material Indebtedness at the stated final maturity thereof; provided that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;
(g)    there shall have occurred a Change of Control;
(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Parent or any Material Subsidiary, or of a substantial part of the property or assets of Parent or any Material Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Parent or any Material Subsidiary or for a substantial part of the property or assets of Parent or any Material Subsidiary or (iii) the winding-up or liquidation of Parent or any Material Subsidiary (other than as permitted hereunder); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)    Parent or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Parent or any Material Subsidiary or for a substantial part of the property or assets of Parent or any Material Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable or admit in writing its inability or fail generally to pay its debts as they become due;
(j)    the failure by Parent or any Material Subsidiary to pay one or more final judgments aggregating in excess of $50,000,000 (to the extent not covered by insurance), which judgments are not discharged or effectively waived or stayed for a period of 60 consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Parent or any Material Subsidiary to enforce any such judgment;
(k)    (i) a trustee shall be appointed by a United States district court to administer any Plan, (ii) an ERISA Event or ERISA Events shall have occurred with respect to any Plan or Multiemployer Plan, (iii) the PBGC shall institute proceedings (including giving notice of intent thereof) to terminate any Plan or Plans, (iv) Parent or any of its Subsidiaries or any ERISA

Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA or (v) Parent or any of its Subsidiaries shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan that would subject Parent or any of its Subsidiaries to tax; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect;
(l)    (i) any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or (ii) any Security Document, at any time after its execution and delivery, shall for any reason (other than pursuant to the terms thereof) cease to create a valid Lien on any material portion of the Collateral purported to be covered thereby (perfected as or having the priority required by this Agreement or the relevant Security Document and subject to such limitations and restrictions as are set forth herein and therein), except to the extent that any such loss of perfection or priority results from the limitations of foreign laws, rules and regulations as they apply to pledges of Equity Interests in Subsidiaries or the application thereof, or except from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Agreement; or
(m)    there shall have occurred an “EVERTEC Change of Control” (as defined in the MSA) that results in the termination of the MSA by Popular and Banco Popular de Puerto Rico in accordance with the terms of Section 1.31 thereof;
then, and in every such event (other than an event with respect to Parent or the Borrower described in paragraph (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders (provided, that in the case of an Event of Default under Section 6.10, only the Required Covenant Lenders may so request), shall, by notice to Parent, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding and (iii) demand cash collateral pursuant to Section 2.26; and in any event with respect to Parent or the Borrower described in paragraph (h) or (i) above, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable and the Administrative Agent shall be deemed to have made a demand for Cash Collateral to the full extent permitted under Section 2.26, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.
SECTION 7.02. Application of Funds.
After the exercise of remedies provided for in Section 7.01 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in Section 7.01), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.16 and 2.17, be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Section 2.18) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal, interest and L/C Participation Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer (including fees and time charges for attorneys who may be employees of any Lender or the L/C Issuer) arising under the Loan Documents and amounts payable under Sections 2.16, 2.17 and 2.18, ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid L/C Participation Fees and interest on the Loans, Unreimbursed L/C Disbursements and other Secured Obligations arising under the Loan Documents, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans, Unreimbursed L/C Disbursements and Secured Obligations then owing under Swap Agreements and Cash Management Agreements, ratably among the Lenders, the L/C Issuer and the Secured Parties in respect of the Secured Cash Management Agreements and Secured Swap Agreements in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.26 and 2.27; and
Last, the balance, if any, after all of the Obligations have been indefeasibly Paid in Full, to the Borrower or as otherwise required by Law.
Subject to Sections 2.26 and 2.27, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Secured Obligations, if any, in the order set forth above.
Notwithstanding the foregoing, (a) amounts received from any Subsidiary Loan Party that is not a Qualified Eligible Contract Participant Guarantor shall not be applied to the Secured Obligations that are Excluded Swap Obligations (it being understood, that in the event that any amount is applied to Secured Obligations other than Excluded Swap Obligations as a result of this this clause (a), the Administrative Agent shall make such adjustments as it determines are appropriate to distributions pursuant to the above from amounts received from Qualified Eligible Contract Participant Guarantors to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to Secured Obligations described in the above by the holders of any Excluded Swap Obligations are the same as the proportional aggregate recoveries with respect to other Secured Obligations pursuant to the above) and (b) Secured Obligations arising under Secured Cash Management Agreements and Secured Swap Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article VIII hereof for itself and its Affiliates as if a “Lender” party hereto.
ARTICLE VIII

THE AGENTS
SECTION 8.01. Appointment
.
(ar)Each Lender and each L/C Issuer hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents and irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the United States, each of the Lenders and the L/C Issuers hereby grants to the Collateral Agent any powers of attorney required to execute any Security Document governed by the laws of such jurisdiction on such Lender’s or L/C Issuer’s behalf. Notwithstanding any provision to the contrary elsewhere in this Agreement or any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.
For Mexican law purposes, each Lender and each L/C Issuer hereby grants to the Administrative Agent a comisión mercantil con representación in accordance with Articles 273, 274, and other applicable Articles of the Commerce Code (Código de Comercio) of the United Mexican States to act on its behalf as its agent in connection with this Agreement or any other Loan Document in the terms and for the purposes set forth in this Section 8.01.
(as)The Administrative Agent, each Lender, the Swingline Lender and each L/C Issuer hereby irrevocably designate and appoint the Collateral Agent as the agent with respect to the Collateral, and each of the Administrative Agent, each Lender, the Swingline Lender and each L/C Issuer irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement or any other Loan Document, the Collateral Agent shall not have any duties or responsibilities except those expressly set forth herein, or any fiduciary relationship with any of the Administrative Agent, the Lenders, the Swingline Lender or any L/C Issuers, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Collateral Agent.

SECTION 8.02. Delegation of Duties
.
Each Agent may each execute any of its duties under this Agreement and the other Loan Documents by or through agents, sub-agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.
SECTION 8.03. Exculpatory Provisions
.
No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, no Agent:
(i)shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(ii)shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number of percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents, or as such Agent shall believe in good faith shall be necessary under the circumstances as provided in Sections 7.01 and 9.08), provided that such Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(iii)shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Parent or any of its Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity.
No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 7.01 and 9.08), (ii) in connection with making or not making Puerto Rico Filings on behalf of each Lender as authorized by such Lender under Section 8.01(a) hereof or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. No Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent by Parent, a Lender or an L/C Issuer.
No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.
Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

SECTION 8.04. Reliance by Agents
.
Each Agent shall be entitled to rely, and shall be fully protected in, and shall not incur any liability for, relying upon, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, facsimile, telex or teletype message, statement, order or other document or instruction believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons and upon advice and statements of legal counsel (including counsel to Parent), independent accountants and other experts selected by such Agent. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person or persons, and shall not incur any liability for relying thereon. Each Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.
SECTION 8.05. Notice of Default
.
No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender or Parent referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Lenders and the Collateral Agent. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders, provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders or each of the Lenders, as applicable.
SECTION 8.06. Non-Reliance on Administrative Agent, Collateral Agent and Other Lenders
.
Each Lender expressly acknowledges that no Agent or Additional Agent or any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by any Agent or Additional Agent hereinafter taken, including any review of the affairs of Parent or any other Loan Party, shall be deemed to constitute any representation or warranty by such Agent or Additional Agent to any Lender, the Swingline Lender or any L/C Issuer. Each Lender, the Swingline Lender and each L/C Issuer represents to each Agent and Additional Agent that it has, independently and without reliance upon any Agent, Additional Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and other Loan Parties and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent, Additional Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent or Additional Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of the Borrower or any other Loan Party that may come into the possession of any Agent or Additional Agent or any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates.

SECTION 8.07. Indemnification
.
The Lenders agree to indemnify each Agent, each in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective portions of the total Term Loans and Revolving Facility Commitments (or, if the Revolving Facility Commitments shall have terminated, in accordance the Revolving Facility Credit Exposures) held on the date on which indemnification is sought, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents, or any documents (including any intercreditor agreement) contemplated by or referred to herein or therein, the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing, including any action or inaction taken by the Administrative Agent in making or not making the Puerto Rico Filings; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. The agreements in this Section 8.07 shall survive the payment of the Loans and all other amounts payable hereunder.
SECTION 8.08. Agents in their Individual Capacity
.
Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and any other Loan Party as though such persons were not an Agent hereunder and under the other Loan Documents. With respect to the Loans made by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent and the Collateral Agent in their individual capacities.
SECTION 8.09. Successor Agents
.
Each Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and Parent. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the reasonable consent of Parent so long as no Event of Default under Section 7.01(h) or (i) is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier date as shall be agreed by the Required Lenders, the “Resignation Effective Date”), then the retiring Agent may, on behalf of the Lenders and the L/C Issuer, appoint a successor Agent meeting the qualifications set forth above; provided that (a) in no event shall such successor Agent be a Defaulting Lender or Ineligible Institution and (b) whether or not a successor has been appointed such resignation shall become effective in accordance with such notice on the Resignation Effective Date and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except in the case of the Collateral Agent holding collateral security on behalf of any Secured Parties, the retiring Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as an Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent (other than any rights to indemnity payments or other amounts owed to the retiring Administrative Agent as of the Resignation Effective Date), and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower (following the effectiveness of such appointment) to such Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article VIII and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring Agent was acting as an Agent and (ii) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.
Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swingline Lender. The retiring L/C Issuer and Swingline Lender shall be discharged from all of their respective duties and obligations under the Loan Documents. Upon such resignation, Bank of America shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to fund risk participations in Unreimbursed L/C Disbursements pursuant to Section 2.05(e)). Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swingline Lender and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.
SECTION 8.10. Payments Set Aside
.
To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive Payment in Full and the termination of this Agreement.
SECTION 8.11. Administrative Agent May File Proofs of Claim
.
In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise
(iv)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Article II or Section 9.05) allowed in such judicial proceeding; and
(v)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Article II and Section 9.05.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer or in any such proceeding.
The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law.  In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase).  In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.08(b) of this Agreement, (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.
SECTION 8.12. Collateral and Guaranty Matters
.
Without limiting the provisions of Section 8.11, the Lenders and the L/C Issuer irrevocably authorize the Administrative Agent or the Collateral Agent, as applicable, at its option and in its discretion, (a) to release (i) any Guarantor from its obligations under the Guarantee Agreement and (ii) any Lien on any property granted to or held by the Collateral Agent under any Loan Document if approved, authorized or ratified in writing in accordance with Section 9.08, or pursuant to Section 9.18, and (b) to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(i). Upon request by the Administrative Agent or the Collateral Agent, as applicable, at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release a Guarantor from the Guarantee Agreement or its interest in particular types or items of property in accordance with this Section. The Lenders and the L/C Issuer irrevocably agree that (x) the Collateral Agent may, without any further consent of any Lender, enter into or amend (i) the First Lien Intercreditor Agreement and/or (ii) any intercreditor agreement with the collateral agent or other representatives of the holders of Indebtedness that is permitted to be secured by a Junior Lien on the Collateral that is permitted under this Agreement, (y) the Collateral Agent may rely exclusively on a certificate of a Responsible Officer of Parent as to whether any such other Liens are permitted and (z) any such intercreditor agreement referred to in clause (x) above, entered into by the Collateral Agent, shall be binding on the Secured Parties.
No Agent shall have any responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall any Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
SECTION 8.13. Additional Agents
.
None of the Additional Agents shall have any duties or responsibilities hereunder in its capacity as such, but shall be entitled to the indemnities and exculpatory provisions of the Administrative Agent set forth in Sections 8.03, 8.06, 8.07 and 8.08 as if such provisions referred to the Additional Agents mutatis mutandis. The Additional Agents are express third-party beneficiaries of such provisions of the Loan Documents.
SECTION 8.14. Intercreditor Agreements and Collateral Matters
.
The Lenders hereby agree that Bank of America (and any successor Collateral Agent under the Security Documents) shall be permitted to serve as Collateral Agent for both the Secured Parties and the Other First Lien Secured Parties under the Security

Documents and the First Lien Intercreditor Agreement. Each Lender hereby consents to Bank of America and any successor serving in such capacity and agrees not to assert any claim (including as a result of any conflict of interest) against Bank of America, or any such successor, arising from the role of the Collateral Agent under the Security Documents or the First Lien Intercreditor Agreement so long as the Collateral Agent is either acting in accordance with the express terms of such documents or otherwise has not engaged in gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.
SECTION 8.15. Withholding Taxes
.
To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender, Swingline Lender or L/C Issuer an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.18(a) or (c), each Lender, Swingline Lender and L/C Issuer shall indemnify the Administrative Agent against, and shall make payable in respect thereof within 15 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of any Lender, Swingline Lender or L/C Issuer for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender, Swingline Lender or L/C Issuer by the Administrative Agent shall be conclusive absent manifest error. Each Lender, Swingline Lender and L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender, Swingline Lender or L/C Issuer under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 8.15. The agreements in this Section 8.15 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, Swingline Lender or L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
SECTION 8.16. Certain ERISA Matters
.
(at)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(au)In addition, unless either (1) sub-clause (i) in the immediately preceding paragraph (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding paragraph (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

SECTION 8.17. Puerto Rico Filings
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Each Lender hereby acknowledges that, under Puerto Rico law, it may be required to file with the Puerto Rico Treasury Department periodic filings relating to the Facilities as and to the extent required by or advisable to comply with Section 1063.07 of the Internal Revenue Code of 2011 of Puerto Rico (the “Puerto Rico Filings”).
ARTICLE IX

MISCELLANEOUS
SECTION 9.01. Notices; Communications
.
(a)Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 9.01(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)if to any Loan Party, the Administrative Agent, the L/C Issuer or the Swingline Lender, to the address, facsimile number, electronic mail address or telephone number specified for such person on Schedule 9.01; and
(ii)if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.
(b)Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail, FpML Messaging and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or Parent may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(c)Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(d)Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.
(e)Documents required to be delivered pursuant to Section 5.04 may be delivered electronically (including as set forth in Section 9.17) and if so delivered, shall be deemed to have been delivered on the date (i) on which Parent posts such documents, or provides a link thereto on Parent’s website on the Internet at the website address listed on Schedule 9.01, or (ii) on which such documents are posted on Parent’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that (A) Parent shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests Parent to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender, and (B) Parent shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Except for certificates required by Section 5.04(c), the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Parent with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it and maintaining its copies of such documents.
(f)The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Borrowing Requests, Letter of Credit Applications and Swingline Borrowing Requests) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 9.02. Survival of Agreement
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All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Administrative Agent, the Lenders and each L/C Issuer and shall survive the making by the Lenders of the Loans, the execution and delivery of the Loan Documents and the issuance of the Letters of Credit, regardless of any investigation made by such persons or on their behalf, and notwithstanding that the Administrative Agent, the L/C Issuer or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or L/C Obligation or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.16, 2.18, 8.07 and 9.05) shall survive the Payment in Full, any assignment of rights by, or the replacement of, a Lender, the expiration of the Letters of Credit and the termination of the Commitments or this Agreement.
SECTION 9.03. Effectiveness
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This Agreement shall become effective when it shall have been executed by the parties hereto and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto.
SECTION 9.04. Successors and Assigns
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(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto, the Indemnitees and their respective successors and assigns permitted hereby (including any Affiliate of the L/C Issuer that issues any Letter of Credit), except that (i) neither Parent nor the Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, each L/C Issuer and each Lender (and any attempted assignment or transfer by Parent or the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the L/C Issuer that issues any Letter of Credit), Participants (to the extent provided in clause (c) of this Section 9.04), and, to the extent expressly contemplated hereby, the Additional Agents and the Related Parties of each of the Agents, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents.
(b)(i) Subject to the conditions set forth in clause (b)(ii) below, any Lender may assign to one or more Eligible Persons (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
(A)    the Borrower; provided, that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Section 7.01(b), (c), (h) or (i) has occurred and is continuing, any other person; provided, further that notwithstanding anything in this Section 9.04 to the contrary, (x) if the Borrower has not given the Administrative Agent written notice of its objection to an assignment of Term Loans within five (5) Business Days after written notice to the Borrower, the Borrower shall be deemed to have consented to such assignment and (y) if the Borrower has not given the Administrative Agent written notice of its objection to an assignment of Revolving Facility Commitments and Revolving Facility Loans within ten (10) Business Days after written notice to the Borrower, the Borrower shall be deemed to have consented to such assignment;
(B)    the Administrative Agent; provided, that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and
(C)    the Primary L/C Issuer and the Swingline Lender; provided, that no consent of the Primary L/C Issuer and the Swingline Lender shall be required for an assignment of all or any portion of a Term Loan.
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than (x) $1,000,000 in the case of Term Loans (and shall be in an amount of an integral multiple thereof) and (y) $5,000,000 in the case of Revolving Facility Loans or Revolving Facility Commitments, unless each of the Borrower and the Administrative Agent otherwise consent; provided, that (1) no such consent of the Borrower shall be required if an Event of Default under Section 7.01(b), (c), (h) or (i) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds (with simultaneous assignments to or by two or more Related Funds being treated as one assignment), if any;
(B)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (or, if required by the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent);
(C)    the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms required to be delivered pursuant to Section 2.18;
(D)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swingline Lender’s rights and obligations in respect of Swingline Loans; and
(E)    if the assignment is to any Affiliated Lender or a person that upon effectiveness of such assignment would be an Affiliated Lender, such assignment shall comply with Section 9.04(j).
For the purposes of this Section 9.04, “Approved Fund” means any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(v) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 9.05 (subject to the limitations and requirements of those Sections). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 9.04.
(iv)    The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and related interest amounts) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Loan Parties, the Administrative Agent, the L/C Issuer and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Lender (with respect to such Lender’s own interests only), the Borrower and the L/C Issuer at any reasonable time and from time to time upon reasonable prior notice.
(v)    Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), all applicable tax forms, the processing and recordation fee referred to in clause (b)(ii)(B) of this Section and any written consent to such assignment required by clause (b)(i) of this Section, the Administrative Agent promptly shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (b)(v).
(c)(i) Any Lender, the L/C Issuer or the Swingline Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more Eligible Persons (a “Participant”) in all or a portion of such Lender’s, L/C Issuer’s or Swingline Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Loan Parties, the Administrative Agent, the L/C Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided, that (x) such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to clause (i), (ii) or (iii) of the first proviso to Section 9.08(b) and (2) directly affects such Participant (but, for the avoidance of doubt, not any waiver of any Default or Event of Default other than any payment Default or Event of Default) and (y) no other agreement with respect to amendment, modification or waiver may exist between such Lender and such Participant. Subject to paragraph (c)(ii) of this Section 9.04, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.16, 2.17 and 2.18 (subject to the limitations and requirements of those Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.04(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender; provided such Participant shall be subject to Section 2.19(c) as though it were a Lender.
(ii)    A Participant shall not be entitled to receive any greater payment under Section 2.16, 2.17 or 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent (not to be unreasonably withheld or delayed).
(iii)    If the Lender shall sell a participation, it shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that the Lender shall have no obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitment, Loans, Letters of Credit or its other obligations under this Agreement or any other Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
(d)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank and in the case of any Lender that is an Approved Fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender, including to any trustee for, or any other representative of, such holders, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.
(e)The Borrower, at its expense and upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.
(f)Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent. Each Loan Party, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto and each Loan Party for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.
(g)If the Borrower wishes to replace the Loans or Commitments under any Facility with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice to the Lenders under such Facility, instead of prepaying the Loans or reducing or terminating the Commitments to be replaced, to (i) require the Lenders under such Facility to assign such Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 9.08 (with such replacement, if applicable, being deemed to have been made pursuant to Section 9.08(d)). Pursuant to any such assignment, all Loans and Commitments to be replaced shall be purchased at par (allocated among the Lenders under such Facility in the same manner as would be required if such Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Borrower), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Section 9.05(a). By receiving such purchase price, the Lenders under such Facility shall automatically be deemed to have assigned the Loans or Commitments under such Facility pursuant to the terms of the form of Assignment and Acceptance attached hereto as Exhibit B, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this paragraph (g) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.
(h)The Borrower hereby authorizes the Administrative Agent to post the list of Ineligible Institutions on the Platform for all Lenders and any Lender may provide the list to any potential assignee or participant on a confidential basis in accordance with Section 9.16 hereof for the purpose of verifying whether such Person is an Ineligible Institution. Notwithstanding anything in the Loan Documents to the contrary, the Administrative Agent shall not be responsible (or have any liability) for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Ineligible Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (1) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is an Ineligible Institution or (2) have any liability with respect to or arising out of any assignment or participation of Loans or Commitments, or disclosure of confidential information, to any Ineligible Institution.
(i)Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Facility Commitment and Revolving Facility Loans pursuant to Section 9.04(b), Bank of America may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swingline Lender. In the event of any such resignation as L/C Issuer or Swingline Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swingline Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swingline Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make ABR Revolving Loans or purchase L/C Disbursement Participations pursuant to Section 2.05(e)). If Bank of America resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make ABR Revolving Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swingline Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swingline Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
(j)Notwithstanding anything to the contrary contained herein, any Lender may assign all or any portion of its Term Loans hereunder to any Affiliated Lender; provided that:
(A)    no Default or Event of Default has occurred or is continuing or would result therefrom;
(B)    the assigning Lender and Affiliated Lender purchasing such Lender’s Term Loans shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit F in lieu of an Assignment and Acceptance;
(C)    for the avoidance of doubt, Lenders shall not be permitted to assign Revolving Facility Commitments or Revolving Facility Loans to any Affiliated Lender;
(D)    no Term Loan may be assigned to a Affiliated Lender pursuant to this Section 9.04(j) if, after giving effect to such assignment, Affiliated Lenders in the aggregate would own Term Loans with a principal amount in excess of 15% of the principal amount of all Term Loans then outstanding; and

(E)    the Affiliated Lender purchasing such Term Loans represents and covenants as of the date of any assignment to such Affiliated Lender that it does not have any material non-public information with respect to Parent that (a) has not been disclosed to the Lenders (other than Lenders that do not wish to receive material non-public information with respect to Parent, any of its Subsidiaries or Affiliates) prior to such time and (b) could reasonably be expected to have a material effect upon, or otherwise be material, (i) to a Lender’s decision to participate in any assignment pursuant to this Section 9.04(j) or (ii) to the market price of the Term Loans.
Affiliated Lenders will be subject to the restrictions specified in Section 9.22.
SECTION 9.05. Expenses; Indemnity
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(a)The Borrower agrees to pay (i) all reasonable documented out-of-pocket expenses (including Other Taxes) incurred by the Administrative Agent, the Collateral Agent, the Joint Lead Arrangers and the Joint Bookrunners in connection with the preparation of this Agreement and the other Loan Documents, or, with respect to the Administrative Agent and the Collateral Agent, in connection with the syndication of commitments or administration of this Agreement and any amendments, modifications, supplements or waivers (or proposed amendments, modifications, supplements or waivers) of the provisions hereof or thereof, including expenses incurred in connection with due diligence, the reasonable fees, charges and disbursements of counsel for the Administrative Agent, the Collateral Agent, the Joint Lead Arrangers and the Joint Bookrunners, and the reasonable fees, charges and disbursements of one local counsel per jurisdiction, (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses (including Other Taxes) incurred by the Agents or any Lender in connection with the enforcement of this Agreement and the other Loan Documents in connection with the Loans made or Letters of Credit issued hereunder, including the reasonable fees, charges and disbursements of counsel for the Agents and the Lenders (including the reasonable fees, charges and disbursements of counsel for the Agents, the Joint Lead Arrangers and the Joint Bookrunners, and, if necessary, the reasonable fees, charges and disbursements of one local counsel per jurisdiction and one additional counsel for the affected persons, taken as a whole, to the extent of any actual or perceived conflict of interest).
(b)The Borrower agrees to indemnify the Agents, the Additional Agents, each L/C Issuer, each Lender, each of their respective Affiliates and each of their respective directors, partners, officers, employees, agents, trustees and advisors (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements (limited to one counsel to the Agents and their Related Parties and one local counsel to the Agents and their Related Parties in each applicable jurisdiction and, solely in the event of an actual or perceived conflict of interest, one additional counsel in each applicable material jurisdiction to the other Indemnitees) (except the allocated costs of in-house counsel) (collectively, “Damages”), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of or otherwise relating to the Transactions and the other transactions contemplated hereby and the administration of the Loan Documents, including any required filings with the Puerto Rico Treasury Department, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third-party or by Parent or any of its subsidiaries or Affiliates; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee (for purposes of this proviso only, each Agent, each Additional Agent, any L/C Issuer or any Lender shall be treated as several and separate Indemnitees, but each of them together with its respective Related Parties (other than advisors), shall be treated as a single Indemnitee). Subject to and without limiting the generality of the foregoing sentence, the Borrower agrees to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel or consultant fees, charges and disbursements (limited to one counsel to the Agents and their Related Parties and one local counsel to the Agents and their Related Parties in each applicable jurisdiction and, solely in the event of an actual or perceived conflict of interest, one additional counsel in each applicable material jurisdiction to the other Indemnitees) (except the allocated costs of in-house counsel), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (A) any claim related in any way to Environmental Laws and Parent or any of its subsidiaries, or (B) any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on, from or to any property currently or formerly owned, operated or leased by any of them; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties (for purposes of this proviso only, each Agent, each Additional Agent, any L/C Issuer or any Lender shall be treated as several and separate Indemnitees, but each of them together with its respective Related Parties (other than advisors), shall be treated as a single Indemnitee). None of the Indemnitees (or any of their respective affiliates) shall be responsible or liable to the Sponsor, Parent, the Borrower or any of their respective subsidiaries, Affiliates or stockholders or any other person or entity for any special, indirect, consequential or punitive damages, which may be alleged as a result of the Facilities or the Transactions. The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of any Agent, any Additional Agent, any L/C Issuer or any Lender. All amounts due under this Section 9.05 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.
(c)Except as expressly provided in Section 9.05(a) with respect to Other Taxes, which shall not be duplicative of any amounts paid pursuant to Section 2.18, this Section 9.05 shall not apply to Taxes, except Taxes that represent Damages arising from a non-Tax claim (i.e., for the avoidance of doubt, indemnification under this Section 9.05 in respect of a non-Tax claim shall be made to the extent necessary to place the indemnitee in the same after-Tax position that the indemnitee would have been in absent the occurrence of the events giving rise to such indemnification).
(d)To the fullest extent permitted by applicable law, Parent and the Borrower shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee.
(e)The agreements in this Section 9.05 shall survive the resignation of the Administrative Agent, any L/C Issuer, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations and the termination of this Agreement.
(f)All amounts due under this Section shall be payable as promptly as practicable.

SECTION 9.06. Right of Set-off
.
If an Event of Default shall have occurred and be continuing, each Lender and each L/C Issuer is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such L/C Issuer to or for the credit or the account of Parent or any Subsidiary against any of and all the obligations of Parent or the Borrower now or hereafter existing under this Agreement or any other Loan Document held by such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured. The rights of each Lender and each L/C Issuer under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender or such L/C Issuer may have.
SECTION 9.07. Applicable Law
.
THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) AND ANY DISPUTES ARISING HEREUNDER OR THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
SECTION 9.08. Waivers; Amendment
.
(a)No failure or delay of any Agent, any L/C Issuer or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Agent, each L/C Issuer and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by Parent, the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by clause (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on Parent, the Borrower or any other Loan Party in any case shall entitle such person to any other or further notice or demand in similar or other circumstances. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the L/C Issuer may have had notice or knowledge of such Default at the time.
(b)Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) as provided in Sections 2.22, 2.23, 2.25, 2.28 and 6.13, (y) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Parent, the Borrower and the Administrative Agent (and consented to by the Required Lenders or, in the case of a waiver of the Financial Performance Covenant, the Required Covenant Lenders or, in the case of an amendment or modification of the Financial Performance Covenant as it applies to any Facility, the Required Class Lenders of such Facility) and (z) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and consented to by the Required Lenders; provided, however, that no such agreement shall:
(i)decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan or any L/C Obligation, extend the stated expiration of any Letter of Credit beyond the Revolving Facility Maturity Date or reduce the premium payable in the event of a Repricing Transaction, without the prior written consent of each Lender directly adversely affected thereby; provided, that any amendment to the financial covenant definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i),
(ii)(x) increase the amount of or extend the maturity date of the Commitment of any Lender or (y) decrease the Commitment Fees or L/C Participation Fees or other fees of any Lender without the prior written consent of such Lender (which, notwithstanding the foregoing, in the case of clause (y), such consent of such Lender shall be the only consent required hereunder to make such modification) (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default shall not constitute an increase of the Commitments of any Lender),
(iii)extend or waive any Term Loan Installment Date, reduce the amount due on any Term Loan Installment Date, or extend any date on which payment of interest on any Loan or any L/C Obligation or any Fees is due, without the prior written consent of each Lender adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification),
(iv)amend Section 7.02, Section 2.09(b) (to the extent requiring any reduction of the Revolving Facility Commitments to be applied ratably among the Lenders) or Section 2.19(b) or (c) without the prior written consent of each Lender adversely affected thereby,
(v)reduce the voting rights of any Lender under this Section 9.08 or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of such Lender (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Loans and Commitments are included on the Closing Date),
(vi)release all or substantially all the Collateral or release all or substantially all of the value of the guarantees by the Subsidiary Loan Parties under the Guarantee Agreements, unless, in each case, to the extent sold or otherwise disposed of in a transaction permitted by this Agreement or the other Loan Documents, without the prior written consent of each Lender;
(vii)amend Section 1.05 without the prior written consent of each Revolving Facility Lender and each L/C Issuer; or
(viii)effect any waiver, amendment or modification that by its terms adversely affects the rights in respect of payments or collateral of Lenders participating in any Facility differently from those of Lenders participating in another Facility, without the consent of the Required Class Lenders participating in the adversely affected Facility (it being agreed that the Required Lenders may waive, in whole or in part, any prepayment required by Section 2.12 so long as the application of any prepayment still required to be made is not changed);
provided, further, that (A) no such amendment shall amend, modify or otherwise affect the rights or duties of any Agent, Swingline Lender or an L/C Issuer hereunder without the prior written consent of such Agent, Swingline Lender or such L/C Issuer acting as such at the effective date of such amendment, as applicable and (B) no amendment, waiver or consent shall amend, modify or waive any condition precedent to any extension of credit under the Revolving Facility set forth in Section 4.01 without the written consent of the Required Class Lenders under such Revolving Facility (it being understood that (i) amendments of any other provision of any Loan Document, including any representation or warranty, any covenant or any Default or Event of Default, shall be deemed to be effective for purposes of determining whether the conditions precedent set forth in Section 4.01 have been satisfied regardless of whether the Required Class Lenders under the Revolving Facility shall have consented to such amendment, modification or waiver and (ii) such consent of the Required Class Lenders under the applicable Revolving Facility shall be the only consent required hereunder to make such modifications to the conditions precedent set forth in Section 4.01 for extensions of credit under the Revolving Facility). Notwithstanding the foregoing, no consent of any Defaulting Lender shall be required for any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender unless such waiver, amendment or modification by its terms would affect such Defaulting

Lender differently than other affected Lenders; provided that the Commitment of any Defaulting Lender may not be increased in amount or the maturity thereof extended without the consent of such Lender, and no principal or interest owing to any Defaulting Lender may be reduced, or the date on which payment of such principal or interest is due extended, without the consent of such Lender. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any successor or assignee of such Lender.
(c)Without the consent of any Lender or L/C Issuer, the Loan Parties and the Administrative Agent or Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, to include the Other First Lien Secured Parties in the benefit of the Security Documents in connection with the incurrence of any Other First Lien Debt, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law or this Agreement, in all cases subject to the Agreed Security Principles or in each case to otherwise enhance the rights or benefits of any Lender under any Loan Document.
(d)Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Parent and the Borrower (i) to add one or more additional credit or debt facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Facility Loans and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit or debt facilities in any determination of the Required Lenders or Required Class Lenders.
(e)Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the consent of Parent, the Borrower and the Administrative Agent to the extent necessary (A) to integrate any Incremental Term Loan Loans, any Refinancing Term Loans or any Replacement Revolving Commitments on substantially the same basis as the Term Loans or Revolving Facility Loans, as applicable, (B) to integrate any Other First Lien Debt or (C) to cure any ambiguity, omission, defect or inconsistency; provided, with respect to this clause (C), that (i) such modifications do not adversely affect the rights of any Lender or other holder of Obligations in any material respect and (ii) the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.
(f)Notwithstanding the foregoing, this Agreement may be amended, (i) with the written consent of each Revolving Facility Lender, the Administrative Agent, Parent and the Borrower to the extent necessary to integrate any Alternative Currency and (ii) with the written consent of the Administrative Agent, L/C Issuer, Parent and the Borrower to the extent necessary to integrate any L/C Alternative Currency.

SECTION 9.09. Interest Rate Limitation
.
Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or any L/C Issuer, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender or such L/C Issuer, shall be limited to the Maximum Rate; provided, that such excess amount shall be paid to such Lender or such L/C Issuer on subsequent payment dates to the extent not exceeding the legal limitation.
SECTION 9.10. Entire Agreement
.
This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Notwithstanding the foregoing, the Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto and the Indemnitees any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11. WAIVER OF JURY TRIAL
.
EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.
SECTION 9.12. Severability
.
In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 9.13. Counterparts
.
This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart of a signature page of any Loan Document by facsimile, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of such Loan Document. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with any Loan Document and the transactions contemplated hereby shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent.
SECTION 9.14. Headings
.
Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
SECTION 9.15. Jurisdiction; Consent to Service of Process
.
(a)Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of any New York State court or federal court of the United States of America sitting in New York City in the borough of Manhattan, and any appellate court from any thereof (collectively, “New York Courts”), in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents (other than as expressly set forth in other Loan Documents), or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction, except that each of the Loan Parties agrees that (a) it will not bring any such action or proceeding in any court other than New York Courts (it being acknowledged and agreed by the Loan Parties that any other forum would be inconvenient and inappropriate in view of the fact that more of the Lenders who would be affected by any such action or proceeding have contacts with the State of New York than any other jurisdiction), and (b) in any such action or proceeding brought against any Loan Party in any other court, it will not assert any cross-claim, counterclaim or set-off, or seek any other affirmative relief, except to the extent that the failure to assert the same will preclude such Loan Party from asserting or seeking the same in the New York Courts.
(b)Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York Court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(c)By the execution and delivery of this Agreement, each Loan Party (i) acknowledges that it has, by separate written instrument, designated and appointed CT Corporation System, with an office at 111 Eighth Avenue, New York, New York 10011 (“CT”) (and any successor entity), as its authorized agent upon which process may be served in any suit or proceeding arising out of or relating to this Agreement that may be instituted in New York Courts, and acknowledges that CT has accepted such designation, (ii) submits to the jurisdiction of any such court in any such suit or proceeding and (iii) agrees that service of process upon CT and written notice of said service to any Loan Party in accordance with the manner provided for notices in Section 9.01 shall be deemed in every respect effective service of process upon such Loan Party, in any such suit or proceeding. Each Loan Party further agrees to take any and all action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of CT in full force and effect so long as this Agreement is in effect; provided that each Loan Party, with respect to such Loan Party, may and to the extent CT ceases to be able to be served on the basis contemplated herein shall, by written notice to the Administrative Agent, designate such additional or alternative agent for service of process under this paragraph (c) that (i) maintains an office located in the Borough of Manhattan, City of New York, State of New York and (ii) is either (x) counsel for Parent or (y) a corporate service company which acts as agent for service of process for other persons in the ordinary course of its business. Such written notice shall identify the name of such agent for service of process and the address of the office of such agent for service of process in the Borough of Manhattan, City of New York, State of New York. To the extent that any Loan Party has or hereafter may acquire any immunity from jurisdiction of any court of (i) any jurisdiction in which it owns or leases property or assets, (ii) the United States or the State of New York or (iii) the Commonwealth of Puerto Rico or any political subdivision thereof or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property and assets or this Agreement or any of the other Loan Documents or actions to enforce judgments in respect of any thereof, such Loan Party hereby irrevocably waives such immunity in respect of its obligations under the above‑referenced documents, to the extent permitted by law. Nothing in this Agreement, any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.16. Confidentiality
.
Each of the Lenders, each L/C Issuer and each of the Agents agrees that it shall maintain in confidence any information relating to Parent and any Subsidiary furnished to it by or on behalf of any Parent or any Subsidiary (other than information that (a) has become available to the public other than as a result of a disclosure by such party in breach of this Section 9.16, (b) has been independently developed by such Lender, such L/C Issuer or such Agent without violating this Section 9.16 or (c) was or becomes available to such Lender, such L/C Issuer or such Agent from a third party which, to such person’s knowledge, had not breached an obligation of confidentiality to Parent, the Borrower or any other Loan Party) and shall not reveal the same other than to its affiliates, directors, trustees, officers, employees and advisors with a need to know or to any person that approves or administers the Loans on behalf of such Lender (so long as each such person shall have been instructed to keep the same confidential), except: (A) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (B) as part of normal reporting or review procedures to, or examinations by, Governmental Authorities or self regulatory authorities, including the National Association of Insurance Commissioners or the Financial Industry Regulatory Authority, (C) in order to enforce its rights under any Loan Document in a legal proceeding, (D) to any pledgee under Section 9.04(d) or any other prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such person shall have been instructed to keep the same confidential in accordance with this Section 9.16 or terms substantially similar to this Section), (E) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (F) to any direct or indirect contractual counterparty in Swap Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9.16 or terms substantially similar to this Section), (G) if required by any rating agency; provided that prior to any such disclosure, such rating agency shall have agreed to maintain the confidentiality of such Information and (H) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans on a confidential basis. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.
SECTION 9.17. Platform; Borrower Materials
.
The Borrower hereby acknowledges that (a) the Administrative Agent, the Joint Lead Arrangers and/or the Joint Bookrunners will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks®, SyndTrak® or another similar electronic system (the “Platform”), and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Parent, any of its subsidiaries or any of their respective securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers, the Joint Bookrunners the L/C Issuer and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower, any of its subsidiaries or any of their respective securities for purposes of United States Federal and state securities laws, (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor” and (iv) the Administrative Agent, the Joint Lead Arrangers and the Joint Bookrunners shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”
THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Parent, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Parent’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Parent, any Lender, the L/C Issuer or any other person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
SECTION 9.18. Release of Liens, Guarantees and Pledges
.
(a)A Subsidiary Loan Party shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Security Documents in Collateral owned by such Subsidiary Loan Party shall be automatically released, upon the consummation of any transaction permitted by this Agreement or any designation in accordance with Section 5.12, as a result of which such Subsidiary Loan Party ceases to be a Subsidiary; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise. Upon any sale or other transfer by any Loan Party (other than to any other Loan Party) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Security Document in any Collateral or the release of any Subsidiary Loan Party from its Guarantee under the Guarantee Agreement pursuant to Section 9.08, the security interests in such Collateral created by the Security Documents or such Guarantee shall be automatically released; provided that, for the avoidance of doubt, with respect to any disposal consisting of an operating lease or license, the underlying property retained by such Loan Party will not be so released. Upon Payment in Full, all obligations under the Loan Documents and all security interests created by the Security Documents shall be automatically released. Any such release of Secured Obligations shall be deemed subject to the provision that such Secured Obligations shall be reinstated if after such release any portion of any payment in respect of the Secured Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any other Loan Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any other Loan Party or any substantial part of its property, or otherwise, all as though such payment had not been made. In connection with any termination or release pursuant to this Section, the Administrative Agent shall execute and deliver, without recourse or warranty, to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release so long as the Borrower or applicable Loan Party shall have provided the Administrative Agent such certifications or documents as the Administrative Agent shall reasonably request in order to demonstrate compliance with this Agreement and the other Loan Documents.
(b)The Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to subordinate the Administrative Agent’s Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(j).
(c)Each of the Lenders and the L/C Issuer irrevocably authorizes the Administrative Agent to provide any release or evidence of release, termination or subordination contemplated by this Section. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under any Loan Document, in each case in accordance with the terms of the Loan Document and this Section, and, in such case (other than upon Payment In Full), the Administrative Agent shall not be obligated to provide such release or evidence of release, termination or subordination until the Administrative Agent has received such confirmation.

SECTION 9.19. Judgment Currency
.
If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Borrower (or to any other person who may be entitled thereto under applicable law).
SECTION 9.20. USA PATRIOT Act Notice
.
Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Parent and the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party, a Beneficial Ownership Certification and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act.
SECTION 9.21. No Advisory or Fiduciary Responsibility
.
In connection with all aspects of each transaction contemplated hereby, Parent and the Borrower acknowledge and agree that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower, the other Loan Parties and their respective Affiliates, on the one hand, and the Agents, the Additional Agents and the Lenders, on the other hand, and the Borrower and the other Loan Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each Agent, each Additional Agent and each Lender is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower, any Loan Party or any of their respective Affiliates, stockholders, creditors or employees or any other person; (iii) none of the Agents, any Additional Agent or any Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or any other Loan Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Agent, any Additional Agent or any Lender has advised or is currently advising the Borrower or any other Loan Party or their respective Affiliates on other matters) and none of the Agents, any Additional Agent or any Lender has any obligation to the Borrower, the other Loan Parties or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Agents, the Additional Agents, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and the other Loan Parties and their respective Affiliates, and none of the Agents, any Additional Agent or any Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Agents, the Additional Agents and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower and the other Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they deemed appropriate. Parent and the Borrower each hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Agents, the Additional Agents and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty.
SECTION 9.22. Affiliated Lenders
.
(a)Subject to clause (b) below, each Affiliated Lender, in connection with any (i) consent (or decision not to consent) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by an Loan Party therefrom, (ii) other action on any matter related to any Loan Document or (iii) direction to any Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, agrees that, except with respect to any amendment, modification, waiver, consent or other action described in clause (i), (ii) or (iii) of the first proviso of Section 9.08(b) or that adversely affects such Affiliated Lender (in its capacity as a Lender) in any material respect as compared to other Lenders, shall be deemed to have voted its interest as a Lender without discretion in such proportion as the allocation of voting with respect to such matter by Lenders who are not Affiliated Lenders. Subject to clause (b) below, the Borrower and each Affiliated Lender hereby agrees that if a case under Title 11 of the United States Code is commenced against any Loan Party, the Parent and the Borrower, with respect to any plan of reorganization that does not adversely affect any Affiliated Lender (in its capacity as a Lender) in any material respect as compared to other Lenders, shall seek (and each Affiliated Lender shall consent) to designate the vote of any Affiliated Lender and the vote of any Affiliated Lender with respect to any such plan of reorganization of the Borrower or any Affiliate of the Borrower shall not be counted. Subject to clause (b) below, each Affiliated Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliated Lender and in the name of such Affiliated Lender, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (a).
(b)Notwithstanding anything to the contrary in this Agreement, no Affiliated Lender shall have any right to (i) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Borrower are not then present, (ii) receive any information or material prepared by Administrative Agent or any Lender or any communication by or among Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to the Borrower or its representatives, or (iii) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against any Agent, the L/C Issuer or any other Lender with respect to any duties or obligations or alleged duties or obligations of such Agent or any other such Lender under the Loan Documents.

SECTION 9.23. Acknowledgement and Consent to Bail-In of EEA Financial Institutions
.
Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

SECTION 9.24. Flood Matters
.
Each of the parties hereto acknowledges and agrees that, if there are any Mortgaged Properties, any increase, extension or renewal of any of the Loans or Facilities (including any Refinancing Term Loans and Replacement Revolving Commitments, but not including (i) any continuation or conversion of Borrowings under Section 2.08, (ii) the making of any Revolving Facility Loans or Swingline Loans or (iii) the issuance, renewal or extension of Letters of Credit) shall be subject to (and conditioned upon) the prior delivery of all flood hazard determination certifications, acknowledgements and evidence of flood insurance and other flood-related documentation with respect to such Mortgaged Properties as required by Law and as reasonably required by the Administrative Agent.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

EVERTEC, INC.,
as Parent

By:________________________
Name:
Title:

EVERTEC GROUP, LLC,
as the Borrower

By:________________________
Name:
Title:

Exhibit A
AGREED SECURITY PRINCIPLES

The Principles.
The guarantees and security to be provided by subsidiaries of Parent that are organized outside of the United States For the avoidance of doubt, as used in this Exhibit A, United States includes Puerto Rico. (the “Non-U.S. Subsidiaries”) in support of the Facilities will be given in accordance with the agreed security principles set out below.

Potential Restrictions on Credit	The Agreed Security Principles recognize there may be

Support.	legal and practical difficulties in obtaining security from Non-U.S. Subsidiaries in jurisdictions outside the United States. In particular:

(a)
general statutory limitations, financial assistance, corporate benefit, fraudulent preference, thin capitalization rules, retention of title claims and similar principles may limit the ability of Non-U.S. Subsidiaries to provide a guarantee or grant security or may require that its guarantee be limited in amount or scope. Parent will use commercially reasonable efforts to assist in demonstrating that adequate corporate benefit accrues to the applicable Non-U.S. Subsidiaries that are Loan Parties;

(b)
the guarantees and collateral (and extent of its perfection) shall exclude such guarantees and collateral as to which Parent shall reasonably determine (and the Administrative Agent shall agree in writing) that the costs of obtaining such guarantees and collateral are excessive in relation to the value of the guarantee and collateral to be afforded thereby); and

(c)
Non-U.S. Subsidiaries will not be required to give guarantees or enter into security documents if doing so would conflict with the fiduciary duties of their directors or contravene any legal prohibition or result in a material risk of personal or criminal liability on the part of any officer; provided that Parent shall use, and shall cause its applicable subsidiaries to use, commercially reasonable efforts to overcome any such obstacle.

Guarantees.
To the extent legally permitted and subject to paragraphs (a), (b) and (c) above, each guarantee and security will be an upstream, cross-stream and downstream guarantee and each guarantee and security will be for all liabilities of all Loan Parties under the Loan Documents. A Subsidiary Loan Party formed or acquired by Parent after the Closing Date and organized outside the United States in a jurisdiction other than any jurisdiction in which a Subsidiary Loan Party on the Closing Date is organized, shall execute and deliver a guarantee agreement governed by the laws of its jurisdiction of organization, in form and substance substantially similar to the Guarantee Agreement and otherwise reasonably satisfactory to the Administrative Agent, to the extent the Administrative Agent determines that such guarantee agreement is more likely to be enforced against such Subsidiary Loan Party in such jurisdiction than the Guarantee Agreement entered into on the Closing Date.

Security Perfection.
Perfection of security (when required) and other legal formalities will be completed as soon as practicable and, in any event, within the time periods specified by applicable law in order to ensure due perfection and priority. Perfection of security will not be required if it would have a material adverse effect on the ability of the relevant Non-U.S. Subsidiary to conduct its operations and business in the ordinary course as permitted by the Loan Documents. No notice of receivables security may be given to third party debtors unless an Event of Default has occurred and is continuing. The Collateral Agent may register security interests in intellectual property rights only in respect of material intellectual property and in jurisdictions to be agreed upon.

Security Enforcement.
The Loan Documents will allow the Collateral Agent to enforce the security without any restriction from (i) the constitutional documents of Parent or any of its subsidiaries or (ii) any Loan Party which is or whose assets are the subject of such Loan Document (but subject to any inalienable statutory rights which the Borrower may have to challenge such enforcement) or (iii) any shareholders of the foregoing not party to the relevant Loan Document.

Term of Security Documents.	The following principles will be reflected in the terms of any security taken as part of this transaction:

(a)	the security will be first ranking, if commercially feasible;

(b)	no remedies may be taken in respect of the security unless an Event of Default has occurred and is continuing;

(c)	in respect of the share pledges, customary limitations on the exercise of voting rights by the pledgor to protect the validity and enforceability of the security over shares shall apply;

(d)
unless an Event of Default has occurred and is continuing, (i) the pledgor shall retain and exercise voting rights to any shares pledged in a manner that does not adversely affect the validity or enforceability of the security or cause an Event of Default to occur, (ii) the pledgor will be permitted to pay dividends upstream to the extent permitted under the Loan Documents with the proceeds to be available to Parent and its Subsidiaries, and (iii) notice will not be given to banks where bank accounts have been charged or otherwise secured or to any other counterparty in respect of creation of a security interest; and

(e)
the Collateral Agent shall be able to exercise a power of attorney only if an Event of Default has occurred and is continuing or if the relevant Loan Party has failed to comply with a further assurance or perfection obligation.

Exhibit B
ASSIGNMENT AND ACCEPTANCE
This Assignment and Acceptance (this “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]     For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language. Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]     For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language. Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]     Select as appropriate. hereunder are several and not joint.]     Include bracketed language if there are either multiple Assignors or multiple Assignees. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swingline Loans included in such facilities     Include all applicable subfacilities.) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by [the][any] Assignor. In the event of any conflict or inconsistency between this Assignment and Acceptance and the Credit Agreement, the provisions of the Credit Agreement shall control.
1.    Assignor[s]:    ______________________________
______________________________
2.    Assignee[s]:    ______________________________
[and is an Affiliate/Approved Fund of [Identify Lender]]
______________________________
[and is an Affiliate/Approved Fund of [Identify Lender]]

3.    Borrower(s):    EVERTEC Group, LLC

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement.

5.
Credit Agreement:    Credit Agreement, dated as of November 27, 2018, among EVERTEC, Inc., EVERTEC Group, LLC, the Lenders party thereto from time to time, and Bank of America, N.A., as Administrative Agent, Collateral Agent Swingline Lender and L/C Issuer.

6.    Assigned Interest:

Assignor[s] List each Assignor, as appropriate.	Assignee[s] List each Assignee, as appropriate.

Facility
Assigned Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Facility Commitment”, “Term A Loan Commitment”, “Term B Loan Commitment”, etc.).

Aggregate
Amount of
Commitment/Loans
for all Lenders Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
				Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.	CUSIP Number

		____________	$________________	$_________	____________%
		____________	$________________	$_________	____________%
		____________	$________________	$_________	____________%

[7.    Trade Date:    __________________]     To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.
Effective Date: __________________, 20__ [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Acceptance are hereby agreed to:
ASSIGNOR
[NAME OF ASSIGNOR]

By: _____________________________
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By: _____________________________
Name:
Title:
[Consented to and]     To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement. Accepted:
BANK OF AMERICA, N.A., as
Administrative Agent

By:	_________________________________
Name:
Title:

[Consented to]     To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.:
EVERTEC GROUP, LLC

By:    _________________________________
Name:
Title:

[Consented to:]     To be added only if the consent of other parties (e.g. Swingline Lender or Primary L/C Issuer) is required by the terms of the Credit Agreement.
By:    _________________________________
Name:
Title:

ANNEX 1 TO ASSIGNMENT AND ACCEPTANCE
EVERTEC GROUP, LLC CREDIT AGREEMENT
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ACCEPTANCE
1.    Representations and Warranties.
1.1.    Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.    Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.04(b) of the Credit Agreement (subject to such consents, if any, as may be required under Section 9.04(b) of the Credit Agreement), (iii) from and after the Effective Date referred to in this Assignment and Acceptance, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.04 of the Credit Agreement and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon any Agent, the L/C Issuer or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, and (vii) attached hereto is the documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon any Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.    General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit C
FORM OF
LOAN AUCTION PROCEDURES

This Exhibit C is intended to summarize certain basic terms of the modified Dutch auction procedures pursuant to and in accordance with the terms and conditions of Section 2.12(g) of the Credit Agreement (as defined below), of which this Exhibit C is a part. It is not intended to be a definitive statement of all of the terms and conditions of a modified Dutch auction, the definitive terms and conditions for which shall be set forth in the Auction Notice (as defined below). None of the Administrative Agent, the Auction Manager, or any of their respective Affiliates makes any recommendation pursuant to any Auction Notice as to whether or not any Lender should participate in an Auction Prepayment Offer, nor shall the decision by the Administrative Agent or the Auction Manager (or any of their respective Affiliates) in its capacity as a Lender to participate in an Auction Prepayment Offer be deemed to constitute such a recommendation. Each Lender should make its own decision as to whether to participate in an Auction Prepayment Offer and as to the price to be sought for its Term Loans. In addition, each Lender should consult its own attorney, business advisor and/or tax advisor as to legal, business, tax and related matters concerning each Auction Prepayment Offer and the Auction Notice. Capitalized terms not otherwise defined in this Exhibit C have the meanings assigned to them in the Credit Agreement, dated as of November 27, 2018, among EVERTEC, Inc. (“Parent”), EVERTEC Group, LLC (the “Borrower”), the lenders party thereto from time to time and Bank of America, N.A., as administrative agent, collateral agent, swingline lender and L/C issuer (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).
(a)    Notice Procedures. In connection with each Auction Prepayment Offer, the Borrower will provide notification to the Auction Manager for distribution to the Lenders of the Term Loans (each, an “Auction Notice”). Each Auction Notice shall contain (i) the aggregate amount of the Term Loans that the Borrower offers to prepay in such Auction Prepayment Offer (the “Auction Amount”), which may be expressed at the election of the Borrower as either (A) the total par principal amount of the Class or Classes of Term Loans offered to be prepaid or (B) the total cash amount offered to be paid pursuant to the Auction; (ii) the range of discounts to par (the “Discount Range”), expressed as a range of prices per $1,000, at which the Borrower would be willing to prepay Term Loans in such Auction Prepayment Offer; provided that the par principal amount of the Term Loans offered to be prepaid in each Auction shall be in a minimum aggregate amount of $1,000,000 and with minimum increments of $100,000 (it being understood that the par principal amount of Term Loans actually prepaid may be less than the minimum amount in the event that the aggregate par principal amount of Term Loans actually offered to be available for prepayment by Lenders in such Auction is less than the minimum amount); (iii) the date and time by which Return Bids (as defined below) will be due (as such date and time may be extended by the Auction Manager, the “Expiration Time”); and (iv) any other conditions specified by the Borrower that must be satisfied for the Borrower to be obligated to consummate such Auction Prepayment Offer. Such Expiration Time may be extended upon notice by the Borrower to the Auction Manager received not less than 24 hours before the original Expiration Time. The terms of the Auction Notice may be amended upon notice by the Borrower to the Auction Manager received not less than 24 hours before the original Expiration Time. An Auction Prepayment Offer shall be regarded as a “failed Auction Prepayment Offer” in the event that either (x) the Borrower withdraws such Auction Prepayment Offer in accordance with the terms hereof or as set forth in Section 2.12(g)(iii) of the Credit Agreement or (y) the Expiration Time occurs with no Qualifying Bids having been received. In the event of a failed Auction Prepayment Offer, the Borrower shall not be permitted to deliver a new Auction Notice prior to the date occurring three Business Days after such withdrawal or Expiration Time, as the case may be. Notwithstanding anything to the contrary contained herein, the Borrower shall not initiate any Auction Prepayment Offer by delivering an Auction Notice to the Auction Manager until three Business Days after the conclusion (whether successful or failed) of the previous Auction Prepayment Offer (if any), whether such conclusion occurs by withdrawal of such previous Auction Prepayment Offer or the occurrence of the Expiration Time of such previous Auction Prepayment Offer.

(b)    Reply Procedures. In connection with any Auction Prepayment Offer, each Lender wishing to participate in such Auction Prepayment Offer shall, prior to the Expiration Time, provide the Auction Manager with a notice of participation, in the form included in the Auction Notice (each, a “Return Bid”) which shall specify (i) a discount to par that must be expressed as a price per $1,000 in principal amount of Term Loans (the “Reply Price”) of each Class within the applicable Discount Range and (ii) the par principal amount of Term Loans of each Class that such Lender accepts for prepayment at its Reply Price, which must be in increments of $100,000 (the “Reply Amount”). The minimum incremental amount requirements described above shall not apply if Lender submits a Reply Amount equal to such Lender’s entire remaining amount of its applicable Class or Classes of Term Loans. Lenders may only submit one Return Bid per Class per Auction Prepayment Offer, but each Return Bid may contain up to three component bids (or such larger number of component bids as may be specified in the Auction Notice), each of which may result in a separate Qualifying Bid and each of which will not be contingent on any other component bid submitted by such Lender resulting in a Qualifying Bid. In addition to the Return Bid, the participating Lender must execute and deliver, to be held in escrow by the Auction Manager, an assignment and acceptance in the form included in the Auction Notice (each, an “Auction Assignment and Assumption”). The Borrower will not prepay any Term Loans at a price that is outside of the applicable Discount Range, nor will any Return Bids (including any component bids specified therein) submitted at a price that is outside such applicable Discount Range be considered in any calculation of the Applicable Threshold Price (as defined below). Any Lender with outstanding Term Loans whose Return Bid is not received by the Auction Manager by the Expiration Time shall be deemed to have declined to accept any Auction Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.
(c)    Acceptance Procedures. Based on the Reply Prices and Reply Amounts received by the Auction Manager, the Auction Manager, in consultation with the Borrower, will calculate the lowest purchase price (the “Applicable Threshold Price”) for such Auction Prepayment Offer within the Discount Range for such Auction Prepayment Offer that will allow the Borrower to complete the Auction Prepayment Offer by prepaying the full Auction Amount (or such lesser amount of Term Loans for which the Borrower has received Qualifying Bids). The Borrower shall prepay Term Loans of each Lender whose Return Bid is within the Discount Range and contains a Reply Price that is equal to or less than the Applicable Threshold Price (each, a “Qualifying Bid”). All Term Loans included in Qualifying Bids (including multiple component Qualifying Bids contained in a single Return Bid) received at a Reply Price lower than the Applicable Threshold Price will be prepaid at the Applicable Threshold Price, subject to proration as set forth in paragraph (d) below. Each participating Lender will receive notice of a Qualifying Bid as soon as reasonably practicable but in no case later than five business days from the date of the Expiration Time.
(d)    Proration Procedures. If the aggregate principal amount of all Term Loans for which Qualifying Bids have been submitted in any given Auction Prepayment Offer at or below the Applicable Threshold Price would exceed the remaining portion of the Auction Amount, the Borrower shall prepay such Loans ratably based on the relative principal amounts offered by each Lender in an aggregate amount equal to the amount necessary to complete the prepayment of the Auction Amount. No Return Bids or any component thereof will be accepted above the Applicable Threshold Price.
(e)    Notification Procedures. The Auction Manager will calculate the Applicable Threshold Price and post the Applicable Threshold Price and proration factor onto an internet or intranet site (including an IntraLinks®, SyndTrak® or other electronic workspace) in accordance with the Auction Manager’s standard dissemination practices by 4:00 p.m., on the Business Day after which the Expiration Time occurs; provided that the failure to post such Applicable Threshold Price and proration factor by such time shall not affect the validity of such Auction Prepayment Offer. The Auction Manager will insert the principal amount of Term Loans of the applicable Class to be prepaid and the applicable settlement date.
(f)    Prepayment Notice. Each Auction Notice shall contain the following representations and warranties by the Borrower:

“No Default or Event of Default has occurred and is continuing on the date of the delivery of this Auction Notice and at the time of prepayment of any Term Loans pursuant hereto or would result from this Auction Prepayment Offer or from the application of the proceeds thereof.
The Borrower is not in possession of any material non-public information with respect to Parent or any of its subsidiaries that (x) has not been disclosed to the Lenders (other than Lenders that do not wish to receive material non-public information with respect to Parent or any of its subsidiaries) prior to the date of the Auction Notice and (y) if not disclosed to the Lenders, could reasonably be expected to have a material effect (whether negative or positive) upon, or otherwise be material to, (1) a Lender’s decision to participate in any Auction Prepayment Offer or (2) the market price of the Term Loans subject to such Auction Prepayment Offer.”
(g)    Additional Procedures. Once initiated by an Auction Notice, the Borrower must, in accordance with Section 2.12(g)(iii) of the Credit Agreement, terminate any Auction Prepayment Offer if it reasonably believes that it will fail to satisfy one or more of the conditions set forth in Section 2.12(g)(ii) of the Credit Agreement which are required to be met at the time which otherwise would have been the time of prepayment of Term Loans pursuant to such Auction Prepayment Offer. Any Return Bid (including any component bid thereof) delivered to the Auction Manager may not be withdrawn, modified, revoked, terminated or cancelled by a Lender. However, an Auction Prepayment Offer may become void if the conditions to the prepayment set forth in Section 2.12 of the Credit Agreement are not met. The Borrower shall pay the aggregate purchase price in respect of all Qualifying Bids for which prepayment by the Borrower is required in accordance with the foregoing provisions to the Administrative Agent for the account of the applicable Lenders not later than 2:00 p.m. on a settlement date as determined jointly by the Borrower and the Auction Manager (which shall be not later than ten Business Days after the date Return Bids are due). All questions as to the form of documents and eligibility of Term Loans that are the subject of an Auction Prepayment Offer will be determined by the Auction Manager, in consultation with the Borrower, and their determination will be final and binding so long as such determination is not inconsistent with the terms of Section 2.12(g) of the Credit Agreement or this Exhibit C, as determined by the Auction Manager in good faith. The Auction Manager’s interpretation of the terms and conditions of the Auction Notice, in consultation with the Borrower, will be final and binding so long as such interpretation is not inconsistent with the terms of Section 2.12(g) of the Credit Agreement or this Exhibit C, as determined by the Auction Manager in good faith. None of the Administrative Agent, the Auction Manager or any of their respective Affiliates assumes any responsibility for the accuracy or completeness of the information concerning Parent or any of its Affiliates (whether contained in an Auction Notice or otherwise) or for any failure to disclose events that may have occurred and may affect the significance or accuracy of such information. This Exhibit C shall not require the Borrower to initiate any Auction Prepayment Offer.D - 2

Exhibit D
FORM OF BORROWING REQUEST/ INTEREST RATE REQUEST
Date: ___________, _____
To:    Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
Reference is made to that certain Credit Agreement, dated as of November 27, 2018 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among EVERTEC, Inc., a Puerto Rican corporation (“Parent”), EVERTEC Group, LLC, a Puerto Rican limited liability company (the “Borrower”), the Lenders party thereto from time to time, and Bank of America, N.A., as Administrative Agent, Collateral Agent, Swingline Lender and L/C Issuer.
The undersigned hereby requests (select one):
A Borrowing of [Revolving Facility][Term A][Term B] Loans
A conversion or continuation of [Revolving Facility][Term A][Term B] Loans
1.    On                          (a Business Day).
2.    In the amount of [$]
3.    Comprised of
[Type of Loan requested (ABR or Eurocurency)]
4.    For Eurocurrency Loans: with an Interest Period of     ___ months.
[The Revolving Facility Borrowing requested herein complies with Section 2.01(c) of the Credit Agreement.]     Include this sentence in the case of a Revolving Facility Borrowing.
The Borrower hereby represents and warrants that the conditions specified in Sections 4.01(a), (b) and (c) shall be satisfied on and as of the date of the applicable Credit Event.
EVERTEC GROUP, LLC

By:
Name:
Title:

EXHIBIT E
FORM OF SWINGLINE BORROWING REQUEST
Date: ___________, _____
To:    Bank of America, N.A., as Swingline Lender
Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
Reference is made to that certain Credit Agreement, dated as of November 27, 2018 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among EVERTEC, Inc., a Puerto Rican corporation (“Parent”), EVERTEC Group, LLC, a Puerto Rican limited liability company (the “Borrower”), the Lenders party thereto from time to time, and Bank of America, N.A., as Administrative Agent, Collateral Agent, Swingline Lender and L/C Issuer.
The undersigned hereby requests a Swingline Loan:
1.    On                          (a Business Day).
2.    In the amount of $                .
The Swingline Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04(a) of the Agreement.
The Borrower hereby represents and warrants that the conditions specified in Sections 4.01(a), (b) and (c) shall be satisfied on and as of the date of the applicable Credit Event.
EVERTEC GROUP, LLC

By:
Name:
Title:

EXHIBIT F
[FORM OF]
AFFILIATED LENDER ASSIGNMENT AND ACCEPTANCE
1.    This Affiliated Lender Assignment and Acceptance (this “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]     For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language. Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]     For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language. Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]     Select as appropriate. hereunder are several and not joint.]     Include bracketed language if there are either multiple Assignors or multiple Assignees. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.
2.    For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by [the][any] Assignor. In the event of any conflict or inconsistency between this Assignment and Acceptance and the Credit Agreement, the provisions of the Credit Agreement shall control.

a.	Assignor[s]: ___________________________________________________________________

b.	Assignee[s]: Assignee must be an Affiliated Lender. __________________________________________________________________

c.	Borrower: EVERTEC Group, LLC

d.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

e.
Credit Agreement: Credit Agreement, dated as of November 27, 2018, among EVERTEC, Inc., EVERTEC Group, LLC, the Lenders party thereto from time to time, and Bank of America, N.A., as Administrative Agent, Collateral Agent, Swingline Lender and L/C Issuer.

1.	Assigned Interest:

Assignor[s] List each Assignor, as appropriate.	Assignee[s] List each Assignee, as appropriate.

Facility
Assigned Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment, which shall not include Revolving Facility Commitments or Revolving Facility Loans.

Aggregate
Amount of
Commitment/Loans
for all Lenders Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
				Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.	CUSIP Number

		____________	$________________	$_________	____________%
		____________	$________________	$_________	____________%
		____________	$________________	$_________	____________%

Effective Date: __________, ____, 20____. [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Acceptance are hereby agreed to:
ASSIGNOR [NAME OF ASSIGNOR]
By:
Name:
Title:

ASSIGNEE [NAME OF ASSIGNEE]
By:
Name:
Title:

Consented to and Accepted:
BANK OF AMERICA, N.A., as

Administrative Agent
By: ______________________________
Name:
Title:

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ACCEPTANCE
1.    Representations and Warranties
1.1    Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2    Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.04(b) of the Credit Agreement (subject to such consents, if any, as may be required under Section 9.04(b) of the Credit Agreement), (iii) it is an Affiliated Lender and acknowledges that it is bound by and agrees to be subject to Section 9.22 of the Credit Agreement, (iv) no Default or Event of Default has occurred or is continuing or would result from the consummation of the transactions contemplated by this Assignment and Acceptance, (v) after giving effect to this Assignment and Acceptance, the aggregate principal amount of all Term Loans held by all Affiliated Lenders constitutes less than 15% of the aggregate principal amount of all Term Loans then outstanding, (vi)  from and after the Effective Date referred to in this Assignment and Acceptance, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the] [the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (vii) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (viii) does not have any material non-public information with respect to Parent that (A) has not been disclosed to the Lenders (other than Lenders that do not wish to receive material non-public information with respect to Parent, any of its Subsidiaries or Affiliates) prior to the date hereof and (B) could reasonably be expected to have a material effect upon, or otherwise be material, (1) to a Lender’s decision to participate in any assignment pursuant to Section 9.04(j) of the Credit Agreement or (2) to the market price of the Term Loans and (ix) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.04 of the Credit Agreement and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, (x) it has, independently and without reliance upon any Agent, the L/C Issuer or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, and (xi) attached hereto is the documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon any Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the

Loan Documents are required to be performed by it as a Lender. For the avoidance of doubt, Lenders shall not be permitted to assign Revolving Facility Commitments or Revolving Facility Loans to any Affiliated Lender.
2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.
3.    General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.G-1
Form of Guaranty Agreement

EXHIBIT G
[FORM OF]
Guarantee Agreement
[PROVIDED SEPARATELY]

EXHIBIT H
[FORM OF]
COLLATERAL Agreement
[PROVIDED SEPARATELY]

EXHIBIT I
[FORM OF]
Perfection Certificate
[PROVIDED SEPARATELY]

EXHIBIT J
[FORM OF]
First Lien INTERCREDITOR AGREEMENT
[ATTACHED]

EXHIBIT K
[Form of Global Intercompany Note]
______, 20__
FOR VALUE RECEIVED, each of the undersigned, to the extent a borrower (each, in such capacity, a “Payor”) from time to time from any other entity listed on Schedule A (each, in such capacity, a “Payee” and together with each Payor, a “Note Party”), hereby promises to pay on demand to the applicable Payee, in lawful money of the United States of America or in such other currency as agreed to by such Payor or Payee, in immediately available funds at such location as the applicable Payee shall from time to time designate, the unpaid principal amount of all loans and advances or other credit extensions (including trade payables) made by such Payee to such Payor, other than any loans or advances (including trade payables) identified in Schedule B hereto, as such Schedule may be amended, restated and supplemented from time to time by the applicable Payors and Payees. Each Payor promises also to pay interest on the unpaid principal amount of all such loans and advances or other credit extensions in like money at said location from the date of such loans and advances until paid at such rate per annum as shall be agreed upon from time to time by such Payor and such Payee.
This note (“Note”) is an intercompany note referred to in Section 6.01(e) of the Credit Agreement, dated as of November 27, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among EVERTEC, Inc., a Puerto Rican corporation (“Parent”), EVERTEC Group, LLC, a Puerto Rican limited liability company (the “Borrower”), the lenders party thereto from time to time (collectively, the “Lenders” and individually, a “Lender”) and Bank of America, N.A., as Administrative Agent, Collateral Agent, Swingline Lender and L/C Issuer (the “Administrative Agent”) and is subject to the terms thereof, and shall be pledged by each Payee that is a Loan Party pursuant to the Collateral Agreement, to the extent required pursuant to the terms thereof. Capitalized terms used without definition herein have the meanings given to them in the Credit Agreement. For purposes hereof, “Applicable Representative” shall mean the Administrative Agent or the analogous agent, representative or trustee who is established as the controlling representative as provided in any applicable intercreditor agreement under the Credit Agreement and any Future Senior Debt Facility (as defined below). Each Payee hereby acknowledges and agrees that the Applicable Representative may exercise any and all rights of any Loan Party provided in the Credit Agreement and the Collateral Agreement with respect to this Note subject to the terms of the applicable Intercreditor Agreement. This note shall also serve as a global intercompany note under any Future Senior Debt Facility (as defined below), and, to the extent pledged as collateral to secure such Future Senior Debt Facility, the foregoing sentence shall apply, mutatis mutandis to such Future Senior Debt Facility and related documents thereunder.
Anything in this Note to the contrary notwithstanding, the indebtedness evidenced by this Note owed by any Payor that is a Loan Party or analogous party under any future debt facility the terms of which require such debt to be senior in right of payment to the indebtedness evidenced by this Note (such future debt facility, a “Future Senior Debt Facility” and such Loan Party or analogous party, an “Obligor”) to any Payee that is not an Obligor shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to Secured Obligations, Guaranteed Obligations (as defined in the Guarantee Agreement) and all analogous senior secured obligations under any Future Senior Debt Facility of such Payor (such Secured Obligations, Guaranteed Obligations, analogous senior secured obligations under any Future Senior Debt Facility, other indebtedness and obligations under any Future Senior Debt Facility and other indebtedness and obligations in connection with any renewal, refunding, restructuring or refinancing thereof pursuant to the Credit Agreement, including interest thereon accruing after the commencement of any proceedings referred to in clause (i) below, whether or not such interest is an allowed claim in such proceeding, being hereinafter collectively referred to as “Senior Indebtedness”):
(i)    in the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to any Payor or to its creditors, as such, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Payor, whether or not involving insolvency or bankruptcy, then, (x) the holders of Senior Indebtedness shall be paid in full in cash in respect of all amounts constituting Senior Indebtedness before any Payee that is not a Loan Party is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of this Note and (y) until the holders of Senior Indebtedness are paid in full in cash in respect of all amounts constituting Senior Indebtedness, any payment or distribution to which such Payee would otherwise be entitled (other than debt securities of such Payor that are subordinated, to at least the same extent as this Note, to the payment of all Senior Indebtedness then outstanding (such securities being hereinafter referred to as “Restructured Debt Securities”)) shall be made to the holders of Senior Indebtedness;
(ii)    if any Event of Default has occurred and is continuing and after notice from the Administrative Agent (provided that no such notice shall be required to be given in the case of any Event of Default arising under Section 7.01 (h) or (i) of the Credit Agreement), then no payment or distribution of any kind or character shall be made by or on behalf of any Payor that is a Loan Party or any other Person on its behalf with respect to this Note owed to any Payee that is not a Loan Party; and
(iii)    if any payment or distribution of any character, whether in cash, securities or other property (other than Restructured Debt Securities), in respect of this Note shall (despite these subordination provisions) be received by any Payee in violation of clause (i) or (ii) before all Senior Indebtedness shall have been paid in full in cash, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness (or their representatives), ratably according to the respective aggregate amounts remaining unpaid thereon, to the extent necessary to pay all Senior Indebtedness in full in cash.
The foregoing clauses (i), (ii) and (iii) shall apply, mutatis mutandis, with respect to any Future Senior Debt Facility and the analogous provisions of the applicable documentation therefor. Upon the cure of clauses (i), (ii) and (iii) above, all such payments or distributions that are prohibited or modified by such items shall be automatically permitted to be made as if such items had no effect.
To the fullest extent permitted by law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part of any Payor or by any act or failure to act on the part of such holder or any trustee or agent for such holder. Each Payee and each Payor hereby agree that the subordination of this Note is for the benefit of the Administrative Agent, on behalf of itself and the Lenders, and the Administrative Agent may, on behalf of itself and the Lenders, proceed to enforce the subordination provisions herein.
The indebtedness evidenced by this Note owed by any Payor that is not a Loan Party or any Payor that is a Loan Party, in each case, to any Payee that is a Loan Party shall not be subordinated to, and shall rank pari passu in right of payment with, any other obligation of such Payor.
Nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Payor and each Payee, the obligations of such Payor, which are absolute and unconditional, to pay to such Payee the principal of and interest on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Payee and other creditors of such Payor other than the holders of Senior Indebtedness.
Each Payee is hereby authorized to record all loans and advances or other credit extensions made by it to any Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein.
Each Payor hereby waives (to the extent permitted by applicable law) presentment, demand, protest or notice of any kind in connection with this Note. Except to the extent of any taxes required by law to be withheld, all payments under this Note shall be made without offset, counterclaim or deduction of any kind, and each Payee and Payor is authorized to enter into separate loan documentation (other than in the form of a promissory note or negotiable instrument, unless such note or instrument and the debt represented thereunder is subsequently excluded from this Note pursuant to the following paragraph by addition of such note or instrument onto Schedule B hereof) establishing the terms of such loans or advances (all of which shall be evidenced by this Note).
This Note shall be binding upon each Payor and its successors and assigns, and the terms and provisions of this Note shall inure to the benefit of each Payee and its successors and assigns, including subsequent holders hereof. The terms of this Note replace and supersede the terms and provisions of all other promissory notes or other instruments evidencing intercompany obligations (other than any obligations represented by promissory notes or instruments listed on Schedule B hereto as such Schedule may be amended, restated and supplemented from time to time by the applicable Payors and Payees) that create or evidence any loans or advances made on, before or after the date hereof by any Payee to any Payor, to the extent any such terms and provisions conflict with the terms of this Note, and in each case to the extent required to be pledged to the Collateral Agent pursuant to the Collateral Agreement, or to the collateral agent pursuant to the equivalent Future Senior Debt Facility security document; provided however that, to the extent not inconsistent with the terms of this Note, this Note may be supplemented by separate loan documentation to the extent any Payor or Payee determines it is or would be required by regulations issued under Section 385 of the Code (assuming, for these purposes, that until final regulations are issued, any regulations currently in proposed form are finalized and currently effective in their present form) to maintain such separate loan documentation, and, to the extent the terms of such separate loan documentation are not inconsistent with the terms of this Note, the terms of this Note do not alter the economic terms contained in any separate loan documentation entered into by relevant Payees and Payors to govern such loans or advances.
Notwithstanding anything to the contrary contained herein, each promissory note listed in Schedule B shall continue in full force and effect in accordance with its terms thereunder, and shall be excluded from, and not be affected or modified by, the terms of this Note, provided that the indebtedness set forth on Schedule B, to the extent payable by an Obligor to a Payee that is not an Obligor, shall be subject to the subordination provisions set forth herein, or if necessary, at the Payor’s option or at the Authorized Representative’s reasonable request, a separately executed subordination agreement with subordination provisions no less favorable to the Secured Parties than those set forth herein. Any Payor and any Payee may amend, supplement or modify Schedule B from time to time through a written notice by such Payor and such Payee acknowledged by the Applicable Representative, in the event such Payor issues a separate promissory note to such Payee.
For the avoidance of doubt, this Note shall not in any way replace, or affect the principal amount of, any intercompany loan outstanding between any Payor and any Payee prior to the execution hereof, and to the extent permitted by applicable law, from and after the date hereof, each such intercompany loan shall be deemed to incorporate the terms set forth in this Note to the extent applicable and shall be deemed to be evidenced by this Note together with any documents executed prior to the date hereof in connection with such intercompany indebtedness.
From time to time after the date hereof, additional subsidiaries of the Parent may become parties hereto (as Payor and/or Payee, as the case may be) by executing a counterpart signature page to this Note (each additional subsidiary, an “Additional Party”). Upon delivery of such counterpart signature page to the Payees, notice of which is hereby waived by the other Payors, and updating or supplementing Schedule A hereto by adding the name of each Additional Party, each Additional Party shall be a Payor and/or a Payee, as the case may be, and shall be as fully a party hereto as if such Additional Party were an original signatory hereof. Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor or Payee hereunder. This Note shall be fully effective as to any Payor or Payee that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payor or Payee hereunder.
After the date hereof, any Person that is a Note Party that ceases to be a Restricted Subsidiary of the Parent shall be released from the provisions of this Note at the times and in the manner set forth in Section 9.18 of the Credit Agreement.

To ensure that the obligations evidenced by this Note are treated as in “registered form” within the meaning of Section 163(f) of the Internal Revenue Code of 1986, as amended, Borrower or its successor (acting solely for this purpose as an agent of each Payor) shall maintain, at its address for receipt of notices pursuant to Section 9.01 of the Credit Agreement, a register (the “Register”) for the recordation of the name and address of each endorsee, assignee or other transferee of interests, rights, and obligations hereunder and the commitment of, and principal amount (and interest amount) of the loan owing to, each such Payee. Notwithstanding any notice to the contrary, no endorsement, assignment, or other transfer of interests, rights, and obligations hereunder shall be effective unless and until such transfer is recorded in the Register and Borrower or its successor shall have received timely notice of the information required to be recorded in the Register pertaining to such transfer.
THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
[Remainder of page intentionally left blank]

[_____________________],
as Payee and Payor
By:
Name:
Title:
[_____________________],
as Payee and Payor
By:
Name:
Title:

SCHEDULE A

PAYOR/PAYEE	JURISDICTION OF ORGANIZATION
EVERTEC, Inc.	Commonwealth of Puerto Rico
EVERTEC Intermediate Holdings, LLC	Commonwealth of Puerto Rico
EVERTEC Group, LLC	Commonwealth of Puerto Rico
EVERTEC Costa Rica, S.A.	Republic of Costa Rica
EVERTEC Panamá, S.A.	Republic of Panama
EVERTEC Dominicana, SAS	Dominican Republic
EVERTEC México Servicios de Procesamiento S.A. de C.V.	México, Federal District
EVERTEC Guatemala, Sociedad Anonima	Republic of Guatemala
Processa S.A.S.	Republic of Colombia
EVERTEC USA, LLC	United States
Tecnopago SpA	Republic of Chile
EFT Group SpA	Republic of Chile
PayTrue S.A.	Republic of Uruguay
EFT Servicios Profesionales SpA	Republic of Chile
EFT Global Services SpA	Republic of Chile
Caleidón S.A.	Republic of Uruguay
Paytrue Solutions Informática Ltda.	Brazil
EFT Group S.A.	Republic of Panama
Tecnopago España SL	Spain

SCHEDULE B
(as of [•], 20[•])

Excluded Promissory Notes
[•]

[FORM OF NOTE POWER]

For value received, each of the undersigned entities hereby sells, assigns and transfers all of its right, title and interest in the Global Intercompany Note, dated as of [___________], 2018, by and among EVERTEC Group, LLC, EVERTEC, Inc. and certain of EVERTEC, Inc.’s Subsidiaries, and payable to the undersigned, pursuant to the following endorsement with the same force and effect as if such endorsement were set forth at the end or on the reverse of such Note.

Pay to the order of ___________________________________________.
Dated: ____________________

[Loan Parties],
By:
Name:
Title:

EXHIBIT L
[FORM OF] COMPLIANCE CERTIFICATE     In the event of any inconsistency between this Form of Compliance Certificate and the Credit Agreement, the Credit Agreement shall control.
For Period Ended [ ] (the “Report Date”)
Reference is made to the Credit Agreement, dated as of November 27, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among EVERTEC, INC., a Puerto Rico corporation (“Parent”), EVERTEC GROUP, LLC, a Puerto Rico limited liability company (the “Borrower”), the Lenders party thereto from time to time and BANK OF AMERICA, N.A., as Administrative Agent, Collateral Agent, Swingline Lender and L/C Issuer. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
Pursuant to Section 5.04(c) of the Credit Agreement, the undersigned, solely in his/her capacity as a Financial Officer of Parent, certifies as follows:
1.    [[Attached hereto as Exhibit A is] [We have filed with the U.S. Securities and Exchange Commission] (a) the consolidated balance sheet as of the Report Date and related statements of operations, cash flows and stockholders’ equity for the fiscal year then ended and setting forth in comparative form the corresponding figures for the prior fiscal year, meeting the requirements of Section 5.04(a) of the Credit Agreement and (b) a management’s discussion and analysis meeting the requirements of Section 5.04(c)(y) of the Credit Agreement.]    To be included if accompanying annual financial statements only.
2.    [[Attached hereto as Exhibit A is] [We have filed with the U.S. Securities and Exchange Commission] (a) the consolidated balance sheet as of the Report Date and related statements of operations and cash flows for the fiscal quarter then ended and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, meeting the requirements of Section 5.04(b) of the Credit Agreement and (b) a management’s discussion and analysis meeting the requirements of Section 5.04(c)(y) of the Credit Agreement. Such financial statements fairly present, in all material respects, the financial position and results of operations of Parent and its subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes).]    To be included if accompanying quarterly financial statements only.
3.    [No Default or Event of Default has occurred at any time since the beginning of the fiscal [year] [quarter] ended with the Report Date and on or prior to the date hereof.] [If unable to provide the foregoing certification, specify the nature and extent of any Default or Event of Default and any corrective action taken or proposed to be taken with respect thereto on Annex A attached hereto.]
4.    The following represents a true and accurate calculation of the Financial Performance Covenant as of the Report Date:

Total Secured Net Leverage Ratio:

Total Secured Net Debt as of the Report Date	=	[ ]
EBITDA for the Test Period ending on the Report Date	=	[ ]
Total Secured Net Leverage Ratio	=	[ ] to 1.00
Total Secured Net Leverage Ration required under the Credit Agreement for such Test Period	=	[ ] to 1.00

Supporting detail showing the calculations of Total Secured Net Leverage Ratio is attached hereto as Schedule 1.
5.    [Attached hereto as Schedule 2 is a detailed calculation of Excess Cash Flow for the fiscal year ending on the Report Date.]    To be included only in annual compliance certificate.
6.    Attached as Schedule 3 hereto is a detailed calculation of any changes in the Cumulative Credit since [the Closing Date][the date of the last Compliance Certificate].     To be provided since the Closing Date only in the case of the first Compliance Certificate.

SCHEDULE 1 to
COMPLIANCE CERTIFICATE

Total Secured Net Leverage Ratio Calculation Total Secured Net Debt to EBITDA
(1)Consolidated Net Income:
(A)the aggregate of the Net Income of such person and its subsidiaries for such period, on a consolidated basis:
minus the sum of the following, without duplication:
(B)any net after tax extraordinary, nonrecurring or unusual gains or losses or income or expense or charge (less all fees and expenses relating thereto), including, without limitation, any severance, relocation or other restructuring expenses, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, fees, expenses or charges relating to facilities closing costs, curtailments or modifications to pension and post-retirement employee benefit plans, excess pension charges, acquisition integration costs, facilities opening costs, project start-up costs, business optimization costs

(C)any net after-tax income or loss from disposed, abandoned, transferred, closed or discontinued operations and any net after-tax gain or loss on disposal of disposed, abandoned, transferred, closed or discontinued operations

(D)any net after-tax gain or loss (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by Parent)

(E)any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness, Swap Agreements or other derivative instruments

(F)the cumulative effect of a change in accounting principles during such period
(G)effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such person and its Subsidiaries) in component amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes

(H)any impairment charges or asset write-offs (other than write-offs of inventory and accounts receivable), in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP
(I)any (a) non-cash compensation charges or expenses or (b) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights
(J)non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations
(K)any currency translation gains and losses related to currency remeasurements, including but not limited to, Indebtedness, and any net loss or gain resulting from Swap Agreements for currency exchange risk

(L)to the extent covered by insurance and actually reimbursed, or, so long as such person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption

(M)non-cash charges for deferred tax asset valuation allowances, and
(N)the Net Income for such period of any subsidiary of such person to the extent that the declaration or payment of dividends or similar distributions by such subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such subsidiary or its equityholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived plus the sum of the following, without duplication:
(O)(A) the Net Income for such period of any person that is not a Subsidiary of such person, or is an Unrestricted Subsidiary or that is accounted for by the equity method of accounting, only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent person or a Subsidiary thereof (other than an Unrestricted Subsidiary of such referent person) in respect of such period and (B) the Net Income for such period shall include any ordinary course dividend, distribution or other payment in cash received from any person in excess of the amounts included in clause (A) which is distributed within six months of the end of the fiscal year in which it is earned

(P)the non-cash portion of “straight-line” rent expense shall be excluded, and the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense
Consolidated Net Income equals (1)(A) above reduced by the sum of (1)(B) through (1)(N) above plus the sum of (1)(O) through (1)(P) above:

(2)EBITDA:
(A)Consolidated Net Income as calculated in (1) above:
(B)plus the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) through (viii) of this clause (B) otherwise reduced such Consolidated Net Income for the respective period for which EBITDA is being determined):

(i)provision for Taxes based on income, profits or capital of Parent and the Subsidiaries for such period, including, without limitation, state franchise and similar Taxes and foreign withholding Taxes

(ii)Interest Expense (and to the extent not included in Interest Expense, (x) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock or Disqualified Stock and (y) costs of surety bonds in connection with financing activities) of Parent and the Subsidiaries for such period (net of interest income of Parent and its Subsidiaries for such period)

(iii)depreciation and amortization expenses of Parent and the Subsidiaries for such period including, without limitation, the amortization of intangible assets, deferred financing fees and Capitalized Software Expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits

(iv)any expenses or charges (other than depreciation or amortization expense as described in the preceding clause (iii)) related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the incurrence, modification or repayment of Indebtedness permitted to be incurred by the Existing Credit Agreement and the Credit Agreement (including a refinancing thereof) (whether or not successful), including (x) such fees, expenses or charges related to the incurrence of the obligations under the Existing Credit Agreement and the Obligations and (y) any amendment or other modification of the Obligations or other Indebtedness

(v)business optimization expenses and other restructuring charges or reserves (which, for the avoidance of doubt, shall include those related to facility closure, facility consolidations, retention, severance, systems establishment costs, contract termination costs, future lease commitments and excess pension charges)

(vi)any other non-cash charges (excluding the write off of any receivables or inventory); provided, that, for purposes of this subclause (vi) of this clause (B), any non-cash charges or losses shall be treated as cash charges or losses in any subsequent period during which cash disbursements attributable thereto are made (but excluding, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period)

(vii)any costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of Parent or net cash proceeds of an issuance of Equity Interests of Parent (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation of the Cumulative Credit, and

(viii)any deductions (less any additions) attributable to minority interests except, in each case, to the extent of cash paid (or received)
(C)minus the sum of (without duplication and to the extent the amounts described in this clause (C) increased such Consolidated Net Income for the respective period for which EBITDA is being determined) non-cash items increasing Consolidated Net Income of Parent and the Subsidiaries for such period (but excluding the recognition of deferred revenue or any such items (x) in respect of which cash was received in a prior period or will be received in a future period or (y) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period)

For purposes of determining EBITDA under the Credit Agreement, before giving effect, on a Pro Forma Basis, to any relevant transaction (within the meaning of the definition of “Pro Forma Basis”) occurring after the Closing Date, EBITDA for the fiscal quarter ended December 31, 2017 shall be deemed to be $37,028,706, EBITDA for the fiscal quarter ended March 31, 2018 shall be deemed to be $53,968,502, EBITDA for the fiscal quarter ended June 30, 2018 shall be deemed to be $53,767,377 and EBITDA for the fiscal quarter ended September 30, 2018 shall be deemed to be $52,103,224.

EBITDA equals the sum of (2)(A) and (2)(B)(i)-(viii) above minus (2)(C) above:

(3)Consolidated Debt as of the Report Date:
(A)The sum of, without duplication:
(i)All Indebtedness on the Report Date, other than letters of credit or bank guarantees (to the extent undrawn) consisting of Capital Lease Obligations:
(ii)Indebtedness on the Report Date for borrowed money and Disqualified Stock of Parent and the Subsidiaries determined on a consolidated basis on the Report Date:

Consolidated Debt equals the sum of (3)(A)(i) and (ii) above:

(4)Total Secured Net Debt as of the Report Date:
(A)On the Report Date, the aggregate principal amount of Consolidated Debt of Parent and the Subsidiaries outstanding at such date as calculated in (3) above (after giving effect to all incurrences and repayment of all Indebtedness on such date) that consists of, without duplication:

(i)Capital Lease Obligations
(ii)other Indebtedness that in each case is then secured by Liens on property or assets of Parent or any Subsidiary (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby)

minus:
(B)lesser of (x) $60,000,000 and (y) unrestricted cash and cash equivalents (determined in accordance with GAAP) of Parent and the Subsidiaries at such date (after giving effect to all transactions to occur on such date)

Total Secured Net Debt as of the Report Date equals the sum of (4)(A)(i) and (ii) above reduced by (4)(B):

Total Secured Net Leverage Ratio (Total Secured Net Debt / EBITDA) =	[ ]:1.00

SCHEDULE 2 to
COMPLIANCE CERTIFICATE

Excess Cash Flow Calculation
(a)EBITDA of Parent and the Subsidiaries on a consolidated basis for such Excess Cash Flow Period (calculated as set forth on Schedule 1 hereto):
(b)minus, without duplication (sum of (i) through (ix) below):
(i)Cash Interest Expense of Parent and the Subsidiaries for such Excess Cash Flow Period
(ii)permanent repayments or prepayments of any Indebtedness (other than repayments of revolving loans unless accompanied by a corresponding permanent reduction in revolving commitments) made in cash by Parent or any Subsidiary during such Excess Cash Flow Period (other than any mandatory or voluntary prepayment or Auction Prepayments of the Loans), but only to the extent that the Indebtedness so prepaid cannot be reborrowed or redrawn and such prepayments do not occur in connection with a refinancing of all or any portion of such Indebtedness

(iii)(i) Capital Expenditures by Parent and the Subsidiaries on a consolidated basis during such Excess Cash Flow Period that are paid in cash, (ii) Capitalized Software Expenditures, and (iii) the aggregate consideration paid in cash during the Excess Cash Flow Period in respect of Permitted Business Acquisitions and other Investments permitted hereunder less any amounts received in respect thereof as a return of capital

(iv)Taxes paid in cash by Parent and the Subsidiaries on a consolidated basis during such Excess Cash Flow Period
(v)an amount equal to any increase in Working Capital of Parent and the Subsidiaries for such Excess Cash Flow Period
(vi)amounts paid in cash during such Excess Cash Flow Period on account of (A) items that were accounted for as non-cash reductions of Net Income in determining Consolidated Net Income or as non-cash reductions of Consolidated Net Income in determining EBITDA of Parent and the Subsidiaries in a prior Excess Cash Flow Period and (B) reserves or accruals established in purchase accounting

(vii)to the extent not deducted in the computation of Net Proceeds in respect of any asset disposition or condemnation giving rise thereto, the amount of any mandatory prepayment of Indebtedness (other than Indebtedness created hereunder or under any other Loan Document), together with any interest, premium or penalties required to be paid (and actually paid) in connection therewith

(viii)Restricted Payments made in cash pursuant to Sections 6.06(c), (f), (g), (h) and (i) of the Credit Agreement during such Excess Cash Flow Period
(ix)the amount related to items that were added to or not deducted from Net Income in calculating Consolidated Net Income or were added to or not deducted from Consolidated Net Income in calculating EBITDA to the extent such items represented a cash payment (which had not reduced Excess Cash Flow upon the accrual thereof in a prior Excess Cash Flow Period), or an accrual for a cash payment, by Parent and the Subsidiaries or did not represent cash received by Parent and the Subsidiaries, in each case on a consolidated basis during such Excess Cash Flow Period

(c)plus, without duplication (sum of (i) through (v) below):
(i)an amount equal to any decrease in Working Capital for such Excess Cash Flow Period

(ii)all amounts referred to in clauses (b)(ii) and (b)(iii) above to the extent funded with the proceeds of the issuance or the incurrence of Indebtedness (including Capital Lease Obligations and purchase money Indebtedness, but excluding, solely as relating to Capital Expenditures, proceeds of Revolving Facility Loans), the sale or issuance of any Equity Interests (including any capital contributions) and any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any sale and leaseback of assets and any mortgage or lease of Real Property) to any person of any asset or assets, in each case to the extent there is a corresponding deduction from Excess Cash Flow above

(iii)any extraordinary or nonrecurring gain realized in cash during such Excess Cash Flow Period (except to the extent such gain consists of Net Proceeds subject to Section 2.12(b) of the Credit Agreement)

(iv)to the extent deducted in the computation of EBITDA, cash interest income
(v)the amount related to items that were deducted from or not added to Net Income in connection with calculating Consolidated Net Income or were deducted from or not added to Consolidated Net Income in calculating EBITDA to the extent either (i) such items represented cash received by Parent or any Subsidiary or (ii) such items do not represent cash paid by Parent or any Subsidiary, in each case on a consolidated basis during such Excess Cash Flow Period

For the avoidance of doubt, Excess Cash Flow shall not be calculated on a Pro Forma Basis.
Excess Cash Flow ((a) - (b) + (c)) =

SCHEDULE 3 to
COMPLIANCE CERTIFICATE

Cumulative Credit Calculation
On the Report Date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication (and without duplication of amounts that otherwise increased the amount available for Investments pursuant to Section 6.04 of the Credit Agreement):

(a)$154,000,000, plus
(b)the Cumulative Excess Cash Flow Amount on such date of determination, not less than zero in the aggregate, determined on a cumulative basis equal to the sum, for each Excess Cash Flow Period:
(i)Excess Cash Flow for such Excess Cash Flow Period (calculated as set forth on Schedule 2 hereto), minus
(ii)the Applicable ECF Percentage of Excess Cash Flow for such Excess Cash Flow Period The Applicable ECF Percentage shall mean, with respect to any Excess Cash Flow Period, (a) if the Total Secured Net Leverage Ratio at the end of the Excess Cash Flow Period is greater than or equal to 2.25:1.00, 50%, (b) if the Total Secured Net Leverage Ratio at the end of the Excess Cash Flow Period is less than 2.25:1.00 but greater than or equal to 1.75:1.00, 25% and (c) if the Total Secured Net Leverage Ratio as the end of the Excess Cash Flow Period is less than 1.75:1.00, 0%., plus

(c)the cumulative amount of net cash proceeds received after the Closing Date and on or prior to such time from the sale of Equity Interests (other than Disqualified Stock) of Parent; provided, that this clause (c) shall exclude any proceeds of sales of Equity Interests financed as contemplated by Section 6.04(e)(iii) of the Credit Agreement, proceeds of Equity Interests used to make Investments pursuant to Section 6.04(s) of the Credit Agreement, proceeds of Equity Interests used to make a Restricted Payment in reliance on clause (x) of the first proviso to Section 6.06(c) of the Credit Agreement and any amounts used to finance the payments or distributions in respect of any Junior Financing pursuant to Section 6.09(b)(iii) of the Credit Agreement; plus

(d)100% of the aggregate principal amount of any Indebtedness (including the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock) of Parent or any Subsidiary issued after the Closing Date (other than Indebtedness issued to a Subsidiary), which has been converted into or exchanged for Equity Interests (other than Disqualified Stock) in Parent; provided that this clause (d) shall exclude the conversion or exchange of any Junior Financing to Equity Interest pursuant to Section 6.09(b)(iii) of the Credit Agreement, plus

(e)100% of the aggregate amount received by Parent or any Subsidiary in cash (and the fair market value (as determined in good faith by Parent) of property other than cash received by Parent or any Subsidiary) after the Closing Date from: (i) the sale (other than to Parent or any Subsidiary) of the Equity Interests of an Unrestricted Subsidiary, or (ii) any dividend or other distribution by an Unrestricted Subsidiary, plus

(f)in the event any Unrestricted Subsidiary has been redesignated as a Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, Parent or any Subsidiary, the fair market value (as determined in good faith by the Parent) of the Investments of Parent or any Subsidiary in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), plus

(g)an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by Parent or any Subsidiary in respect of any Investments made pursuant to Section 6.04(j) of the Credit Agreement, minus

(h)any amounts thereof used to make Investments pursuant to Section 6.04(j)(ii) of the Credit Agreement after the Closing Date and prior to such time, minus
(i)any amounts thereof used to make Restricted Payments pursuant to Section 6.06(e) of the Credit Agreement after the Closing Date and prior to such time, minus
(j)any amounts thereof used to make payments or distributions in respect of Junior Financings pursuant to Section 6.09(b)(iv)(y) of the Credit Agreement.
Cumulative Credit =

IN WITNESS WHEREOF, the undersigned, solely in his/her capacity as a Financial Officer of Parent, has executed this certificate for and on behalf of Parent and has caused this certificate to be delivered this ____ day of _____________, 20[__].
EVERTEC, INC.
By:
Name:
Title:

BANK OF AMERICA, N.A.,
as Administrative Agent, Collateral Agent, Swingline Lender and L/C Issuer

By:________________________
Name:
Title:

_______________________________________________,
As Lender

By:____________________________________________
Name:
Title: